    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               TEMPLE-INLAND INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                           2631                          75-1903917
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)          Identification No.)

                             303 SOUTH TEMPLE DRIVE
                              DIBOLL, TEXAS 75941
                                 (409) 829-2211
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            M. RICHARD WARNER, ESQ.
                               TEMPLE-INLAND INC.
                             303 SOUTH TEMPLE DRIVE
                              DIBOLL, TEXAS 75941
                                 (409) 829-2211
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                With Copies To:

            STANLEY F. FARRAR, ESQ.                        WILLIAM T. QUICKSILVER, ESQ.
              SULLIVAN & CROMWELL                         MANATT, PHELPS & PHILLIPS, LLP
       1888 CENTURY PARK EAST, SUITE 2100                  11355 WEST OLYMPIC BOULEVARD
         LOS ANGELES, CALIFORNIA 90067                    LOS ANGELES, CALIFORNIA 90064
              TEL: (310) 712-6600                              TEL: (310) 312-4141
              FAX: (310) 712-8800                              FAX: (310) 312-4224

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED             PROPOSED
                                                                 MAXIMUM              MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE         AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED        PER UNIT(1)       OFFERING PRICE(1)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
  share...............................  1,216,470 shares         $56.9375          $69,262,760.63       $19,255.05
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                HF BANCORP, INC.
                            445 EAST FLORIDA AVENUE
                          HEMET, CALIFORNIA 92543-4244
                           (800) 540-4363, EXT. 2101

                               February   , 1999

Fellow Stockholders:

     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of HF Bancorp, Inc. ("HFB"), the holding company for Hemet Federal Savings and Loan Association ("Hemet"), Hemet, California. The Special Meeting will be held on March 25, 1999, at 4:30 p.m., Pacific Time, at Hemet's main branch located at 445 East Florida Avenue, Hemet, California.

     At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, dated as of November 14, 1998, by and among Temple-Inland Inc. ("Temple-Inland"), HFB, Guaranty Federal Bank, F.S.B., an indirect wholly-owned subsidiary of Temple-Inland ("Guaranty"), and Hemet (the "Merger Agreement"). The Merger Agreement

     - Provides for the merger of HFB with and into Temple-Inland, with Temple-Inland being the surviving corporation, or of a subsidiary of Temple-Inland with and into HFB, with HFB surviving as a wholly-owned subsidiary of Temple-Inland (in either case, the "Merger"), and

     - Contemplates the merger of Hemet with and into Guaranty, with Guaranty being the surviving financial institution (the "Bank Merger").

     According to the Merger Agreement, upon completion of the Merger, each share of common stock of HFB (the "HFB Common Stock") that you own will be converted into the right to receive $18.50, which will be paid in the form of either

     - shares of common stock of Temple-Inland (the "Temple-Inland Common
       Stock"),

     - cash, or

     - a combination of Temple-Inland Common Stock and cash.

     You will elect how you want to be paid for your shares of HFB Common Stock, subject to certain election, allocation, and proration procedures. Under certain circumstances described in the enclosed Proxy Statement-Prospectus, the $18.50 per share will be paid entirely in cash. The actual consideration you ultimately receive will depend upon these election, allocation, and proration procedures and the elections of other stockholders, all as described in the accompanying materials. Accordingly, no guarantee can be given that your election will be honored. Cash will be paid in lieu of issuing fractional shares of Temple-Inland Common Stock.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS UNANIMOUSLY CONCLUDED THAT THE TERMS OF THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF HFB AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The enclosed Notice of Special Meeting of Stockholders and Proxy Statement-Prospectus describe the Merger and provide information concerning the Special Meeting. Please read these materials carefully.

     Approval and adoption of the Merger Agreement by the stockholders of HFB is a condition to the consummation of the Merger. Consummation of the Merger is also subject to certain other conditions, including the approval of the Merger by the Office of Thrift Supervision, which is the primary federal bank regulatory agency for Guaranty and Hemet.

     The affirmative vote of a majority of the issued and outstanding shares of HFB Common Stock is required for approval and adoption of the Merger Agreement. Accordingly, a failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Your vote is very important regardless of the number of shares you own. It is important that your shares be represented at the Special Meeting whether or not you are present. Please be sure to sign, date and mail the enclosed Proxy Card in the enclosed postage-paid envelope, even if you plan to attend in person. If you attend the Special Meeting, you may vote in person even if you have already mailed your Proxy Card.

     On behalf of the Board of Directors, I urge you to vote FOR the approval and adoption of the Merger Agreement and I thank you for your continued support.

     If you have any questions, please call (800) 540-4363, Ext. 2101.

                                            Sincerely,

                                            /s/ RICHARD S. CUPP
                                            ------------------------------------
                                            Richard S. Cupp
                                            President and Chief Executive
                                            Officer

                                HF BANCORP, INC.
                            445 EAST FLORIDA AVENUE
                            HEMET, CALIFORNIA 92543
                           (800) 540-4363, EXT. 2101

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 25, 1999

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of HF Bancorp, Inc. ("HFB") will be held on March 25, 1999, at 4:30 p.m., Pacific Time, at the main branch of Hemet Federal Savings and Loan Association ("Hemet") located at 445 East Florida Avenue, Hemet, California. A Proxy Statement-Prospectus and Proxy Card for the Special Meeting are enclosed.

     The Special Meeting will be held for the purpose of considering and voting upon the following matters:

          1. The approval and adoption of the Agreement and Plan of Merger, dated as of November 14, 1998, by and among Temple-Inland Inc. ("Temple-Inland"), HFB, Guaranty Federal Bank, F.S.B., an indirect wholly-owned subsidiary of Temple-Inland ("Guaranty"), and Hemet (the "Merger Agreement"); and

          2. Such other business incident to the conduct of the Special Meeting as may properly come before the Special Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement.

     The Board of Directors of HFB has established February 5, 1999, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. Only record holders of HFB Common Stock as of the close of business on that date will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Special Meeting will be open for examination by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at the offices of HFB at 445 East Florida Avenue, Hemet, California 92543-4244 for a period of ten days prior to the Special Meeting and will also be available at the Special Meeting.

     Under the General Corporation Law of Delaware (the "DGCL"), any stockholder who does not wish to accept the consideration provided for in the Merger Agreement has the right to demand appraisal of, and to be paid the fair market value for, such stockholder's shares of HFB Common Stock (excluding any element of value arising from the accomplishment or expectation of the Merger), by complying with certain procedures specified by the DGCL. See "The
Merger -- Appraisal Rights" in the accompanying Proxy Statement-Prospectus.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                            By Order of the Board of Directors

                                            Janet E. Riley
                                            Corporate Secretary

Hemet, California
February   , 1999

THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER OR SALE TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION; DATED FEBRUARY 3, 1999

                HF BANCORP, INC.                                TEMPLE-INLAND INC.
                PROXY STATEMENT                                     PROSPECTUS

THE COMPANIES

     - HF Bancorp, Inc., headquartered in Hemet, California

     - Hemet Federal Savings and Loan Association, a subsidiary of HF Bancorp, Inc.

     - Temple-Inland Inc., headquartered in Diboll, Texas

     - Guaranty Federal Bank, F.S.B., a subsidiary of Temple-Inland Inc.

     - Temple-Inland common stock trading symbol on the New York Stock Exchange:
       "TIN"

     - HFB common stock trading symbol on the Nasdaq National Market(R): "HEMT"

THE MERGER

     - The Boards of Directors of HFB and Temple-Inland have agreed to merge HFB with Temple-Inland.

     - Hemet will be merged into Guaranty.

     - HFB stockholders will receive $18.50 for each share of HFB common stock they own immediately prior to the completion of the merger. The $18.50 will be paid in either

       - a fraction of a share of Temple-Inland common stock,

       - cash, or

       - a combination of Temple-Inland common stock and cash.

     - HFB stockholders will elect whether to receive Temple-Inland common stock and/or cash, subject to certain election, allocation, and proration procedures.

     - Up to 1,216,470 shares of Temple-Inland common stock may be issued to HFB stockholders upon completion of the merger.

     - Under certain circumstances, a subsidiary of Temple-Inland will be merged with HFB and all HFB stockholders will receive only cash in the merger.

     The merger cannot be completed unless we obtain (1) the necessary government approvals and (2) the approval of HFB's stockholders. The approval of Temple-Inland stockholders is not needed to complete the merger. Therefore, we are not asking Temple-Inland stockholders to vote on the merger.

     HFB will hold a special meeting of its stockholders to consider and vote upon this merger proposal. This document describes that special meeting and the merger. YOUR VOTE IS VERY IMPORTANT. The HFB Board of Directors unanimously determined that the merger is fair to HFB's stockholders and is advisable and in the best interests of HFB's stockholders. The HFB Board of Directors, therefore, unanimously recommends that HFB stockholders vote to adopt the merger agreement and approve the merger.

     Any HFB stockholder who does not wish to accept the consideration to be paid in the merger has the right to demand appraisal of, and to be paid the fair market value for, their shares of HFB Common Stock (excluding any element of value arising from the accomplishment or expectation of the Merger), by not voting for the merger and complying with certain procedures specified by Delaware law. Please refer to the section entitled "The Merger -- Appraisal Rights" on page 43 of this Proxy Statement-Prospectus for additional information on appraisal rights.

     The HFB special meeting will be held at the following place and time:

        Hemet Main Branch
        445 East Florida Avenue
        Hemet, California
        March 25, 1999, at 4:30 p.m., Pacific Time

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

     NEITHER TEMPLE-INLAND NOR HFB GUARANTEE THE INVESTMENT VALUE OF THE TRANSACTION DESCRIBED IN THIS PROXY STATEMENT-PROSPECTUS. AN INVESTMENT IN TEMPLE-INLAND COMMON STOCK MAY LOSE VALUE BEFORE OR AFTER THE EFFECTIVE DATE OF THE MERGER.

     THESE SECURITIES ARE SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT TEMPLE-INLAND AND HFB FROM DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE TO YOU WITHOUT CHARGE UPON YOUR WRITTEN OR ORAL REQUEST. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS (OTHER THAN CERTAIN EXHIBITS TO THOSE DOCUMENTS) BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE COMPANY AT THE FOLLOWING ADDRESSES:

Temple-Inland Inc.                     HF Bancorp, Inc.
303 South Temple Drive                 445 East Florida Avenue
Diboll, Texas 75941                    Hemet, California 92543
(409) 829-5511                         (800) 540-4363, Ext. 2101
Attn: M. Richard Warner, Esq.,         Attn: Richard S. Cupp,
Vice President, General Counsel,       President and Chief
and Secretary                          Executive Officer

     IN ORDER TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN MARCH 18, 1999.

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR REPRESENTATIONS ABOUT THE MERGER OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE ARE NOT OFFERING THESE SECURITIES OR SOLICITING PROXIES IN ANY STATE WHERE THE OFFER OF THESE SECURITIES OR THE SOLICITATION OF PROXIES IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS SINCE THE DATE ON THE FRONT COVER.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................    4
FORWARD-LOOKING STATEMENTS.................    5
INCORPORATION OF CERTAIN INFORMATION BY
  REFERENCE................................    5
SUMMARY....................................    6
  The Companies............................    6
  The Merger...............................    6
  The HFB Special Meeting of
    Stockholders...........................    7
  Recommendation of the HFB Board of
    Directors..............................    7
  Opinion of Keefe, Bruyette & Woods.......    8
  The Merger Agreement.....................    8
  Termination of the Merger Agreement......    8
  The Stock Option Agreement...............    9
  The Stockholder Agreements...............    9
  Regulatory Approvals.....................    9
  Interests of Certain Persons in the
    Merger.................................    9
  Certain Federal Income Tax
    Consequences...........................    9
  Accounting Treatment.....................   10
  Appraisal Rights.........................   10
  Markets and Market Prices................   11
  Summary Historical Financial Data........   12
  Summary Unaudited Pro Forma Combined
    Financial Data.........................   16
  Selected Historical and Pro Forma per
    Share Data.............................   17
INFORMATION REGARDING TEMPLE-INLAND........   18
  Business of Temple-Inland................   18
  Incorporation of Certain Information By
    Reference..............................   20
INFORMATION REGARDING HFB..................   21
  Business of HFB..........................   21
  Incorporation of Certain Information By
    Reference..............................   23
PRO FORMA FINANCIAL INFORMATION............   23
THE SPECIAL MEETING OF HFB STOCKHOLDERS....   27
  General..................................   27
  Matters To Be Considered at the HFB
    Special Meeting........................   27
  The Record Date..........................   27
  Votes Required and Voting of Proxies.....   27
  Solicitation of Proxies..................   28
  Revocability of Proxies..................   28
  Security Ownership of Certain Beneficial
    Owners and Management of HFB...........   29
  Appraisal Rights.........................   30
THE MERGER.................................   31
  Background and Reasons for the Merger....   31
  Recommendation of the HFB Board of
    Directors..............................   33
  Opinion of HFB's Financial Advisor.......   33
  Certain Federal Income Tax
    Consequences...........................   37
  Regulatory Approvals.....................   40
  Resale of Temple-Inland Common Stock.....   41
  Interests of Certain Persons in the
    Merger.................................   42
  Appraisal Rights.........................   43
  Accounting Treatment.....................   45
THE MERGER AGREEMENT.......................   46
  The Merger...............................   46
  Effective Time and Effective Date........   46
  Election, Allocation, and Proration
    Procedures.............................   46
  Conduct of the Business of HFB Prior to
    the Merger.............................   49
  Representations and Warranties...........   49
  Certain Covenants........................   50
  Conditions...............................   51
  Termination..............................   52
  Waiver and Amendment.....................   52
THE STOCK OPTION AGREEMENT.................   53
THE STOCKHOLDER AGREEMENTS.................   54
COMPARISON OF STOCKHOLDER RIGHTS...........   55
  Comparison of Corporate Structure........   55
  Voting Rights............................   55
  Dividends and Dividend Policy............   55
  Number of Directors......................   55
  Liquidity of Stock.......................   55
  Directors' Qualifications................   55
  Amendment of Charter and Bylaws..........   56
  Special Meetings of Stockholders.........   56
  Stockholder Proposals....................   56
VALIDITY OF TEMPLE-INLAND COMMON STOCK.....   56
EXPERTS....................................   57
LIST OF APPENDICES.........................
  Appendix A -- Agreement and Plan of
                Merger, dated as of
                November 14, 1998, by and
                among Temple-Inland Inc.,
                HFB Bancorp, Inc., Guaranty
                Federal Bank, F.S.B., and
                Hemet Federal Savings and
                Loan Association...........  A-1
  Appendix B -- Fairness Opinion of Keefe,
                Bruyette & Woods, Inc......  B-1
  Appendix C -- Section 262 of the General
                Corporation Law of
                Delaware...................  C-1
  Appendix D -- Opinion of Manatt, Phelps &
                Phillips, LLP Regarding
                Certain Tax Matters........  D-1
  Appendix E -- Stock Option Agreement.....  E-1

                             AVAILABLE INFORMATION

     Each of Temple-Inland and HFB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, each of Temple-Inland and HFB files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Some of this information is incorporated into this document. These reports, proxy statements, and other information may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's regional offices at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, at prescribed rates. Information regarding the Commission can be obtained by calling 1-800-SEC-0330. Such reports, proxy statements and other information may also be accessed electronically at the Commission's home page on the Internet at http://www.sec.gov. Shares of Temple-Inland common stock are listed for trading on the New York Stock Exchange and The Pacific Exchange. Material filed by Temple-Inland with these exchanges can be inspected at their offices at 20 Broad Street, New York, New York 10005 and 301 Pine Street, San Francisco, California 94104, respectively.

     This Proxy Statement-Prospectus is part of a registration statement on Form S-4 filed by Temple-Inland with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Temple-Inland common stock issuable in the Merger. This Proxy Statement-Prospectus does not contain all the information set forth in that registration statement. Such additional information may be obtained from the Commission's web site (http://www.sec.gov) or by calling the Commission's principal office in Washington, D.C. at 1-800-SEC-0330. Statements about the contents of any contract or other document referred to in this Proxy Statement-Prospectus are not necessarily complete. You should refer to the copy of such contract or other document filed as an exhibit to the registration statement.

     This Proxy Statement-Prospectus constitutes the proxy statement of the HFB Board of Directors to solicit proxies for its use at the HFB special meeting, as well as the Prospectus filed as part of the registration statement. This Proxy Statement-Prospectus and the related proxy and other materials are first being
provided to HFB stockholders on or about February   , 1999.

     Additional information regarding Temple-Inland may be obtained from Temple-Inland's home page on the Internet, the address of which is http://www.temple-inland.com. Additional information regarding HFB may be obtained from HFB's home page on the Internet, the address of which is http://hemetfed.com.

                           FORWARD-LOOKING STATEMENTS

     Certain statements incorporated by reference or made in this Proxy Statement-Prospectus under the captions "Summary," "Information Regarding Temple-Inland," "Information Regarding HFB," "The Merger," and elsewhere in this Proxy Statement-Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about the competitiveness of the banking industry, the operations of Temple-Inland following completion of the Merger, and other statements contained herein that are not historical facts. When used in this Proxy Statement-Prospectus, the words "anticipate," "believe," "estimate," and similar expressions are generally intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; the availability and price of raw materials used by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

          (a) Temple-Inland's annual report on Form 10-K for the year ended January 3, 1998;

          (b) Temple-Inland's quarterly reports on Form 10-Q for the quarters ended April 4, 1998, July 4, 1998, and October 3, 1998;

          (c) Temple-Inland's current report on Form 8-K dated June 2, 1998;

          (d) The description of the Temple-Inland Common Stock, which is registered under Section 12 of the Exchange Act, contained in the Registration Statement on Form 8-A filed with the Commission on December 7, 1983, which incorporates by reference the description of the Temple-Inland Common Stock contained in the Registration Statement on Form S-1 (No. 33-7091) under the heading "Description of Common Stock," including any amendment or report filed for the purpose of updating such description;

          (e) HFB's annual report on Form 10-K for the year ended June 30, 1998;

          (f) HFB's quarterly report on Form 10-Q for the quarter ended September 30, 1998; and

          (g) HFB's current report on Form 8-K dated November 14, 1998.

     Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents and reports filed by Temple-Inland and HFB pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the HFB special meeting of stockholders shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing, and any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                                    SUMMARY

     This summary highlights more detailed information contained elsewhere in this Proxy Statement-Prospectus. It may not contain all or any of the information important to HFB stockholders. We urge HFB stockholders to read carefully the entire Proxy Statement-Prospectus and the other documents to which this document refers for more complete information about the merger. See "Available Information" beginning on page 4. Each item in this summary includes a page reference directing the reader to a more complete description of the information in that item.

                                 THE COMPANIES

TEMPLE-INLAND INC. (PAGE 18)
303 SOUTH TEMPLE DRIVE
DIBOLL, TEXAS 75941
(409) 829-5511

     Temple-Inland is a holding company that was organized in Delaware in 1983 and conducts all of its operations through its subsidiaries. It holds interests in corrugated packaging, bleached paperboard, building products, timber and timberlands, and financial services. The business of Temple-Inland is divided among three groups: (1) the Paper Group, which consists of the corrugated packaging and bleached paperboard operations, (2) the Building Products Group, and (3) the Financial Services Group. Forest resources include approximately 2.2 million acres of timberland in Texas, Louisiana, Georgia, and Alabama.

     Temple-Inland's Paper Group, operated by Inland Paperboard and Packaging, Inc., consists of the corrugated packaging and bleached paperboard operations. The corrugated packaging operation is vertically integrated and consists of four linerboard mills, two corrugating medium mills, 38 box plants, and nine specialty converting plants. The bleached paperboard operation consists of one large mill located in Evadale, Texas.

     Temple-Inland's Building Products Group, operated by Temple-Inland Forest Products Corporation, manufactures a wide range of building products including lumber, plywood, particleboard, gypsum wallboard, fiberboard, and medium-density fiberboard.

     Temple-Inland's Financial Services Group consists of savings bank activities, mortgage banking, real estate development, and insurance brokerage. Guaranty Federal Bank, F.S.B., conducts its operations through 135 banking centers in Texas and California. Mortgage banking is conducted through Temple-Inland Mortgage Corporation, a subsidiary of Guaranty that arranges financing of single-family mortgage loans, then sells the loans into the secondary market (primarily FNMA, FHLMC, and GNMA). Real estate operations include development of residential subdivisions, as well as management and sale of income properties.

HF BANCORP, INC. (PAGE 21)
445 EAST FLORIDA AVENUE
HEMET, CALIFORNIA 92543
(800) 540-4363, EXT. 2101

     HFB is a savings and loan holding company that was organized in Delaware in 1995 to acquire all the capital stock of Hemet upon Hemet's conversion from a federally chartered mutual savings association to a federally chartered stock savings association.

     HFB's principal business is to serve as a holding company for Hemet. Hemet conducts business from 18 branch offices, one stand-alone loan production office, and one centralized loan servicing center.

     Hemet emphasizes personalized service focused upon two primary markets: households and small businesses. Hemet also provides mortgage life insurance, fire insurance, and a wide selection of mutual funds and fixed and variable annuities through its subsidiary, First Hemet Corporation.

                              THE MERGER (PAGE 31)

  General

     We propose a merger between Temple-Inland and HFB, with Temple-Inland remaining as the surviving corporation. Temple-Inland will continue as a Delaware corporation and will retain its certificate of incorporation and bylaws as well as its officers and directors. After the Merger, HFB will cease to exist. Under certain circumstances, the Merger will be accomplished through an alternate structure. In this alternate structure, a subsidiary of Temple-Inland would be merged with and into HFB and HFB would be the surviving corporation and become a wholly-owned subsidiary of Temple-Inland.

     Similarly, Hemet will be merged into Guaranty with Guaranty remaining as the surviving corporation. Guaranty will retain its federal charter and bylaws as well as its officers and directors. After the Bank Merger, Hemet will cease to exist. Temple-Inland and Guaranty may change the method of effecting the combination of Hemet with Guaranty, subject to certain limitations.

  What HFB Stockholders Will Receive

     As a result of the Merger, HFB stockholders will receive $18.50 for each share of HFB common stock they own immediately prior to the completion of the Merger, for a total consideration of approximately $120 million. The $18.50 per share will be paid in either

     - a fraction of a share of Temple-Inland common stock,

     - cash, or

     - a combination of Temple-Inland common stock and cash

     HFB stockholders will elect whether to receive Temple-Inland common stock and/or cash, subject to certain election, allocation, and proration procedures. If enough HFB stockholders do not elect to receive Temple-Inland common stock, all HFB stockholders will receive only cash in the merger.

     HFB stockholders should not send in their stock certificates until instructed to do so after the special meeting of HFB stockholders.

                            THE HFB SPECIAL MEETING
                           OF STOCKHOLDERS (PAGE 27)

     The HFB special meeting of stockholders (the "Special Meeting") will be held on March 25, 1999, at 4:30 p.m., Pacific Time, at Hemet's main branch located at 445 East Florida Avenue, Hemet, California. At the Special Meeting, the HFB stockholders will be asked:

     - To adopt the merger agreement and approve the merger (we refer to this proposal as the "Merger Proposal"); and

     - To act on any other items that may be properly submitted to a vote at the Special Meeting.

  Votes Required

     A HFB stockholder can vote at the Special Meeting if he or she owned HFB common stock at the close of business on February 5, 1999. Each HFB stockholder will be able to cast one vote for each share of HFB common stock he or she owned at that time. In order to approve the Merger Proposal, the holders of a majority of the outstanding shares of HFB common stock must vote in favor of the Merger Proposal. As of the record date for the Special Meeting, the directors and executive officers of HFB owned shares of HFB common stock representing 4.95% of the outstanding shares, and none of Temple-Inland, its directors, and its executive officers owned any shares of HFB common stock. A HFB stockholder can vote his or her shares by attending the Special Meeting and voting in person, or by marking the enclosed proxy card with his or her vote, signing it, and mailing it in the enclosed return envelope. A HFB stockholder can revoke his or her proxy as late as the date of the Special Meeting either by sending in a new proxy, which must be received prior to the Special Meeting, or by attending the Special Meeting and voting in person.

     All the directors of HFB have entered into stockholder agreements in which they have agreed, as stockholders of HFB, to vote "FOR" the adoption and approval of the Merger Proposal. See "The Stockholder Agreements" beginning on page 54.

     The approval of Temple-Inland stockholders is not needed to complete the Merger.

                           RECOMMENDATION OF THE HFB
                          BOARD OF DIRECTORS (PAGE 33)

     The HFB Board of Directors believes that the Merger is fair to HFB stockholders and is advisable and in the best interests of HFB stockholders. Accordingly, the HFB Board of Directors unanimously recommends that HFB stockholders vote "FOR" the Merger Proposal.

                           OPINION OF KEEFE, BRUYETTE
                            & WOODS, INC. (PAGE 33)

     Keefe, Bruyette & Woods, Inc. ("KBW") has acted as a financial advisor to the HFB Board of Directors in connection with the Merger and has delivered to
the HFB Board of Directors its written opinion that, as of February   , 1999,
based upon and subject to various qualifications and assumptions described in such opinion, the $18.50 to be paid to HFB stockholders for each share of HFB common stock is fair to HFB stockholders from a financial point of view. We have attached the full text of the opinion to this document as Appendix B. HFB stockholders should read it completely to understand the assumptions made, matters considered, and the limitations of the review made by KBW in providing its opinion.

                         THE MERGER AGREEMENT (PAGE 46)

     The merger agreement ("Merger Agreement") relating to the Merger is attached to this document as Appendix A. Please read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

  Effective Time

     Assuming all conditions to completion of the Merger are satisfied, the Merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware. We expect to complete the Merger by July 31, 1999.

  Conditions To Completion Of The Merger

     The completion of the Merger requires the satisfaction of several conditions, including the following:

     - approval of the Merger Proposal by HFB's stockholders;

     - approval of the Merger and the Bank Merger by the Office of Thrift Supervision ("OTS");

     - the absence of any legal restraint blocking the Merger, or of any proceeding by a government authority trying to block the Merger; and

     - no stop order suspending the effectiveness of the registration statement of which the Proxy Statement-Prospectus is a part and no proceedings for that purpose initiated or threatened by the Commission.

     If the law permits, either Temple-Inland or HFB could choose to waive a condition to its obligation to complete the Merger even though that condition has not been satisfied. We cannot be certain when (or if) the conditions to the Merger will be satisfied or waived or that the Merger will be completed.

                                 TERMINATION OF
                         THE MERGER AGREEMENT (PAGE 52)

     We may mutually agree to terminate the Merger Agreement at any time without completing the Merger, even after the stockholders of HFB have approved it. In addition, either of us may decide, without the consent of the other, to terminate the Merger Agreement if:

     - the Merger is not completed by July 31, 1999;

     - HFB stockholders fail to approve the Merger;

     - either HFB or Temple-Inland breaches its representations, warranties, or covenants contained in the Merger Agreement, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to reduce the benefits of the transaction to the extent that the other party would not have entered into the Merger Agreement; or

     - a required government approval is denied or refused.

     Temple-Inland may terminate the Merger Agreement if:

     - the HFB Board of Directors receives an acquisition proposal that it determines to be superior to the Merger (a "Superior Proposal") and continues discussions concerning that Superior Proposal for more than ten days or fails to reject a publicly announced Superior Proposal within ten days.

     In addition, HFB may terminate the Merger Agreement if:

     - the HFB Board of Directors authorizes HFB to enter into a binding agreement with respect to a Superior Proposal and Temple-Inland does not make an offer that the HFB Board of Directors determines, in good faith and after consultation with its financial advisors, to be at least as favorable as the Merger. HFB would then be required to pay a termination fee to Temple-Inland.

                      THE STOCK OPTION AGREEMENT (PAGE 53)

     On November 14, 1998, HFB entered into a stock option agreement with Temple-Inland to increase the likelihood that the Merger will be completed and to discourage offers by third parties to acquire HFB prior to the Merger. Pursuant to the stock option agreement, HFB granted to Temple-Inland an option to purchase up to 1,272,665 shares of HFB common stock for a purchase price per share of $16.0625. The option is exercisable only under certain limited and specifically defined circumstances. The number of shares and the purchase price are adjustable under certain circumstances, but Temple-Inland may not acquire more than 19.9 percent of the shares of HFB common stock pursuant to this option.

                      THE STOCKHOLDER AGREEMENTS (PAGE 54)

     Temple-Inland has entered into agreements with all the directors of HFB. These individuals represent approximately 4.95 percent of the total voting power of HFB common stock and have agreed, as stockholders of HFB, to vote their shares in favor of the Merger Proposal.

                         REGULATORY APPROVALS (PAGE 40)

     Completion of the Merger requires the approval of the OTS. Temple-Inland has submitted to the OTS the required applications seeking approval of the Merger, the Bank Merger, and related matters. We, however, cannot predict whether we will obtain the required approvals in the time frame contemplated by the Merger Agreement.

                          INTERESTS OF CERTAIN PERSONS
                            IN THE MERGER (PAGE 42)

     Several HFB directors and officers have interests in the Merger that are different from, or in addition to, their interests as stockholders in HFB. These interests exist because of agreements with HFB, including change-of-control employment agreements and rights that the officers have under retention, incentive, or benefit and compensation plans maintained by HFB. Some of these agreements and plans will provide the officers with severance benefits upon completion of the Merger. In addition, as a result of the Merger Agreement, options to acquire 408,695 shares of HFB Common Stock held by the executive officers and directors of HFB will be cashed out for an amount per share equal to the difference between $18.50 and the exercise price for these options. In addition, 84,912 restricted shares of HFB common stock awarded to directors and executive officers of HFB will become vested as a result of the Merger.

     In addition, following the Merger, Temple-Inland will purchase directors' and officers' insurance for the officers and directors of HFB and will provide indemnification for officers and directors of HFB for events occurring before the Merger, including events that are related to the Merger Agreement. The members of our Boards of Directors knew about these additional interests, and considered them when they approved the Merger.

                           CERTAIN FEDERAL INCOME TAX
                             CONSEQUENCES (PAGE 37)

     We have provided the HFB stockholders with the option to receive Temple-Inland common stock in exchange for their shares of HFB common stock in an attempt to qualify the Merger for treatment as a "reorganization" for federal income tax purposes. If this treatment is obtained, HFB stockholders will not recognize any gain or loss for tax purposes upon receipt of Temple-Inland common stock in exchange for their shares of HFB common stock in the Merger. HFB stockholders, however, may be subject to tax with respect to any cash that an HFB stockholder elects to receive in exchange for HFB common stock, any cash received for appraisal rights, and any cash received in lieu of fractional shares. Completion of the Merger as a "reorganization" is conditioned upon receipt by Temple-Inland of the opinion of Sullivan & Cromwell and receipt by HFB of the opinion of Manatt, Phelps & Phillips, LLP that the Merger qualifies as a "reorganization."

     If such opinions are not rendered (which may be the case if there is an insufficient number of HFB stockholders who elect to receive Temple-Inland common stock in the Merger or the market price of Temple-Inland common stock falls below a certain level), then the entire Merger consideration will be paid in cash only.

     Because of the complexity of the tax laws and the individual nature of certain tax consequences of the Merger to each HFB stockholder, each HFB stockholder should consult his or her own tax advisor concerning all federal, state, local, and foreign tax consequences of the Merger that may be applicable.

                         ACCOUNTING TREATMENT (PAGE 45)

     For accounting and financial reporting purposes, the Merger is expected to be accounted for as a purchase business combination in accordance with generally accepted accounting principles.

                           APPRAISAL RIGHTS (PAGE 43)

     In connection with the Merger, the HFB stockholders may be entitled to appraisal rights under Section 262 of the General Corporation Law of Delaware, the text of which is attached hereto as Appendix C. In order for any HFB stockholder to exercise his or her right to an appraisal, before the Special Meeting, the stockholder must deliver to HFB a written demand for an appraisal of his or her shares of HFB common stock as provided in the General Corporation Law of Delaware. Simply voting against the Merger Proposal will not be considered such a demand. Failure to send such demand to Corporate Secretary, HF Bancorp, Inc., 445 East Florida Avenue, Hemet, California 92543-4244, or voting for the Merger Proposal will result in a waiver of such stockholder's right to an appraisal.

                           MARKETS AND MARKET PRICES

     As of February   , 1999, there were approximately           holders of
record of Temple-Inland common stock. No shares of Temple-Inland preferred stock have been issued or are outstanding. Temple-Inland common stock is listed for trading on the New York Stock Exchange ("NYSE") and The Pacific Exchange under the symbol "TIN." On November 13, 1998, the last trading day prior to the announcement of the Merger, the closing price on the NYSE for Temple-Inland
common stock was $49 11/16. On February   , 1999, the closing price on the NYSE
for Temple-Inland common stock was $          .

     As of February   , 1999, there were approximately           holders of
record of HFB common stock. No shares of HFB preferred stock have been issued or are outstanding. HFB common stock is designated for quotation on the Nasdaq National Market(R) under the symbol "HEMT." On November 13, 1998, the last trading day prior to the announcement of the Merger, the closing price on the
Nasdaq National Market(R) for HFB common stock was $17. On February   , 1999,
the closing price on the Nasdaq National Market(R) for HFB common stock was
$          .

     The following table summarizes the approximate high and low sales prices on a per share basis for Temple-Inland common stock and HFB common stock for the periods indicated.

                                                                   TEMPLE-INLAND                  HFB
                                                              ------------------------    --------------------
                                                                HIGH            LOW         HIGH        LOW
                                                                ----            ---         ----        ---
1999
  First Quarter (through February   , 1999).................
1998
  First Quarter.............................................     65 7/16         50          18 1/4      16 1/2
  Second Quarter............................................     67 1/4          52 1/8      17 7/8      15 1/2
  Third Quarter.............................................     55 15/16        42 11/16    18 3/8      12 1/8
  Fourth Quarter............................................     59 5/8          45 1/16     17 1/2      11 1/4
1997
  First Quarter.............................................     57              52          14          11
  Second Quarter............................................     62 1/8          49 5/8      14 3/4      12 1/4
  Third Quarter.............................................     69 7/16         56 1/8      17          13 7/8
  Fourth Quarter............................................     65 7/8          49 11/16    17 7/8      15 1/2
1996
  First Quarter.............................................     48 1/4          39 3/4     N/A         N/A
  Second Quarter............................................     51 7/8          45 1/2     N/A         N/A
  Third Quarter.............................................     53 1/8          47          10           9 1/4
  Fourth Quarter............................................     55 3/8          48 3/8      11 3/8       9 3/4

                       SUMMARY HISTORICAL FINANCIAL DATA

     Selected financial information for Temple-Inland and HFB is set forth below. Temple-Inland's financial data is shown in millions while HFB's financial data is shown in thousands. We base the information in the following tables on the historical financial information of our companies that we have presented in our prior filings with the Commission. When you read the summary financial information we provide in the following tables, you should also read the historical financial information in the other documents to which we refer below.

     The following table sets forth certain consolidated financial information for Temple-Inland. The historical information is based on the historical financial statements and related notes of Temple-Inland contained in its Annual Report on Form 10-K for the year ended January 3, 1998, and its Quarterly Reports on Form 10-Q for the periods ended October 3, 1998, and September 27, 1997. See "Available Information" beginning on page 4. The interim financial information has been derived from unaudited financial statements of Temple-Inland. Temple-Inland believes that these financial statements include all adjustments of a normal recurring nature and disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

                               TEMPLE-INLAND INC.
                         SELECTED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                FIRST NINE MONTHS                    FISCAL YEARS
                                -----------------   -----------------------------------------------
                                 1998      1997*     1997*     1996      1995      1994      1993
                                -------   -------   -------   -------   -------   -------   -------
Total revenues................  $ 2,829   $ 2,697   $ 3,625   $ 3,460   $ 3,495   $ 2,967   $ 2,762
Manufacturing net sales.......    2,021     2,014     2,680     2,645     2,731     2,335     2,127
Net income....................       85        41        51       133       281       131       117**
Capital expenditures
  Manufacturing...............      124       171       233       275       386       463       340
  Financial services..........       24        11        18        15        34        20        14
Depreciation and depletion
  Manufacturing...............      194       190       255       244       208       200       191
  Financial services..........       10        10        13        10         8         8         6
Earnings per share
  Basic.......................     1.53      0.74      0.91      2.39      5.02      2.35      2.12**
  Diluted.....................     1.53      0.74      0.90      2.39      5.01      2.35      2.11**
Dividends per common share....     0.96      0.96      1.28      1.24      1.14      1.02      1.00
Weighted average shares
  outstanding
  Basic.......................     55.8      55.8      56.0      55.5      56.0      55.8      55.3
  Diluted.....................     55.9      56.1      56.2      55.6      56.1      55.9      55.5
Common shares outstanding at
  end of period...............     55.6      56.6      56.3      55.4      55.7      56.0      55.5

                                                         AT END OF PERIOD
                                                         ----------------
Total assets..................  $14,938   $14,976   $14,364   $12,947   $12,764   $12,251   $11,959
Long-term debt
  Parent company..............    1,595     1,498     1,438     1,522     1,489     1,316     1,045
  Financial services..........      209       155       167       133       113        82        76
Preferred stock issued by
  subsidiary..................      225       150       150        --        --        --        --
Ratio of total debt to total
  capitalization -- parent
  company.....................       44%       42%       41%       43%       43%       43%       38%
Stockholders' equity..........  $ 2,039   $ 2,068   $ 2,045   $ 2,015   $ 1,975   $ 1,783   $ 1,700

---------------

 * Includes effects of acquiring Stockton Savings Bank and Knutson Mortgage Company.

** Includes a credit of $50 million or $0.90 per share from cumulative effect of accounting changes.

     The following table sets forth certain consolidated financial information for HFB. The historical information is based on the historical financial statements and related notes of HFB contained in its Annual Report on Form 10-K for the year ended June 30, 1998, and its Quarterly Reports on Form 10-Q for the periods ended September 30, 1998, and 1997. See "Available Information" beginning on page 4. The interim financial information has been derived from unaudited financial statements of HFB. HFB believes that these financial statements include all adjustments of a normal recurring nature and disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

                                HF BANCORP, INC.
                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              AT SEPTEMBER 30,                              AT JUNE 30,
                                           -----------------------   ----------------------------------------------------------
                                              1998         1997         1998         1997         1996        1995       1994
                                           ----------   ----------   ----------   ----------   ----------   --------   --------
SELECTED FINANCIAL CONDITION DATA:
  Total assets...........................  $1,059,600   $1,050,377   $1,045,837   $  984,749   $  826,916   $666,062   $597,452
  Loans held for sale....................       6,622        2,921        3,763          335            0          0          0
  Loans receivable, net..................     603,979      524,085      581,153      484,334      225,161    202,397    206,370
  CMOs available for sale, net...........     104,992       25,810       92,786       27,512       33,257     39,989     55,246
  CMOs held to maturity, net.............          --        5,530        4,647        5,794        6,666        432        607
  Mutual funds available for sale........          --           --           --           --       15,283     15,408     15,097
  Other investment securities and
    interest-earning assets(1)...........      25,354      132,231       26,675      143,005      270,130    101,074     15,215
  Mortgage-backed securities available
    for sale, net........................     263,052      155,683      165,004      109,493      100,259     70,603     78,243
  Mortgage-backed securities held to
    maturity, net........................          --      144,472      123,596      151,369      159,262    208,090    199,696
  Real estate acquired through
    foreclosure, net.....................         972        5,573        1,674        5,287        1,079      1,361      2,877
  Real estate acquired for sale or
    investment, net......................          --          149           --          418          996      2,539      2,411
  Deposits...............................     881,797      857,029      866,724      839,655      669,725    472,337    480,959
  Advances from the FHLB.................      85,000       95,000       85,000       50,000       70,000     70,000     70,000
  Total stockholders' equity.............      83,927       83,294       83,778       81,027       81,071     87,146     39,640

                                                QUARTER ENDED
                                                SEPTEMBER 30,                               AT JUNE 30,
                                           -----------------------   ----------------------------------------------------------
                                              1998         1997         1998         1997         1996        1995       1994
                                           ----------   ----------   ----------   ----------   ----------   --------   --------
SELECTED OPERATING DATA:
  Interest income........................  $   18,224   $   18,235   $   74,291   $   66,522   $   50,355   $ 40,424   $ 38,084
  Interest expense(2)....................      12,304       12,115       49,285       44,084       34,059     28,795     26,451
                                           ----------   ----------   ----------   ----------   ----------   --------   --------
  Net interest income before provision
    for estimated loan losses............       5,920        6,120       25,006       22,438       16,296     11,629     11,633
  Provision for estimated loan losses....         600          100        3,750          384        1,054      1,202        877
  Net interest income after provision for
    estimated loan losses................       5,320        6,020       21,256       22,054       15,242     10,427     10,756
  Other income (expense)(3)..............         740         (340)        (932)         718          743        176     (5,778)
  General & administrative expenses(4)...       5,774        4,823       20,121       27,050       12,949     11,649     12,255
                                           ----------   ----------   ----------   ----------   ----------   --------   --------
  Earnings (loss) before income tax
    expense (benefit) and cumulative
    effect of change in method of
    accounting for securities............         286          857          203       (4,278)       3,036     (1,046)    (7,277)
  Income tax expense (benefit)...........         105          355           92       (1,762)       1,089       (353)    (2,704)
  Net earnings (loss) before cumulative
    effect of change in method of
    accounting for securities............         181          502          111       (2,516)       1,947       (693)    (4,573)
  Cumulative effect of change in method
    of accounting for securities (net of
    income tax effect of $2,432)(3)......          --           --           --           --           --         --      3,435
                                           ----------   ----------   ----------   ----------   ----------   --------   --------
  Net earnings (loss)....................  $      181   $      502   $      111   $   (2,516)  $    1,947   $   (693)  $ (1,138)
                                           ==========   ==========   ==========   ==========   ==========   ========   ========
Shares applicable to basic earnings per
  share..................................   6,385,090    6,281,875    6,301,358    6,281,875    6,583,434        N/A        N/A
Basic earnings per share.................  $     0.03   $     0.08   $     0.02   $    (0.40)  $     0.30        N/A        N/A
                                           ==========   ==========   ==========   ==========   ==========   ========   ========
Shares applicable to diluted earnings per
  share..................................   6,501,665    6,453,841    6,490,881    6,281,875    6,583,434        N/A        N/A
Diluted earnings per share...............  $     0.03   $     0.08   $     0.02   $    (0.40)  $     0.30        N/A        N/A
                                           ==========   ==========   ==========   ==========   ==========   ========   ========
Cash dividends per share.................  $       --   $       --   $       --   $       --   $       --   $     --   $     --
                                           ==========   ==========   ==========   ==========   ==========   ========   ========

                                                AT SEPTEMBER 30,             AT OR FOR THE FISCAL YEAR ENDED JUNE 30,
                                                -----------------   ----------------------------------------------------------
                                                 1998      1997        1998         1997         1996        1995       1994
                                                -------   -------   ----------   ----------   ----------   --------   --------
SELECTED FINANCIAL RATIOS AND OTHER DATA(5):
PERFORMANCE RATIOS:
  Return on average assets(6)(13).............     0.07%     0.19%        0.01%       (0.26)%       0.27%     (0.12)%    (0.19)%
  Return on average equity(7)(13).............     0.86      2.46         0.13        (3.11)        2.24      (1.63)     (2.83)
  Average equity to average assets............     7.70      7.93         7.82         8.47        12.14       7.14       6.77
  Equity to total assets at end of period.....     7.92      7.93         8.01         8.23         9.80      13.08       6.63
  Interest rate spread during the period(8)...     1.77      2.13         1.94         2.14         1.74       1.75       1.86
  Net interest margin(9)......................     2.26      2.51         2.44         2.50         2.37       2.02       2.05
  Average interest-earning assets/average
    interest-bearing liabilities..............     1.10x     1.08x        1.10x        1.07x        1.13x      1.06x      1.04x
  General & administrative expenses to average
    assets(13)................................     2.11%     1.87%        1.89%        2.83%        1.81%      1.95%      2.07%
  Efficiency ratio(10)(13)....................    87.47     85.94        85.54       115.30        76.68      98.76     117.86
REGULATORY CAPITAL RATIOS:
  Tangible capital............................     6.28%     6.07%        6.29         6.36         6.66       9.02       6.39
  Core capital................................     6.28      6.07         6.29         6.36         6.66       9.02       6.39
  Risk-based capital..........................    15.09     15.48        15.80        16.55        24.27      29.24      19.27
ASSET QUALITY RATIOS:
  Nonperforming loans/gross loans
    receivable(11)............................     1.34%     0.65%        0.72         1.06         0.56       1.10       1.25
  Nonperforming assets/total assets(12).......     0.88      0.99         0.59         1.17         0.33       0.63       1.04
  Net loan charge-offs/average loans(13)......     0.34      0.46         0.52         0.40         0.31       0.58       0.61
  Allowance for estimated loan losses/gross
    loans receivable(11)......................     1.03      0.81         1.06         0.97         1.33       1.30       1.27
  Allowances for total estimated losses/
    nonperforming assets......................    69.32     54.78       105.23        50.90        94.18     110.71      73.07
  Allowance for estimated loan losses/
    nonperforming loans.......................    76.99    123.43       146.64%       91.63       235.75     118.11     101.75
OTHER DATA:
  Number of deposit accounts..................   61,279    59,902       60,744       59,994       45,822     38,572     39,311
  Full service offices........................       19        19           19           19           15         12         12

---------------

 (1) Includes U.S. Government and agency notes, federal funds sold, repurchase agreements and interest-earning accounts at the Federal Home Loan Bank, which are included in cash and cash equivalents.

 (2) Includes net hedging expense of $4.7 million, $4.5 million, $3.2 million, $2.9 million, and $1.8 million for the fiscal years ended June 30, 1994, 1995, 1996, 1997, and 1998, respectively.

 (3) Other expense of $5.8 million reported for the fiscal year ended 1994 was primarily due to a net loss from real estate operations of $1.6 million and the lower of cost or market adjustment for securities available for sale of $5.9 million. Upon the adoption of SFAS No. 115, Hemet reclassified certain mortgage-backed securities previously classified as available for sale to a held to maturity classification. As a result, the cumulative effect of the accounting change as of June 30, 1994, was to reverse the previously recorded unrealized holding gains and losses on these securities, net of a tax effect of $2.4 million, of $3.4 million.

 (4) Fiscal 1997 includes non-recurring costs of $4.8 million for the Savings Association Insurance Fund recapitalization and $3.0 million associated with the termination of the defined benefit pension plan.

 (5) Asset quality ratios and regulatory capital ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

 (6) Return on average assets is net earnings (loss) divided by average total assets.

 (7) Return on average equity is net earnings (loss) divided by average equity.

 (8) The interest rate spread represents the difference between the average rate on interest-earning assets and the average rate on interest-bearing liabilities.

 (9) Represents net interest income before provision for estimated loan losses as a percentage of average interest-earning assets.

(10) The efficiency ratio is calculated by dividing the sum of general & administrative expense, core deposit intangible amortization, and net real estate operations by the sum of net interest income and net non-interest income (including restructuring charges). The efficiency ratio measures how much in expense HFB invests in order to generate each dollar of net revenue.

(11) Includes all non-accrual loans, and loans delinquent 90 days or more. Figures are net of undisbursed loan funds.

(12) Nonperforming assets consist of nonperforming loans and foreclosed real estate before specific reserves and valuation allowances. Excludes real estate held for investment.

(13) Ratios for the periods ended September 30, 1998 and 1997, are annualized.

                          SUMMARY UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

     The following table sets forth unaudited pro forma combined selected financial information for Temple-Inland, after giving effect to the Merger with HFB. The pro forma information, which reflects the Merger using the purchase method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the period indicated or that may be obtained in the future. See "Pro Forma Financial Information" beginning on page 23.

          UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                              OCTOBER 3,   JANUARY 3,
                                                                 1998         1998
                                                              ----------   ----------
FOR PERIOD ENDED
Total revenues..............................................  $ 2,883.4     $3,694.7
Manufacturing net sales.....................................  $ 2,020.8     $2,680.0
Net income..................................................  $    88.0     $   58.3
Earnings per share
  Basic.....................................................  $    1.54     $   1.02
  Diluted...................................................  $    1.54     $   1.02
Weighted average shares outstanding
  Basic.....................................................       57.0         57.2
  Diluted...................................................       57.1         57.4
AT PERIOD END
Total assets................................................  $15,982.5
Long-term debt:
  Parent company............................................  $ 1,595.0
  Financial services........................................  $   229.0
Ratio of total debt to total capitalization -- parent
  company...................................................         43%
Stockholders' equity........................................  $ 2,107.1

                       SELECTED HISTORICAL AND PRO FORMA
                                 PER SHARE DATA

     The following table sets forth certain historical and pro forma per share financial information for Temple-Inland and HFB for the year ended January 3, 1998, and for the nine-month period ended October 3, 1998. The historical information presented for Temple-Inland is derived from the historical financial statements of Temple-Inland contained in its Annual Report on Form 10-K for the year ended January 3, 1998, and its Quarterly Report on Form 10-Q for the nine-month period ended October 3, 1998. The historical information presented for HFB is derived from the historical financial statements of HFB contained in its Annual Report on Form 10-K for the year ended June 30, 1998, and its Quarterly Reports on Form 10-Q for the periods ended December 31, 1997, and September 30, 1998.

     Information under the column entitled "Pro Forma" is based upon the pro forma financial statements and related notes beginning on page 23. Such pro forma combined information, which gives effect to the Merger under the purchase method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma per share data is based upon the weighted average number of shares assuming that 1,216,470 shares of Temple-Inland Common Stock are issued in the Merger. The equivalent pro forma data for HFB was calculated by multiplying the Temple-Inland pro forma per
common share data by assumed exchange ratios of           ,           , and
          . For a description of how the exchange ratio will actually be determined, see "The Merger Agreement -- Election, Allocation, and Proration Procedures" beginning on page 46.

     You should read the information set forth below in conjunction with the audited and unaudited consolidated financial statements of our companies incorporated by reference in this Proxy Statement-Prospectus. See "Available Information" on page 4. You should also read the information set forth below in conjunction with the pro forma financial statements and related notes beginning on page 23.

                                 TEMPLE-INLAND

                                                              OCTOBER 3,   JANUARY 3,
                                                                 1998         1998
                                                              ----------   ----------
Historical Per Common Share
  Income from continuing operations.........................    $ 1.53       $ 0.90
  Dividends.................................................      0.96         1.28
  Book value................................................     36.54        36.32
Pro Forma Per Common Share Data:
  Income from continuing operations.........................    $ 1.54       $ 1.02
  Dividends.................................................      0.96         1.28
  Book value................................................     36.74          N/A

                                         HFB
Historical Per Common Stock Data:
  Income from continuing operations.........................    $(0.14)      $ 0.06
  Dividends.................................................        --           --
  Book Value................................................     13.14        13.29
Equivalent Pro Forma Per Common Share Data:
  Assumed exchange ratio of
     Income from continuing operations......................
     Dividends..............................................
     Book value.............................................
  Assumed exchange ratio of
     Income from continuing operations......................
     Dividends..............................................
     Book value.............................................
  Assumed exchange ratio of
     Income from continuing operations......................
     Dividends..............................................
     Book value.............................................

                    INFORMATION REGARDING TEMPLE-INLAND INC.

     Temple-Inland is a holding company that conducts all of its operations through its subsidiaries. It holds interests in corrugated packaging, bleached paperboard, building products, timber and timberlands, and financial services. The business of Temple-Inland is divided among three groups: (1) the Paper Group, which consists of the corrugated packaging and bleached paperboard operations, (2) the Building Products Group, and (3) the Financial Services Group. Forest resources include approximately 2.2 million acres of timberland in Texas, Louisiana, Georgia, and Alabama.

     Temple-Inland's Paper Group, operated by Inland Paperboard and Packaging, Inc. ("Inland"), consists of the corrugated packaging and bleached paperboard operations. The corrugated packaging operation is vertically integrated and consists of four linerboard mills, two corrugating medium mills, 38 box plants, and nine specialty converting plants. The bleached paperboard operation consists of one large mill located in Evadale, Texas.

     Temple-Inland's Building Products Group, operated by Temple-Inland Forest Products Corporation ("Temple-Inland FPC"), manufactures a wide range of building products including lumber, plywood, particleboard, gypsum wallboard, fiberboard, and medium-density fiberboard.

     Temple-Inland's Financial Services Group, operated by subsidiaries of Temple-Inland Financial Services Inc. ("Financial Services"), consists of savings bank activities, mortgage banking, real estate development, and insurance brokerage. Guaranty conducts its business through 135 banking centers in Texas and California. Mortgage banking is conducted through Temple-Inland Mortgage Corporation ("Temple-Inland Mortgage"), a subsidiary of Guaranty that arranges financing of single-family mortgage loans, then sells the loans into the secondary market (primarily FNMA, FHLMC, and GNMA). Real estate operations include development of residential subdivisions, as well as the management and sale of income properties.

     Temple-Inland is a Delaware corporation that was organized in 1983. Its principal subsidiaries include Inland, Temple-Inland FPC, Financial Services, Guaranty, and Temple-Inland Mortgage. Temple-Inland's principal executive offices are located at 303 South Temple Drive, Diboll, Texas 75941. Its telephone number is (409) 829-5511.

BUSINESS OF TEMPLE-INLAND

     Paper Group. This group is composed of two operations: corrugated packaging and bleached paperboard.

     (i) CORRUGATED PACKAGING. The corrugated packaging operation of Inland manufactures containerboard that it converts into a complete line of corrugated packaging and point-of-purchase displays. Approximately 84 percent of the containerboard produced by Inland in 1997 was converted into corrugated containers at its box plants. Inland's nationwide network of box plants produces a wide range of products from commodity brown boxes to intricate die cut containers that can be printed with multi-color graphics. Even though the corrugated box business is characterized by commodity pricing, each order for each customer is a custom order. Inland's corrugated boxes are sold to a variety of customers in the food, paper, glass containers, chemical, appliance, and plastics industries, among others.

     Inland also manufactures litho-laminate corrugated packaging and high graphics folding cartons. Other products manufactured by Inland include bulk containers constructed of multi-wall corrugated board for extra strength, which are used for bulk shipments of various materials, paper sealing tape, and other tape specialties.

     In the corrugated packaging operation, Inland services about 6,800 customers with approximately 11,000 shipping destinations. The largest single customer accounted for approximately four percent and the 10 largest customers accounted for approximately 26 percent of the 1997 corrugated packaging revenues. Costs of freight and customer service requirements necessitate the location of box plants relatively close to customers. Each plant tends to service a market within a 150-mile radius of the plant.

     Sales of corrugated shipping containers closely track changing population patterns and other demographics. Historically, there has been a correlation between the demand for containers and containerboard and real growth in the United States gross domestic product, particularly the non-durable goods segment.

     (ii) BLEACHED PAPERBOARD. The bleached paperboard operation produces various grades and weights of coated and uncoated bleached paperboard, bleached linerboard, and bleached bristols. These materials are used by other paper companies and by manufacturers that buy paper in roll lots and convert it into such items as paper cups, plates, file folders, folding cartons, paperback book covers, and various other packaging and convenience products.

     Bleached paperboard products are sold to a large number of customers. Sales to the largest customer of this operation accounted for approximately 12 percent of bleached paperboard sales in 1997. This level of sales is consistent with sales to this customer over the past several years. Although the loss of this customer could have a material adverse effect on this operation, it would not have a material adverse effect on Temple-Inland taken as a whole. This customer is also a customer of the corrugated packaging operation, but sales to this customer represent less than four percent of the total sales of the corrugated packaging operation. The 10 largest customers accounted for approximately 57 percent of bleached paperboard sales in 1997. During 1997, sales were made to customers in 43 states, Mexico, and Puerto Rico, as well as to independent distributors through which this operation's products were exported to Asia, Japan, Central America, and South America. Contracts specifying annual tonnage quantities are maintained with several major customers.

     Demand for bleached paperboard products generally correlates with real growth in retail sales of non-durable packaged products in the United States, as well as the level of fast food restaurant activity for food service grades, including cup and plate. Demand is also affected by inventory levels maintained by paperboard converters as well as a number of other factors, including changes in industry production capacity and the strength of international markets.

     Building Products Group. The Building Products Group produces a wide variety of building products, such as lumber, plywood, particleboard, gypsum wallboard, hardboard siding, medium-density fiberboard, and fiberboard sheathing.

     Sales of building products are concentrated in the southern United States. No significant sales are generated under long-term contracts. Sales of most of these products are made by account managers and representatives to distributors, retailers, and O.E.M. (original equipment manufacturer) accounts. Almost 78 percent of particleboard sales are to commercial fabricators, such as manufacturers of cabinets and furniture. The 10 largest customers accounted for approximately 23 percent of the Building Products Group's 1997 sales. The building products business is heavily dependent upon the level of residential housing expenditures, including the repair and remodeling market.

     The Building Products Group is a 50 percent owner in three joint ventures. One of these joint ventures recently began producing medium-density fiberboard at a facility in Arkansas. Another of these joint ventures recently began producing cement fiberboard at a newly constructed plant in Texas. The third joint venture was the acquisition of an existing facility for the production of gypsum wallboard and a related quarry. This joint venture also began construction in the first quarter of 1998 of a wallboard plant to be located in Tennessee, completion of which is anticipated by 2000.

     Financial Services Group. The Financial Services Group operates a savings bank and engages in mortgage banking, real estate development, and insurance activities.

     (i) SAVINGS BANK. Guaranty is a federally-chartered stock savings bank that conducts its business in Texas through 110 banking centers located primarily in the eastern third of Texas, including Houston, Dallas, San Antonio, and Austin. Following its acquisition of California Financial Holding Company, the parent company of Stockton Savings Bank, F.S.B., in the second quarter of 1997, Guaranty operates an additional 25 branches in the Central Valley of California. The primary activities of Guaranty include attracting savings deposits from the general public, investing in loans secured by mortgages on residential real estate, lending for the construction of real estate projects, and providing a variety of loan products to consumers and businesses.

     Guaranty derives its income primarily from interest earned on real estate mortgages, commercial and business loans, consumer loans, and investment securities, as well as fees received in connection with loans and deposit services. Its major expense is the interest it pays on consumer deposits and other borrowings. The operations of Guaranty, like those of other savings institutions, are significantly influenced by general economic conditions, by the monetary, fiscal, and regulatory policies of the federal government, and by the policies of financial institution regulatory authorities. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for mortgage financing and for other types of loans as well as market conditions. Guaranty primarily seeks assets with interest rates that adjust periodically rather than assets with long-term fixed rates.

     Because of the loan growth experienced by Guaranty in 1998 and the changes in asset mix in Guaranty's portfolio, Temple-Inland will contribute up to $160 million of additional capital to Guaranty in the first quarter of 1999 in order for Guaranty to maintain its classification of "well capitalized" under OTS regulations. This additional capital and the cash to be paid to the HFB stockholders in the Merger will be financed by Temple-Inland through additional borrowings.

     (ii) MORTGAGE BANKING. Temple-Inland Mortgage, a wholly-owned subsidiary of Guaranty, headquartered in Austin, Texas, originates, warehouses, and services FHA, VA, and conventional mortgage loans primarily on single family residential property. Temple-Inland Mortgage originates mortgage loans for sale into the secondary market. It typically retains the servicing rights on these loans, but periodically sells some portion of its servicing to third parties. During 1997, Temple-Inland Mortgage expanded its operations in the Midwest by acquiring Knutson Mortgage Corporation of Minneapolis, a full-service mortgage bank with a loan servicing portfolio of approximately $6 billion. At the end of 1997, Temple-Inland Mortgage was servicing $26.1 billion in mortgage loans, including loans serviced for affiliates and approximately $1.6 billion in mortgages serviced for a third party. Temple-Inland Mortgage produced $3.2 billion in mortgage loans during 1997.

     (iii) REAL ESTATE DEVELOPMENT AND INCOME PROPERTIES. Subsidiaries of Financial Services are involved in the development of 34 residential subdivisions in Texas, Arizona, California, Colorado, Florida, Georgia, Missouri, Tennessee, and Utah. The real estate group also owns 18 commercial properties, including properties owned by subsidiaries through joint venture interests.

     (iv) INSURANCE. Subsidiaries of Financial Services are engaged in the brokerage of property, casualty, life, and group health insurance products. One of these subsidiaries is an insurance agency that administers the marketing and distribution of several mortgage-related personal life, accident, and health insurance programs. This agency also acts as the risk management department of Temple-Inland. An affiliate of the insurance agency sells annuities through banks and savings banks, including Guaranty.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Additional information relating to Temple-Inland, including information relating to the business, management, properties, financial condition, and results of operations of Temple-Inland, is included in documents incorporated by reference into this Proxy Statement-Prospectus. See "Available Information" beginning on page 4 and "Incorporation of Certain Information by Reference" beginning on page 5.

                           INFORMATION REGARDING HFB

BUSINESS OF HFB

     HFB is a savings and loan holding company that was incorporated in the State of Delaware that was organized in 1995 for the purpose of acquiring all of the capital stock of Hemet upon its conversion from a federally chartered mutual savings association to a federally chartered stock savings association (the "Conversion"). On June 30, 1995, HFB completed its sale of 6,612,500 shares of common stock, and used approximately 50 percent of the $51.1 million in net proceeds to purchase all of Hemet's common stock issued in Hemet's conversion to stock form. This business combination was accounted for at historical cost in a manner similar to a pooling of interests.

     HFB's principal business is to serve as a holding company for Hemet and Hemet's wholly owned subsidiary, First Hemet Corporation ("First Hemet"). As a legal entity separate and distinct from its subsidiaries, HFB's principal sources of funds are its existing capital and assets, and future dividends paid by and other funds advanced from its subsidiaries. Legal limitations are imposed on the amount of dividends that may be paid and loans that may be made by Hemet to HFB. HFB's common stock (the "HFB Common Stock") is listed on the Nasdaq National Market(R) under the symbol "HEMT."

     At September 30, 1998, HFB had $1.06 billion in total assets, $604.0 million in total net loans receivable, and $881.8 million in total deposits. HFB is subject to regulation by the OTS, the Federal Deposit Insurance Corporation ("FDIC"), and the Commission. The principal executive offices of HFB and Hemet are located at 445 East Florida Avenue, Hemet, California, 92543, telephone number (909) 658-4411, toll free (800) 540-4363, facsimile number (909)
925-5398. HFB may also be contacted via electronic mail at:
CORPINFO@HEMETFED.COM. Hemet is a member of the Federal Home Loan Bank of San Francisco and its deposit accounts are insured by the FDIC through the Savings Association Insurance Fund to the maximum extent permitted by law.

     On September 27, 1996, Hemet acquired Palm Springs Savings Bank ("PSSB") for $16.3 million. The acquisition was accounted for under purchase accounting guidelines and therefore generated intangible assets.

     On June 21, 1996, Hemet entered the Northern San Diego County market through the purchase of three branch offices and the assumption of deposit liabilities totaling $185.2 million from Hawthorne Savings Bank. In conjunction with the purchase, Hemet generated a core deposit intangible of $6.6 million, or
3.6 percent of the deposits assumed.

     The consolidated financial statements include the accounts of HFB, Hemet, and First Hemet. First Hemet engages in trustee services for Hemet, and receives commissions from the sale of insurance related and other non-FDIC insured products.

     Hemet conducts business from 18 branch offices, one stand-alone loan production office, and one centralized loan servicing center, in the Greater Hemet/San Jacinto Valley area, Northern San Diego County, Coachella Valley, Riverside County, and Orange County, California.

     In addition, Hemet supports its customers through 24 hour telephone banking and ATM access through an array of networks including STAR, CIRRUS, PLUS, NOVUS, and internet account access.

     Through its network of banking offices, Hemet emphasizes personalized service focused upon two primary markets: households and small businesses. Hemet offers a variety of lending products, including:

     - a broad array of residential mortgage products, both fixed and adjustable rate

     - consumer loans, including home equity lines of credit, auto loans, and personal lines of credit

     - specialized financing programs to support community development

     - mortgages for multifamily real estate

     - commercial real estate loans

     - construction lending

     - commercial loans to businesses, including both revolving lines of credit and term loans

     Hemet also provides an extensive selection of deposit instruments. These include:

     - multiple checking products for both personal and business accounts

     - various savings accounts, including those for minors

     - tiered money market accounts

     - tax qualified deposit accounts (e.g. IRA's)

     - a broad array of certificate of deposit products, with terms from 7 days to 7 years

     Through First Hemet, Hemet also provides mortgage life insurance, fire insurance, and a wide selection of mutual funds and fixed and variable annuities.

     Hemet also supports its customers by functioning as a federal tax depository, providing access to merchant bankcard services, selling and purchasing foreign banknotes, providing debit cards, and supplying various forms of electronic funds transfer.

     HFB participates in the wholesale capital markets through the management of its security portfolio and its use of various forms of wholesale funding. HFB's security portfolio contains a variety of instruments, including callable debentures, fixed and adjustable rate mortgage backed securities, and collateralized mortgage obligations. HFB also participates in the secondary market for loans as both a purchaser and a seller of various types of mortgage products.

     HFB's revenues are primarily derived from interest on its loan and mortgage backed securities portfolios, interest and dividends on its investment securities, and fee income associated with the provision of various customer services. Interest paid on deposits and borrowings constitutes HFB's largest type of expense. HFB's primary sources of funds are deposits, principal and interest payments on its asset portfolios, and various sources of wholesale borrowings, including FHLB advances and reverse repurchase agreements. HFB's most significant operating expenditures are its staffing expenses and the costs associated with maintaining its branch network.

     Market Area And Competition. The banking and financial services business in California generally, and in Hemet's market areas specifically, is highly competitive. The increasingly competitive environment is a result of:

     - changes in regulation, technology, and product delivery systems, whereby Hemet must compete with both (i) in-market entities and (ii) remote entities soliciting customers via electronic means

     - the accelerating pace of consolidation among financial institutions and the continuing mergers among commercial and investment banks

     - the growth of non bank financial services providers

     Hemet competes for loans, deposits, and customers for financial services with commercial banks, savings & loans, credit unions, thrift & loans, securities and brokerage companies, mortgage companies, insurance firms, finance companies, mutual funds, and other non bank service providers. Many of these competitors are much larger than Hemet in total assets, market reach, and capitalization; and enjoy greater access to capital markets and can offer a broader array of products and services than Hemet can currently legally furnish.

     In order to compete with other financial services providers, Hemet relies upon local community involvement, personal service and the resulting personal relationships of its staff and customers, and the development and sale of specialized products and services tailored to meet its customers' needs.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Additional information relating to HFB, including information relating to the business, management, properties, financial condition, and results of operations of HFB, is included in documents incorporated by reference into this Proxy Statement-Prospectus. See "Available Information" beginning on page 4 and "Incorporation of Certain Information by Reference" beginning on page 5.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements give effect to the Merger, assuming it is accounted for using the purchase method of accounting. The unaudited pro forma combined balance sheet as of October 3, 1998, gives effect to the Merger as if it had been consummated on October 3, 1998. The unaudited pro forma combined income statements for the year ended January 3, 1998, and for the nine months ended October 3, 1998, give effect to the Merger as if it had been consummated as of the beginning of the fiscal period presented.

     The information for the year ended January 3, 1998, in the column titled "Temple-Inland" is summarized from the consolidated financial statements of Temple-Inland filed in Temple-Inland's Annual Report on Form 10-K for the year ended January 3, 1998. The information at October 3, 1998, and for the nine-month period ended October 3, 1998, in the column titled "Temple-Inland" is summarized from the consolidated financial statements of Temple-Inland filed in Temple-Inland's Quarterly Report on Form 10-Q for the nine-month period ended October 3, 1998.

     The information in the column titled "HF Bancorp" as of October 3, 1998, is derived from the consolidated financial statements of HF Bancorp filed in HF Bancorp's Quarterly Report on Form 10-Q for the period ended September 30, 1998. The information for the year ended January 3, 1998, contained in the column titled "HF Bancorp" is derived from the consolidated financial statements of HF Bancorp filed in HF Bancorp's Quarterly Reports on Form 10-Q for the three quarterly periods ended March 31, 1997, September 30, 1997, and December 31, 1997, and from the consolidated financial statements of HF Bancorp filed in HF Bancorp's Annual Report on Form 10-K for the year ended June 30, 1997. The information for the nine-month period ended September 30, 1998, in the column titled "HF Bancorp" is derived from the consolidated financial statements of HF Bancorp filed in HF Bancorp's Quarterly Reports on Form 10-Q for the two quarterly periods ended March 31, 1998, and September 30, 1998, and the consolidated financial statements of HF Bancorp filed in HF Bancorp's Annual Report on Form 10-K for the year ended June 30, 1998.

     The unaudited pro forma combined balance sheet and income statements are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations that would actually have occurred if the Merger had been consummated in the past or that may be obtained in the future. The pro forma adjustments are based on available information and assumptions Temple-Inland's management believes are reasonable. These adjustments are directly attributable to the Merger and are expected to have a continuing impact on the financial position and results of operations of Temple-Inland.

     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes of Temple-Inland and HF Bancorp contained in their Annual Reports on Form 10-K for the years ended January 3, 1998 and June 30, 1998, respectively, and their respective Quarterly Reports on Form 10-Q for the period ended October 3, 1998 and September 30, 1998, respectively.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             AS OF OCTOBER 3, 1998
                                 (IN MILLIONS)

                                              TEMPLE-INLAND   HF BANCORP   ADJUSTMENTS     PRO FORMA
                                              -------------   ----------   -----------     ---------
Assets
  Loans receivable, net.....................    $ 7,220.0      $  604.0      $  2.6(1)     $ 7,826.6
  Mortgage-backed and investment
     securities.............................      2,383.0         376.0          --          2,759.0
  Property and equipment, net...............      2,961.0           6.0          --          2,967.0
  Other assets..............................      2,374.0          74.0       (18.1)(2)      2,429.9
                                                ---------      --------      ------        ---------
          Total assets......................    $14,938.0      $1,060.0      $(15.5)       $15,982.5
                                                =========      ========      ======        =========
Liabilities
  Deposits..................................    $ 7,323.0      $  882.0      $  3.6(3)     $ 8,208.6
  Short-term debt...........................      2,207.0          65.0          --          2,272.0
  Long-term debt............................      1,804.0          20.0          --          1,824.0
  Accrued expenses and other liabilities....      1,565.0           9.0        (3.2)(4)      1,570.8
                                                ---------      --------      ------        ---------
          Total Liabilities.................    $12,899.0      $  976.0      $  0.4        $13,875.4
                                                =========      ========      ======        =========
Stockholder's Equity
  Common stock..............................    $    61.0      $     --      $  1.2(5)     $    62.2
  Additional paid-in-capital................        356.0          52.0        14.9(5)         422.9
  Retained earnings and other...............      1,836.0          34.4       (34.4)(5)      1,836.0
  Cost of shares held in treasury...........       (214.0)         (2.4)        2.4           (214.0)
                                                ---------      --------      ------        ---------
          Total stockholders' equity........      2,039.0          84.0       (15.9)         2,107.1
                                                ---------      --------      ------        ---------
          Total liabilities and
            stockholders' equity............    $14,938.0      $1,060.0      $(15.5)       $15,982.5
                                                =========      ========      ======        =========

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                FOR THE NINE-MONTHS ENDED OCTOBER 3, 1998
                          -----------------------------------------------------
                          TEMPLE-INLAND   HF BANCORP   ADJUSTMENTS    PRO FORMA
                          -------------   ----------   -----------    ---------
Revenue
  Financial services....    $  808.2        $ 55.5       $ (1.1)(6)   $  862.6
  Manufacturing net
    sales...............     2,020.8           0.0          0.0        2,020.8
                            --------        ------       ------       --------
         Total
           revenue......     2,829.0          55.5         (1.1)       2,883.4
                            --------        ------       ------       --------
Costs and expenses
  Financial services....       694.4          57.1         (7.6)(7)      743.9
  Manufacturing costs
    and expenses........     1,912.2           0.0          0.0        1,912.2
                            --------        ------       ------       --------
         Total costs and
           expense......     2,606.6          57.1         (7.6)       2,656.1
                            --------        ------       ------       --------
Operating income........       222.4          (1.6)         6.5          227.3
Parent company interest,
  net and other.........       (75.1)          0.0          0.0          (75.1)
Income before taxes.....       147.3          (1.6)         6.5          152.2
Taxes on income.........        61.9          (0.7)         3.0(8)        64.2
                            --------        ------       ------       --------
         Net Income.....    $   85.4        $ (0.9)      $  3.5       $   88.0
                            ========        ======       ======       ========
Earnings per share(9)
Basic
  Earnings per share....    $   1.53        $(0.14)                   $   1.54
  Weighted average
    shares
    outstanding.........        55.8           6.3                        57.0
Diluted
  Earnings per share....    $   1.53        $(0.14)                   $   1.54
  Weighted average
    shares
    outstanding.........        55.9           6.4                        57.1

                                    FOR THE YEAR ENDED JANUARY 3, 1998
                          ------------------------------------------------------
                          TEMPLE-INLAND   HF BANCORP   ADJUSTMENTS     PRO FORMA
                          -------------   ----------   -----------     ---------
Revenue
  Financial services....    $  945.0        $ 71.2       $ (1.5)(6)    $1,014.7
  Manufacturing net
    sales...............     2,680.0           0.0          0.0         2,680.0
                            --------        ------       ------        --------
         Total
           revenue......     3,625.0          71.2         (1.5)        3,694.7
                            --------        ------       ------        --------
Costs and expenses
  Financial services....       813.0          70.6        (13.8)(7)       869.8
  Manufacturing costs
    and expenses........     2,613.0           0.0          0.0         2,613.0
                            --------        ------       ------        --------
         Total costs and
           expense......     3,426.0          70.6        (13.9)        3,482.7
                            --------        ------       ------        --------
Operating income........       199.0           0.6         12.3           211.9
Parent company interest,
  net and other.........      (104.0)          0.0          0.0          (104.0)
Income before taxes.....        95.0           0.6         12.3           107.9
Taxes on income.........        44.0           0.2          5.4(8)         49.6
                            --------        ------       ------        --------
         Net Income.....    $   51.0        $  0.4       $  6.9        $   58.3
                            ========        ======       ======        ========
Earnings per share(9)
Basic
  Earnings per share....    $   0.91        $ 0.06                     $   1.02
  Weighted average
    shares
    outstanding.........        56.0           6.3                         57.2
Diluted
  Earnings per share....    $   0.90        $ 0.06                     $   1.02
  Weighted average
    shares
    outstanding.........        56.2           6.4                         57.4

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

     The following pro forma adjustments give effect to the Merger using the purchase method of accounting. The aggregate purchase price of approximately $120 million will consist of cash, no more than 1,216,470 shares of Temple-Inland Common Stock, and transactional costs of approximately $1.1 million.

(1) Represents the net difference between book value and the estimated fair value of loans receivable. Fair value estimates are based upon a limited review of loans by Guaranty. Guaranty's current strategy regarding the ultimate recovery of certain portions of the loan portfolio may differ from that of Hemet.

(2) Represents:

          (a)the difference between book value and estimated fair value of core deposit intangible ($1.5 million),

          (b)reductions of cash for expected payments aggregating $6.0 million relating to brokerage fees, cash-out of certain stock options and contractual benefits concurrent with the Merger consummation,

          (c)reduction of cash reflecting the estimated cash portion of purchase price ($50.4 million),

          (d)goodwill of $39.7 million representing the excess of purchase price over net tangible and identifiable intangible assets acquired, and

          (e)an increase in net deferred tax assets of $0.1 million for the effect of taxable pro forma adjustments at a 39% effective income tax rate, offset by a reclassification of Hemet deferred tax liabilities to deferred tax assets.

(3) Represents the difference between book value and the estimated fair value of deposits.

(4) Represents the current income tax benefit from tax deductions related to certain expenses in (3)(b) above, offset by a reclassification of Hemet deferred tax liabilities to deferred tax assets.

(5) Represents the reversal of HF Bancorp, Inc. stockholders' equity and issuance of the estimated stock portion of the purchase price (1,216,470 shares of Temple-Inland Common Stock).

(6) Represents adjustments of amortization of premiums on loans resulting from fair value adjustments. Premium on the loan portfolio is amortized over the estimated remaining life of the portfolio using the interest method.

(7) Represents (a) expected reductions in employment compensation and benefits from consolidation of redundant functions of $8.2 million for the period ended October 3, 1998, and $10.9 million for the period ended January 3, 1998, (b) amortization of premium on deposits resulting from fair value adjustments of $3.6 million for the period ended January 3, 1998, and (c) adjustments to amortization resulting from the adjusted carrying values of goodwill and core deposit intangible of $0.5 million for the period ended October 3, 1998, and $0.7 million for the period ended January 3, 1998. Premium on the deposit portfolio is amortized over the estimated remaining life of the portfolio using the interest method. Goodwill and the core deposit intangible are amortized using the straight-line method over 25 and 7 years, respectively.

(8) Represents the resultant income tax effect of the pro forma adjustments. The income tax effect of taxable pro forma adjustments is computed using an effective income tax rate of 39%.

(9) Historical basic and diluted earnings per share is based upon the weighted average number of outstanding shares of Temple-Inland Common Stock and HF Bancorp Common Stock before the Merger. Pro forma basic and diluted earnings per share is based upon the weighted average number of shares assuming the shares to be issued pursuant to the Merger (1,216,470) are issued as of the beginning of the fiscal year presented.

                    THE SPECIAL MEETING OF HFB STOCKHOLDERS

GENERAL

     This Proxy Statement-Prospectus is furnished in connection with the solicitation by the HFB Board of Directors of proxies representing HFB Common Stock to be voted at the Special Meeting to be held on March 25, 1999, and at any postponement or adjournment thereof.

MATTERS TO BE CONSIDERED AT THE HFB SPECIAL MEETING

     The purpose of the Special Meeting is to (a) consider and vote upon the principal terms of the Merger and (b) transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

THE RECORD DATE

     The HFB Board of Directors has fixed the close of business on February 5, 1999, as the record date (the "Record Date") for the determination of HFB stockholders entitled to receive notice of, and to vote at, the Special Meeting. Only holders of record of shares of HFB Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, [6,395,303] shares of HFB Common Stock were issued and outstanding.

VOTES REQUIRED AND VOTING OF PROXIES

     At the Special Meeting, a majority of all shares of HFB Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions will each be included in the determination of the number of shares present; however, they will not be counted as votes in favor of the Merger Proposal. Each share of HFB Common Stock held of record will be entitled to one vote upon each matter properly submitted to the HFB stockholders at the Special Meeting.

     The affirmative vote of the holders of at least a majority of the total number of outstanding shares of HFB Common Stock entitled to vote at the Special Meeting is required to approve the Merger Proposal. Consequently, the failure to vote, an abstention, or a broker non-vote would each have the same effect as a vote against the Merger Proposal.

     In accordance with the provisions of HFB's Certificate of Incorporation, record holders of HFB common stock who beneficially own in excess of ten percent of the outstanding shares of HFB Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. HFB's Certificate of Incorporation authorizes the HFB Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including the determination of whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own HFB Common Stock in excess of the Limit supply information to HFB to enable the HFB Board of Directors to implement and apply the Limit.

     Subject to the Limit, each share of HFB Common Stock represented by a proxy properly executed and received by HFB in time to be voted at the Special Meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted "FOR" the Merger Proposal. All proxies voted "FOR" such matters, including proxies on which no instructions are indicated, may at the discretion of the proxy-holder, be voted "FOR" a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. Proxies solicited hereby will be returned to HFB's transfer agent and will be tabulated by inspectors of election designated by the HFB Board of Directors.

     The HFB Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, persons appointed as proxies will have discretion to vote or act thereon in their best judgment.

     All the directors of HFB, who possess the ability to direct the voting of approximately 4.95 percent of HFB Common Stock outstanding on the Record Date, have agreed, among other things, to vote "FOR" approval of the Merger Proposal. However, the stockholders/directors are bound by the Stockholder Agreements to vote "FOR" approval of the Merger Proposal only in their capacity as stockholders. As directors, they are bound by their fiduciary duties to act in the best interest of HFB. See "The Stockholder Agreements" beginning on page 54.

     If a quorum is not obtained, or fewer shares of HFB Common Stock are voted in favor of the Merger Proposal than the number required for approval of the Merger Proposal, in accordance with the Bylaws of HFB and the General Corporation Law of Delaware, the Special Meeting will be postponed or adjourned for the purpose of allowing additional time to obtain additional proxies or votes, and at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

SOLICITATION OF PROXIES

     The cost of soliciting proxies relating to the Special Meeting will be paid by HFB. In addition to solicitation of proxies by the use of mail, directors, officers and employees of HFB and its subsidiaries may solicit proxies from HFB stockholders personally or by telephone or telegram without additional remuneration therefor. HFB also will provide persons, firms, banks, and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses of doing so.

REVOCABILITY OF PROXIES

     The presence of a HFB stockholder at the Special Meeting (or at any postponement or adjournment thereof) will not automatically revoke such HFB stockholder's proxy. However, a HFB stockholder may revoke a proxy at any time prior to its exercise by (a) delivery to the Corporate Secretary of HFB of a written notice of revocation prior to the vote with respect thereto; (b) delivery to the Corporate Secretary of HFB prior to the vote with respect thereto of a duly executed proxy bearing a later date; or (c) attending the Special Meeting (or, if the Special Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. Any written revocation of a proxy or other related communications should be addressed to Janet E. Riley, Corporate Secretary of HFB, 445 East Florida Avenue, Hemet, California 92543-4244.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HFB

     The following table sets forth, as of February 5, 1999, information with respect to the securities holdings of all persons which HFB has reason to believe may be deemed the beneficial owners of more than five percent of outstanding HFB Common Stock. Also set forth in the table is the beneficial ownership of all shares of outstanding HFB Common Stock, as of such date, of all directors and named executive officers, individually, and all directors and executive officers as a group.

                                                            AMOUNT OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNERSHIP         PERCENT OF CLASS(2)
------------------------------------                        --------------------   -------------------
LaSalle Financial Partners, LP............................        535,760                 8.37%
  259 E. Michigan, Suite 405
  Kalamazoo, Michigan 49007
Kahn Brothers & Co., Inc..................................        520,635                 8.13%
  555 Madison Avenue
  New York, N.Y. 10022
Tontine Partners, L.P.....................................        463,000                 7.23%
  31 West 52nd Street, 17th Floor
  New York, NY
Hemet Federal Savings and Loan Association................        422,635(1)              6.60%
  Employee Stock Ownership Plan ("ESOP")
  445 East Florida Avenue
  Hemet, California 92543-4244
Endeavour Capital Partners, L.P...........................        333,000                 4.20%
  555 Madison Avenue
  New York, N.Y. 10022
Dr. Robert K. Jabs, Director..............................         18,328(3)                 *
William D. King, Director.................................          3,300(4)                 *
Patricia A. "Corky" Larson, Director......................         11,149(5)                 *
Richard S. Cupp, Director, President and CEO..............         62,000(6)                 *
J. Robert Eichinger, Chairman of the Board................        156,053(7)              2.42%
Harold L. Fuller, Director................................         17,526(8)                 *
Norman M. Coulson, Director...............................          7,800(9)                 *
George P. Rutland, Director...............................          6,300(10)                *
Leonard E. Searl, Director................................         43,030(11)                *
Mark R. Andino, Senior Vice President and CFO.............         12,800(12)                *
All Directors and Executive Officers as a Group (16
  persons)................................................        381,466(13)             5.81%

---------------

 (1) Shares of HFB Common Stock were acquired by the ESOP in the Conversion. The ESOP Committee administers the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. As of the Record Date, 121,910 shares have been allocated to participant's accounts and are held in ESOP Trust except for 17,864 issued shares. Under the ESOP, allocated shares for which no written instructions have been received and unallocated shares will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Action of 1974, as amended.

 (2) Shares which the individual has the right to acquire currently or within sixty (60) days after February 5, 1999, by the exercise of options are deemed to be outstanding in calculating the percentage of shares beneficially owned, but are not deemed to be outstanding as to any other individual.

 (3) Includes 5,274 shares awarded to Dr. Jabs pursuant to the HF Bancorp Stock-Based Incentive Plan and 10,554 unissued shares as to which Dr. Jabs holds options that are vested or will become vested within sixty (60) days from the Record Date.

 (4) Includes 3,300 shares awarded to Mr. King pursuant to the HF Bancorp Stock-based Incentive Plan.

 (5) Includes 3,548 shares awarded to Ms. Larson pursuant to the HF Bancorp Stock-Based Incentive Plan and 7,101 shares as to which Ms. Larson holds options that are vested or will become vested within sixty (60) days from the Record Date.

 (6) Includes 30,000 shares awarded to Mr. Cupp pursuant to the HF Bancorp Stock-Based Incentive Plan and 32,000 shares as to which Mr. Cupp holds options that are vested or will become vested within sixty (60) days from the Record Date.

 (7) Includes 43,642 shares awarded to Mr. Eichinger pursuant to the HF Bancorp Stock-Based Incentive Plan and 61,475 shares as to which Mr. Eichinger holds options that are vested or will become vested within sixty (60) days from the Record Date.

 (8) Includes 4,122 shares awarded to Mr. Fuller pursuant to the HF Bancorp Stock-Based Incentive Plan and 8,252 shares as to which Mr. Fuller holds options that are vested or will become vested within sixty (60) days from the Record Date. Includes 2,226 shares that Mr. Fuller holds in connection with the Directors' Deferred Fee Stock Unit Plan.

 (9) Includes 3,300 shares awarded to Mr. Coulson pursuant to the HF Bancorp Stock-Based Incentive Plan and 4,000 shares as to which Mr. Coulson holds options that are vested or will become vested within sixty (60) days from the Record Date.

(10) Includes 3,300 shares awarded to Mr. Rutland pursuant to the HF Bancorp Stock-Based Incentive Plan and 2,000 shares as to which Mr. Rutland holds options that are vested or will become vested within sixty (60) days from the Record Date.

(11) Includes 9,882 shares awarded to Mr. Searl pursuant to the HF Bancorp Stock-Based Incentive Plan and 19,758 shares as to which Mr. Searl holds options that are vested or will become vested within sixty (60) days from the Record Date.

(12) Includes 5,000 shares awarded to Mr. Andino pursuant to the HF Bancorp Stock-Based Incentive Plan and 5,800 shares as to which Mr. Andino holds options that are vested or will become vested within sixty (60) days from the Record Date.

(13) Includes 115,713 shares subject to options granted to directors and executive officers under the HF Bancorp Stock-Based Incentive Plan that are currently exercisable.

APPRAISAL RIGHTS

     If the Merger Proposal is approved by the HFB stockholders, holders of HFB Common Stock who do not vote in favor of the Merger Proposal may be entitled to appraisal rights under Section 262 of the General Corporation Law of Delaware, the text of which is attached hereto as Appendix C. See "The Merger -- Appraisal Rights" beginning on page 43 for a discussion of appraisal rights and a description of the procedures that must be followed to perfect such rights.

                                   THE MERGER

     THIS SECTION OF THE PROXY STATEMENT-PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER, AND SUCH INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS AND THE TEXT THEREOF IS INCORPORATED HEREIN BY REFERENCE, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE MERGER AGREEMENT AND EACH OF THE OTHER APPENDICES HERETO IN THEIR ENTIRETY.

BACKGROUND AND REASONS FOR THE MERGER

     HFB was formed in June 1995 in connection with Hemet's conversion from a mutual savings association to a stock savings bank. During fiscal 1997, HFB began to shift its operations and marketing strategy to position Hemet as a community bank in order to improve performance and enhance stockholder value. The strategy included enhancing HFB's management team and Board of Directors through the appointment of individuals with years of successful commercial and community banking experience, continuing to focus on improving HFB's efficiency ratio, being aggressive in managing Hemet's portfolio of troubled assets, adopting alternative delivery channels, increasing secondary market activity, enhancing capital utilization, implementing product repricing programs, implementing new services, and further modifying HFB's compensation and benefit programs. During the nine months ended March 31, 1998, HFB continued the implementation of its strategy to evolve Hemet into a community bank offering a more comprehensive array of products and services while at the same time augmenting earnings.

     On April 22, 1998, HFB issued a press release (the "April Release") in which it reported earnings for the third quarter of fiscal 1998.

     During March and April 1998, the OTS conducted its periodic safety and soundness regulatory exam of Hemet. This exam was a factor in HFB's issuance of a further press release on May 7, 1998, in which it announced a restatement of the earnings announced in the April Release (the "May Release"). The restatement resulted from additional provisions for estimated loan losses and the establishment of greater valuation reserves for foreclosed real estate. In the May Release, HFB also indicated that HFB was nearing completion of analyses of a variety of options to augment profitability by implementing fundamental changes to HFB's cost structure, operating platform, and distribution network, which would require restructuring charges that could materially impact HFB's financial results for the quarter and fiscal year ending June 30, 1998.

     On May 18, 1998, LaSalle Financial Partners, a Delaware limited partnership ("LaSalle"), filed a Schedule 13D with the Commission. In that Schedule 13D, LaSalle (and/or its affiliates) reported beneficial ownership of 358,160 shares or 5.7 percent of HFB Common Stock. In its Schedule 13D, LaSalle reported that its goal was to "profit in the market price of Common Stock." In that regard, LaSalle stated that it expected to assert stockholder rights with the purpose of influencing HFB policies and, in particular, with the intent of influencing a business combination involving HFB. LaSalle further reported an interest in obtaining representation on HFB's Board of Directors. Subsequently, LaSalle reported that it had increased its beneficial ownership of HFB Common Stock to approximately 8.9 percent.

     From May 1998 through July 1998, HFB's Board of Directors and executive officers met at various times to consider strategic alternatives available to HFB to serve the best interests of HFB's stockholders. As a result of the foregoing events, the HFB Board of Directors directed that HFB retain financial advisors to assist HFB in evaluating its alternatives. On July 1, 1998, HFB retained KBW to render financial advisory and investment banking services to HFB including studying and reviewing HFB's business, operations, financial performance, and prospects, assisting in formulating a strategy to respond to the recent 13D filing by LaSalle, and providing general advice on corporate financial issues, including a possible merger, sale, or business combination of HFB.

     Thereafter, during July and August 1998, KBW and HFB's management and Board of Directors identified a number of institutions that KBW would approach regarding a potential transaction involving HFB. On HFB's behalf, KBW solicited indications of interest from a number of financial institutions, and received preliminary indications of interest and requests for additional information from several institutions. Each of the prospective institutions was asked to sign a confidentiality agreement and was provided certain additional information regarding HFB.

     In early August 1998, Ronald D. Murff, the Chief Financial Officer of Guaranty, contacted Richard S. Cupp, HFB's President and Chief Executive Officer, to request a meeting regarding a possible merger. On August 13, 1998, Mr. Cupp met with Temple-Inland's President and Chief Operating Officer, Kenneth
M. Jastrow, II, and Mr. Murff regarding a possible merger. Before the meeting, the parties exchanged available public information about each other. At the meeting, it was agreed that Temple-Inland would send a letter to HFB, through KBW, in which Temple-Inland would request certain information Temple-Inland deemed necessary to determine a price range for the acquisition of HFB. Pursuant to a confidentiality agreement executed August 14, 1998, HFB supplied additional information to Temple-Inland to allow it to formulate such a proposal.

     On October 2, 1998, HFB received a letter from Guaranty expressing Guaranty's interest in acquiring HFB for consideration in the range of $17-$20 per share, and requesting HFB's response to this nonbinding expression of interest by October 9, 1998. On October 14, 1998, Mr. Cupp, Carl Raggio, HFB's Executive Vice President and Chief Credit Officer, and Mark Andino, HFB's Senior Vice President and Chief Financial Officer, traveled to Texas to meet with officers of Temple-Inland and Guaranty to provide further information about HFB and to gather information about Temple-Inland and Guaranty. At the conclusion of the October 14, 1998, meeting, Mr. Cupp met separately with Messrs. Jastrow and Murff, and Guaranty's President and Chief Executive Officer, Kenneth R. Dubuque, at which time Temple-Inland agreed to supply, on or before October 23, 1998, a letter outlining a proposal for the acquisition of HFB by Temple-Inland.

     On October 22, 1998, KBW representatives met with HFB's Board of Directors to discuss the results of KBW's solicitations of interest in a possible merger, sale, or business combination with HFB. The HFB Board authorized KBW to continue to pursue negotiations with interested parties, and established a special committee comprised of three nonemployee directors of HFB (the "HFB Special Committee") to monitor KBW's progress and to negotiate possible mergers, sales, or business combinations.

     On October 23, 1998, Temple-Inland presented a proposal setting forth general terms and structure of a potential acquisition of HFB and requested an exclusive opportunity to negotiate toward a definitive agreement.

     On October 26, 1998, the HFB Special Committee met to consider Temple-Inland's proposal, and the HFB Special Committee authorized KBW to convey to Temple-Inland HFB's suggested modifications to that proposal. However, KBW was also instructed to keep open any other discussions that could result in a different, but more favorable transaction without jeopardizing the potential Temple-Inland transaction. Subsequently, KBW contacted such institutions to determine their level of interest in a transaction with HFB on terms more favorable than those proposed by Temple-Inland.

     On October 28, 1998, representatives of KBW and Mr. Cupp reported back to the HFB Special Committee the results of such conversations, indicating that Temple-Inland had improved its earlier proposal. Based upon the revised proposal, the HFB Special Committee authorized the execution of an agreement to negotiate exclusively with Temple-Inland until November 15, 1998.

     Between October 28, 1998, and November 13, 1998, discussions between HFB and Temple-Inland continued and a preliminary agreement was reached regarding the basic terms. During that same time period, HFB and Temple-Inland conducted due diligence reviews of each other. From November 4, 1998, to November 13, 1998, representatives of HFB and Temple-Inland met and had numerous telephone conversations to negotiate the final terms of the Merger Agreement, the Stock Option Agreement, and the

Stockholder Agreements. See "Merger Agreement," "Stock Option Agreement," and "Stockholder Agreements" below.

     On November 14, 1998, HFB's Board of Directors met and concluded that the Merger was advisable and in the best interests of HFB and its stockholders. The Board unanimously approved the terms of Temple-Inland's proposal and the Merger pursuant to the Merger Agreement. The Merger Agreement, the Stock Option Agreement, and the Stockholder Agreements were executed on November 14, 1998.

     In evaluating the proposed merger with Temple-Inland, the Board of Directors of HFB considered a variety of factors, reviewed information relating to Temple-Inland, and received reports and presentations from its officers, financial advisers, and legal counsel. Among the factors considered by the Board of Directors were the following:

     - the fact that the value of the consideration to be paid in the Merger represented a premium over the current market price of the HFB Common Stock;

     - the value and form of the consideration to be paid in the Merger compared with prices paid in acquisitions of other banks and bank holding companies;

     - the book value and earnings per share of HFB;

     - the results of operations and prospects of HFB and Temple-Inland, and in particular, the compatibility of Hemet's and Guaranty's customer bases and the additional services Guaranty could offer to Hemet's customers;

     - alternatives to an acquisition of HFB, including the advisability of continuing to operate HFB as an independent entity;

     - the opinion of KBW confirmed in a letter to the Board of Directors, that the consideration to be received in the Merger is fair from a financial point of view to the stockholders of HFB (see "The Merger -- Opinion of HFB's Financial Advisor" below);

     - the possible tax consequences of the transaction to the stockholders of HFB; and

     - the value of Temple-Inland stock as an investment, including the fact that it may offer HFB stockholders the opportunity to participate in the future performance of a larger financial institution than HFB.

RECOMMENDATION OF THE HFB BOARD OF DIRECTORS

     FOR THE REASONS SET FORTH ABOVE AND OTHER FACTORS IT CONSIDERED APPROPRIATE, THE HFB BOARD OF DIRECTORS HAS CONCLUDED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF HFB AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT HFB STOCKHOLDERS APPROVE THE MERGER PROPOSAL.

OPINION OF HFB'S FINANCIAL ADVISOR

     KBW has delivered to the HFB Board of Directors its written opinion dated the date of this Proxy Statement-Prospectus to the effect that as of such date the consideration to be paid in the Merger is fair, from a financial point of view, to the HFB stockholders. KBW's opinion is addressed to the HFB Board of Directors and does not constitute a recommendation as to how any HFB stockholder should vote with respect to the Merger Proposal. The opinion was rendered to the HFB Board of Directors for its consideration in determining whether to approve the Merger Agreement. In connection with its opinion dated the date of this Proxy Statement-Prospectus, KBW updated certain analyses performed in connection with its opinion delivered on November 14, 1998, and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     THE FULL TEXT OF THE OPINION OF KBW DATED THE DATE OF THIS PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS APPENDIX B AND IS INCORPORATED

HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In rendering its opinion, KBW (i) reviewed, among other things, the Merger Agreement, Annual Reports to stockholders, and Annual Reports on Form 10-K of HFB and Temple-Inland for the three fiscal years ended June 30, 1998, for HFB, and January 3, 1998, for Temple-Inland, certain interim reports to stockholders and Quarterly Reports on Form 10-Q for HFB and Temple-Inland and certain internal financial analyses and forecasts for HFB prepared by management; (ii) held discussions with members of senior management of HFB and Temple-Inland regarding past and current business operations, regulatory relationships, financial condition, and future prospects of the respective companies; (iii) compared certain financial and stock market information for HFB and Temple-Inland with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as it considered appropriate.

     In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the management of HFB as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW and assumed that such forecasts and projections reflected the best available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such management. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Hemet and Guaranty are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property on HFB or Temple-Inland, nor did KBW examine any individual credit files.

     The following is a summary of the material financial analyses employed by KBW in connection with providing its opinion and does not purport to be a complete description of all analyses employed by KBW.

  Valuation Summary

     KBW calculated multiples which are based on a per share purchase price of $18.50, when compared to HFB's September 30, 1998, stated book value per share of $13.13, its tangible book value per share of $11.76, its trailing 12 month (September 30, 1997 to September 30, 1998) earnings per share of ($0.03), its budgeted fiscal 1999 earnings per share, and its core deposit base (deposits less certificate accounts greater than $100,000). Based on this data, the price to stated book value per share multiple was 1.41 times and the price to stated tangible book value per share multiple was 1.57 times. KBW noted that since HFB had reported a loss for the trailing twelve month period that the price to trailing twelve month earnings was not a meaningful ratio, the price to budgeted fiscal 1999 earnings per share was 28.5 times, and the core deposit premium was 6.5%. KBW also reviewed the transaction structure and the conditions under which the number of shares of Temple-Inland Common Stock that may be issued in the transaction would change and the effect that would have on the per share consideration received by the HFB stockholders. In addition, KBW reviewed the election and allocation procedures as set forth in the Merger Agreement.

  Selected Peer Group Analysis

     KBW compared the financial performance and market performance of HFB based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including market/book values, price to earnings, and dividend yields to those of a group of comparable holding companies. For the purposes of such analysis, the financial information used by KBW was as of and for the quarter ended September 30, 1998 (except for selected credit quality data for HFB which was as of the quarter ended June 30, 1998), and the market price information was as of November 12, 1998. The companies in the peer group were California based thrifts which had total assets ranging from approximately $600 million to $4.3 billion.

     KBW's analysis showed the following concerning HFB's financial performance: that its return on assets for the quarter ended September 30, 1998, was 0.07% compared with an average of 0.80% for the peer group; that its return on equity for the quarter ended September 30, 1998, was 0.86% compared with an average of 10.92% for the peer group; that its net interest margin for the quarter ended September 30, 1998, was 2.29% compared with an average of 3.29% for the peer group; that its efficiency ratio for the quarter ended September 30, 1998, was 82.75% compared with an average of 58.51%; that its tangible equity to assets ratio was 6.91% compared to an average of 7.19%; that its ratio of loan loss reserves to loans for the quarter ended June 30, 1998, was 1.07% compared to an average of 1.70% for the peer group; that its ratio of non-performing assets to total loans and other real estate owned for the quarter ended June 30, 1998, was 1.47% compared to an average of 1.79% for the peer group.

     KBW's analysis further showed the following concerning HFB's market performance: that HFB's price to book value per share multiple was 1.29 times compared to an average of 1.08 times for the peer group; that its price to tangible book value multiple per share was 1.50 times compared to an average of
1.14 times for the peer group; that the average price to earnings multiple based on 1999 earnings per share was 9.96 times for the peer group, but since there were no published earnings estimates for HFB that this comparison was not meaningful; that its dividend yield was 0% since HFB did not pay a dividend, compared to an average dividend yield of 0.65% for the peer group.

     KBW also compared the financial performance and market performance of Temple-Inland based on various financial measures of earnings performance and various measures of market performance, including market/book values, price to earnings, and dividend yields to those of a group of comparable holding companies. For the purposes of such analysis, the financial information used by KBW was as of and for the quarter ended June 30, 1998 (except for certain peer group companies where September 30, 1998, data was available), and the market price information was as of November 12, 1998. The companies in the peer group consisted of eight paper and building products companies; namely Bowater, Inc., Champion International Corp., Georgia -- Pacific Group, International Paper Company, Mead Corp, Union Camp Corporation, Westvaco Corporation, and Weyerhaeuser Company.

     KBW's analysis showed the following concerning Temple-Inland's financial performance: that its return on assets for the quarter ended June 30, 1998, was 0.94% compared with an average of 2.07% for the peer group; that its return on equity for the quarter ended June 30, 1998, was 6.82% compared with an average of 5.29% for the peer group; that its operating margin for the quarter ended June 30, 1998, was 8.92% compared with an average of 7.91% for the peer group.

     KBW's analysis also showed the following concerning Temple-Inland's market performance: that Temple-Inland's price to book value per share multiple was
1.37 times compared to an average of 1.44 times for the peer group; that the average price to earnings multiple based on 1998 and 1999 earnings per share were 26.7 times and 23.8 times respectively, compared to an average of 34.8 times and 26.7 times respectively for the peer group; that its dividend yield was 2.56%, compared to an average dividend yield of 2.45% for the eight companies in the peer group. For the purposes of the above calculations, all earnings estimates are based upon IBES consensus estimates.

  Discounted Cash Flow Analysis

     KBW estimated the present value of the future cash flows that could accrue to a holder of a share of HFB Common Stock through the year 2001. The analysis was based on several assumptions, including the achievability of earnings projections outlined in the HFB budget and no payment of dividends. A terminal value was calculated for 2001 by multiplying HFB's projected 2001 earnings by a price to earnings multiple of 16.0 times trailing earnings. The terminal valuation was discounted at a rate of 20%, producing a present value of $16.30. KBW also presented tables showing the foregoing analysis with a range of discount rates from 20% to 24%, and a range of price-to-earnings multiples of 10x to 17x, resulting in a range of present values for a share of HFB Common Stock of $9.23 to $17.31.

     KBW noted that the HFB budget appeared aggressive in light of HFB's previous earnings history, in that it indicated that HFB would achieve levels of profitability comparable to the thrifts in the Selected

Peer Group. KBW repeated this analysis assuming HFB achieved 80% of their earnings budget. The result of this analysis was a present value of $13.04 at a
16.0 times trailing earnings terminal multiple and a 20% discount rate. KBW also presented a table showing the foregoing analysis with a range of discount rates from 20% to 24% and a range of price-to-earnings multiples of 14x to 17x, resulting in a range of present values for a share of HFB Common Stock of $10.34 to $13.85.

     KBW stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including earnings and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of HFB Common Stock.

  Analysis of Selected Merger Transactions

     KBW reviewed certain financial data related to recent thrift and thrift holding company acquisitions in California. For transactions where stock was the consideration paid, acquisition multiples were presented as of the announcement date and subsequently adjusted for changes in the market price of the acquiror's stock price to adjust historic multiples for the current market environment.

     For the California thrift acquisitions, KBW calculated an average premium to the target's stated book value per share of 167%, and an adjusted premium of 130% compared to a premium of 141% associated with the Merger Proposal; an average premium to the target's tangible book value per share of 168%, and an adjusted premium of 131% compared to a premium of 157% associated with the Merger Proposal; an average multiple of the target's trailing twelve month earnings of 19.3 times, and an adjusted multiple of 17.4 times trailing twelve month earnings, KBW noted that the price to last twelve months earnings was not a meaningful ratio for HFB since HFB had recorded a loss over that operating period; an average multiple of the targets' forward earnings of 11.4 times and an adjusted multiple of 8.8 times compared with a multiple of 28.5 times HFB's forward budget; an average premium to the targets' core deposits (net of tangible equity) of 7.8% and an adjusted premium of 6.4% compared to a premium of 6.5% associated with the Merger Proposal.

     KBW noted that no company or transaction used as a comparison in the above analysis is identical to HFB, Temple-Inland, or the Merger Proposal. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

  Other Analysis

     KBW also analyzed the liquidity and volatility for Temple-Inland and reviewed selected investment research reports, earnings estimates, historical stock price performance relative to the S&P 500 and to an index of forest and paper products companies, and other financial data for HFB and Temple-Inland.

     The summary contained herein provides a description of the material analyses prepared by KBW in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations and opinion. The range of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of HFB or Temple-Inland. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of

HFB and Temple-Inland. The analyses performed by KBW are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, of the consideration paid in the Merger. This was provided to the HFB board in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the HFB Board of Directors, was just one of many factors taken into consideration by the HFB Board of Directors in unanimously approving the Merger Agreement.

     KBW, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements, and evaluations for estate, corporate, and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, HFB and Temple-Inland and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of HFB or Temple-Inland for KBW's own account and for the accounts of its customers.

     Pursuant to the executed engagement letter between HFB and KBW, HFB has agreed to pay KBW a cash fee equal to 1.25% of the market value of the total consideration paid to HFB stockholders upon closing of the transaction. If January 14, 1999, had been the date of consummation of the Merger, such fee would have been approximately $1.52 million. At the signing of the engagement letter, a cash fee of $25,000 was paid, an additional cash fee of $100,000 was paid upon the signing of the definitive agreement, and an additional cash fee of $100,000 will be paid at the mailing of this Proxy Statement-Prospectus. The balance of the 1.25% less the fees previously remunerated will be paid at the closing of the Merger. Pursuant to the KBW engagement letter, HFB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities, including liabilities under federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of HFB Common Stock who hold such stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code (the "Code"). Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to mark to market, persons that hold HFB Common Stock as part of a straddle or conversion transaction, persons who are not citizens or residents of the United States, and stockholders who acquired their shares of HFB Common Stock through the exercise of an employee stock option or otherwise as compensation. The following disclosure is for general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings, and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local, and foreign laws are not addressed herein. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  Tax Consequences of the Merger Generally

     Consummation of the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code is conditioned upon receipt by Temple-Inland of an opinion of its counsel, Sullivan & Cromwell, that the Merger will constitute a "reorganization" under Section 368 of the Code and receipt by HFB of an opinion of its counsel, Manatt, Phelps & Phillips, LLP that (i) the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code and
(ii) no gain or loss will be recognized by HFB stockholders to the extent they receive Temple-Inland Common Stock as consideration in exchange for shares of HFB Common Stock (the "Tax Opinions"). In rendering such opinions, counsel may require and rely upon representations contained in letters to be received from HFB, Temple-Inland, and others. Neither of the Tax Opinions are binding on the Internal Revenue Service, and neither HFB nor Temple-Inland intend to request any ruling from the Internal Revenue Service (the "IRS") as to the U.S. federal income tax consequences of the Merger. If the Tax Opinions are not rendered prior to the Effective Time (as defined herein), HFB stockholders will not be granted an option to receive Temple-Inland Common Stock in exchange for their HFB Common Stock but rather will receive solely cash in exchange therefor.

     Based on the above qualifications, for U.S. federal income tax purposes

          (i) no gain or loss will be recognized by Temple-Inland or HFB pursuant to the Merger,

          (ii) a stockholder of HFB who exchanges all of its HFB Common Stock solely for cash in the Merger (or upon the exercise of appraisal rights in connection with the Merger) will recognize gain or loss in an amount equal to the difference between the cash received and such stockholder's adjusted tax basis in the shares surrendered,

          (iii) a stockholder of HFB who receives solely Temple-Inland Common Stock in exchange for shares in the Merger will not recognize any gain or loss (except, as discussed below, to the extent the stockholder receives cash in exchange for fractional shares), and

          (iv) a stockholder of HFB who receives a combination of cash and Temple-Inland Common Stock in the Merger will not recognize loss but will recognize gain, if any, on the shares so exchanged to the extent of any cash received.

  Tax Consequences of the Cash/Stock Merger

     Exchange of HFB Common Stock Solely for Temple-Inland Common Stock. No gain or loss will be recognized by an HFB stockholder who receives solely Temple-Inland Common Stock for such HFB stockholder's shares of HFB Common Stock (except to the extent such stockholder receives cash in lieu of a fractional share interest in Temple-Inland Common Stock). Such a HFB stockholder's aggregate tax basis in the Temple-Inland Common Stock received pursuant to the Merger will equal such stockholder's aggregate tax basis in the shares of HFB Common Stock exchanged therefor, reduced by any amount allocable to a fractional share interest of Temple-Inland Common Stock for which cash is received. The holding period of Temple-Inland Common Stock received pursuant to the Merger will include the holding period of the shares of HFB Common Stock exchanged therefor.

     Exchange of HFB Common Stock for Temple-Inland Common Stock and Cash. A HFB stockholder who receives both Temple-Inland Common Stock and cash (other than cash received in lieu of a fractional share interest in Temple-Inland Common Stock) will not recognize loss, but will recognize gain, if any, to the extent of the lesser of:

          (i) the excess of (A) the sum of the fair market value of the Temple-Inland Common Stock received (including the fair market value of any fractional share interest in Temple-Inland Common Stock for which cash is received) and the amount of cash received (other than cash received in lieu of such fractional share interest) over (B) the HFB stockholder's adjusted federal income tax basis for the shares of HFB Common Stock exchanged; and

          (ii) the amount of cash received by such HFB stockholder (other than cash received in lieu of such fractional share interest).

     Any such gain will be treated as capital gain (which will be long-term capital gain if the shares of HFB Common Stock exchanged were held for more than one year), unless the receipt of cash has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code, in which case such gain will be treated as a dividend to the extent of such stockholder's ratable share of the undistributed accumulated earnings and profits of HFB. Following is a brief discussion of such potential tax treatment; however, HFB stockholders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their HFB Common Stock will be treated as a dividend.

     The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by a HFB stockholder pursuant to the Merger has the effect of as distribution of a dividend under Section 356(a)(2) of the Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, an HFB Stockholder will be treated as if the portion of the shares of HFB Common Stock exchanged for cash in the Merger had been instead exchanged for shares of Temple-Inland Common Stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by Temple-Inland for cash. Under the principles of Section 302 of the Code, a HFB stockholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such HFB stockholder. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing a HFB stockholder's ownership interest in Temple-Inland both immediately after the Merger (but before the hypothetical redemption) and after the hypothetical redemption.

     Whether the hypothetical redemption by Temple-Inland of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" with respect to a HFB stockholder will depend upon such stockholder's particular circumstances. However, the hypothetical redemption must, in any event, result in "meaningful reduction" in such HFB stockholder's percentage ownership of Temple-Inland Common Stock. In determining whether the hypothetical redemption by Temple-Inland results in a meaningful reduction in a HFB stockholder's percentage ownership of Temple-Inland Common Stock, and therefore, does not have the effect of a distribution of a dividend, a HFB stockholder should compare his or her share interest in Temple-Inland (including interests owned actually, hypothetically and constructively) immediately after the Merger (but before the hypothetical redemption) to his or her share interest after the hypothetical redemption. The IRS has indicated, in Revenue Ruling 76-385, that a stockholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the stockholder's actual and constructive ownership before and after the redemption. In Revenue Ruling 76-385, a reduction from .0001118% to .0001081% was found to be a meaningful reduction in stockholdings.

     The hypothetical redemption transaction would be "substantially disproportionate," and therefore, would not have the effect of a distribution of a dividend with respect to a HFB stockholder who owns less than 50 percent of the voting power of the outstanding Temple-Inland Common Stock if the percentage of Temple-Inland Common Stock actually and constructively owned by such stockholder immediately after the hypothetical redemption is less than 80 percent of the percentage of Temple-Inland Common Stock actually, hypothetically and constructively owned by the HFB stockholder immediately before the hypothetical redemption.

     Such HFB stockholder's aggregate tax basis in the Temple-Inland Common Stock received pursuant to the Merger will equal such stockholder's aggregate tax basis in the shares of HFB Common Stock exchanged therefor, reduced by any amount allocable to a fractional share interest of Temple-Inland Common Stock for which cash is received and by the amount of any cash received, and increased by the amount of gain, if any, recognized by such stockholder in the Merger (including any portion of such gain that is treated as a dividend). The holding period of Temple-Inland Common Stock received will include the holding period of the shares of HFB Common Stock exchanged therefor.

     Exchange of HFB Common Stock Solely for Cash. A HFB stockholder who exchanges all of its HFB Common Stock for cash in the Merger (or upon the exercise of appraisal rights in connection with the Merger) will generally recognize capital gain or loss equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the HFB Common Stock surrendered. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. However, if such HFB stockholder is attributed ownership of other HFB Common Stock under Section 318 of the Code, such HFB stockholder's tax consequences from the exchange must take into account the Hypothetical Redemption Analysis discussed above.

     Fractional Shares of Temple-Inland Common Stock. No fractional shares of Temple-Inland Common Stock will be issued in the Merger. A HFB stockholder who received cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by Temple-Inland subject to Section 302 of the Code. Such a deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend" or is "substantially disproportionate" with respect to the HFB stockholder. See "-- Exchange of HFB Common Stock for Temple-Inland Common Stock and Cash." If the deemed redemption is treated as a sale of the fractional share, a HFB stockholder will generally recognize capital gain or loss in an amount determined by the difference between the amount of cash received for the fractional share and the stockholder's tax basis in the fractional share. Any such capital gain or loss will be long-term if the HFB Common Stock exchanged was held for more than one year.

  Tax Consequences of the All-Cash Merger

     In the event the Merger is effected as an all-cash merger, a HFB stockholder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate adjusted basis in the HFB Common Stock held by such holder, and such gain or loss will be long-term capital gain or loss if such shares of HFB Common Stock were held for more than one year.

  Backup Withholding and Information Reporting

     Payments of cash to a holder surrendering shares of HFB Common Stock will generally be subject to information reporting and "backup" withholding (whether or not the holder also receives Temple-Inland Common Stock) at a rate of 31 percent of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

REGULATORY APPROVALS

     The Merger and Bank Merger are subject to the approval of the OTS pursuant to the Home Owners' Loan Act, Section 1467a(e) and (s) of Title 12 of the United States Code, and the Bank Merger Act, Section 1828(c) of Title 12 of the United States Code, respectively, and Sections 552.13, 563.22, and 574.3 of Title 12 of the Code of Federal Regulations promulgated thereunder. Temple-Inland filed an application for approval of the Merger and the Bank Merger with the OTS on
February   , 1999. This application is currently under review by the OTS. The
OTS is required under these statutes to evaluate the applications by taking into consideration, among other things, the capital level of the resulting institution, the financial and managerial resources and future prospects of the institutions involved, the convenience and needs of the communities to be served, and the conformity of the transaction to applicable law, regulation, and supervisory policies. In addition, the OTS may not approve any proposed acquisition (i) that would result in a monopoly or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States, or (ii) that in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or that in any other manner would be in restraint of trade, unless the OTS finds that the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the community to be served. The OTS also considers, among other things, the fairness and disclosure of the Merger Agreement and the Agreement of Bank Merger, which is an exhibit to the Merger Agreement (including compensation to officers, directors, and controlling persons of the disappearing association by the surviving association), the justification, need for, and compensation to be paid to any advisory board, fees paid to each person or firm rendering legal or other professional services in connection with a merger, and the accounting and tax treatment of the merger. The OTS will also consider an assessment of each party's Year 2000 compliance efforts and the impact of the Merger on such efforts.

     Under the Community Reinvestment Act of 1977 ("CRA"), the OTS must take into account Guaranty's and Hemet's respective records of performance in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by Guaranty and Hemet, respectively. The regulations of the OTS also require the publication of notice and the opportunity for public comments relating to the application for approval, and the OTS may hold formal or informal meetings, if deemed appropriate to consider these comments. Any such comments or meetings could prolong the period during which the applications are subject to review by the OTS.

     In addition, under federal law, a period of 30 days must expire following approval by the OTS within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The post-approval waiting period may be reduced by the OTS to 15 days, with the concurrence of the Department of Justice. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger and Bank Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While Temple-Inland believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or if such proceeding is instituted, as to the result thereof.

     The Merger cannot proceed in the absence of the requisite regulatory approvals. See "The Merger Agreement -- Conditions" and "-- Termination." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "The
Merger -- Conditions."

RESALE OF TEMPLE-INLAND COMMON STOCK

     The issuance of the shares of Temple-Inland Common Stock to stockholders of HFB upon consummation of the Merger has been registered under the Securities Act. It is a condition to closing of the Merger that all shares of Temple-Inland Common Stock issued in connection with the Merger be approved for listing, upon official notice of issuance, on the New York Stock Exchange ("NYSE"). Such shares may be traded freely by those stockholders not deemed to be "affiliates" of HFB, as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, or is a member of a group that controls, or who is under common control with, HFB and for purposes hereof could be deemed to include all executive officers, directors, and 10 percent stockholders of HFB.

     Temple-Inland Common Stock received and beneficially owned by those stockholders who are deemed to be affiliates of HFB may be resold without registration as provided by Rule 145 under the Securities Act ("Rule 145"), or as otherwise permitted under the Securities Act. Such affiliates, provided they are not also affiliates of Temple-Inland, may publicly resell Temple-Inland Common Stock received by them in the Merger if they register the resale of those shares or they comply with the restrictions of Rule 145. Anyone who is or may be an affiliate of HFB should carefully consider the resale restrictions imposed by Rule 145, prior to attempting to transfer any shares of Temple-Inland Common Stock after the Merger.

     The Merger Agreement requires HFB to identify those persons who may be deemed to be affiliates of HFB and to use its commercially reasonable efforts to cause each person so identified to deliver to Temple-Inland a written agreement providing that such person will not dispose of Temple-Inland Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder. In addition, Temple-Inland intends to place stop transfer instructions with its transfer agent regarding Temple-Inland Common Stock issued to affiliates of HFB.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the HFB Board of Directors, HFB stockholders should be aware that certain employees and members of HFB management and of the HFB Board of Directors have certain interests in the transactions contemplated by the Merger Agreement that are in addition to the interests of stockholders generally and that may create potential conflicts of interest. These interests include, among others, provisions in the Merger Agreement relating to the indemnification of HFB officers and directors, directors' and officers' liability insurance, and the treatment of certain stock options and restricted stock awards discussed below and payments due under certain agreements as a result of a change in control.

     Hemet has entered into an employment agreement with Richard S. Cupp that provides that, in the event of Mr. Cupp's resignation within 2 years following a change in control of Hemet or HFB, Mr. Cupp would be entitled to a severance payment equal to the greater of (i) the payments due for the remaining term of the agreement or (ii) two times his average annual compensation over the last three years. In addition, Hemet and HFB would continue Mr. Cupp's life, health, and disability coverage for two years.

     In addition, HFB has entered into change in control agreements with seven other officers that provide for payments equal to one or two times the officer's annual salary, including bonuses and any other cash compensation upon the termination of such officer's employment, other than for cause, following a change of control with respect to HFB or Hemet. HFB would also continue the officer's life, health, and disability coverage for 12 months following such termination of employment. HFB and Hemet have also agreed to pay a retention incentive to another officer to assure that they will continue to have the benefit of the officer's services through the closing of the Merger.

     The total amount of payments due, in the aggregate, under Mr. Cupp's employment agreement, the change in control agreements (based solely on the base salaries paid to Mr. Cupp and the seven officers, but excluding any benefits under any employee benefit plan that may be payable), and the retention agreement are estimated to be approximately $1,775,010.

     The Merger Agreement provides that Temple-Inland will indemnify each present HFB director and officer against certain liabilities arising out of matters existing or occurring at or prior to the completion of the Merger to the extent to which such indemnified parties were entitled under Delaware law and HFB's certificate of incorporation or bylaws in effect on November 14, 1998. Temple-Inland also will advance expenses as incurred to the extent permitted under Delaware law and HFB's certificate of incorporation and bylaws. In addition, for a period of four years after the completion of the Merger, Temple-Inland will provide directors' and officers' liability insurance covering such individuals providing comparable coverage to that maintained by HFB with respect to claims arising from facts or events that occurred before the completion of the Merger.

     Employees, officers, and directors of HFB have been granted stock options to purchase HFB Common Stock that expire at various time through 2008. As required by the Merger Agreement, HFB has entered into option cancellation agreements with the holders of HFB options, pursuant to which all outstanding options, including currently unvested amounts, will be canceled, unless exercised prior to the Effective Time, and the holders will receive the positive difference, if any, between $18.50 per share and the exercise price of the options.

     Directors and executive officers of HFB currently hold options to purchase an aggregate of 408,695 shares of HFB Common Stock, of which 243,275 shares were not vested as of the Record Date.

These options have exercise prices ranging from $9.50 per share to $17.38 per share. If the Merger is consummated, directors and executive officers of HFB will receive, in the aggregate, $2,417,098 for the cancellation of their stock options including $1,227,893 attributable to stock options that were unvested as of the record date.

     In addition, employees, officers, and directors of HFB have been granted awards of restricted stock that become vested at various time through 2003. Unvested shares of restricted stock are held by a trustee until such restrictions lapse, at which time they are distributed to the award recipient. As a result of the Merger, restricted stock awards granted to employees, directors, and executive officers of HFB will accelerate and become fully vested. As of the Record Date, directors and executive officers had been awarded 84,912 shares of HFB Common Stock that were subject to restrictions, all of which will become fully vested as a result of the Merger. The shares of HFB Common Stock subject to such awards will remain outstanding and be converted as a result of the Merger into Temple-Inland Common Stock, cash, or a combination of the two on the same terms and conditions as other outstanding share of HFB Common Stock, in accordance with the directions of the recipients.

APPRAISAL RIGHTS

     Under the General Corporation Law of Delaware (the "DGCL"), any HFB stockholder who does not wish to accept the consideration provided for in the Merger Agreement has the right to demand appraisal of, and to be paid the fair value for, such stockholder's shares of HFB Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger), provided that the stockholder complies with the provisions of Section 262 of the DGCL ("Appraisal Rights").

     The following is intended as a brief summary of certain provisions of the statutory procedures required to be followed by a stockholder in order to demand and perfect the stockholder's Appraisal Rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE TEXT OF WHICH IS SET FORTH IN APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS.

     If any stockholder elects to demand appraisal of such stockholder's shares of HFB Common Stock, the stockholder must satisfy both of the following conditions:

          (i) the stockholder must deliver to HFB a written demand for appraisal of such stockholder's shares of HFB Common Stock before the vote on the Merger Proposal is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger Proposal; voting against or failing to vote for the Merger Proposal by itself does not constitute a written demand for appraisal); and

          (ii) the stockholder must not vote in favor of the Merger Proposal (an abstention or failure to vote will satisfy this requirement, but a vote in favor of the Merger Proposal, by proxy or in person, will constitute a waiver of the stockholder's Appraisal Rights in respect of the shares of HFB Common Stock so voted and will nullify any previously filed written demand for appraisal).

     IF ANY STOCKHOLDER FAILS TO COMPLY WITH EITHER OF THESE CONDITIONS AND THE MERGER BECOMES EFFECTIVE, THE STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION PROVIDED FOR IN THE MERGER AGREEMENT, BUT WILL HAVE NO APPRAISAL RIGHTS WITH RESPECT TO SUCH STOCKHOLDER'S SHARES OF HFB COMMON STOCK. All written demands for appraisal should be delivered either in person to the Corporate Secretary at the Meeting or by mail (certified mail, return receipt requested, is recommended) to: Corporate Secretary, HF Bancorp, Inc., 445 East Florida Avenue, Hemet, California 92543-4244, before the vote on the Merger Agreement is taken at the Meeting, and should be executed by, or on behalf of, the holder of record of the shares of HFB Common Stock. The demand must reasonably inform the HFB Corporate Secretary of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder's shares of HFB Common Stock.

     In addition, a holder of shares of HFB Common Stock wishing to exercise Appraisal Rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the effective date of the Merger (the "Effective Date"). To be effective, a written demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as the stockholder's name appears on such stockholder's stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of HFB Common Stock of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares of HFB Common Stock.

     If shares of HFB Common Stock are owned of record in a fiduciary capacity, such as trustee, guardian, or custodian, execution of a demand for appraisal should be made in such a capacity, and if the shares of HFB Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is a nominee for others. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise his or her rights of appraisal with respect to the shares of HFB Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of HFB Common Stock as to which appraisal is sought. Where no number of shares of HFB Common Stock is expressly mentioned, the demand will be presumed to cover all shares of HFB Common Stock held in the name of such record owner.

     Within ten days after the Effective Date, the continuing corporation in the Merger, must provide notice of the date upon which the Merger became effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Proposal. Within 120 days after the Effective Date, either the continuing corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the shares of HFB Common Stock held by all stockholders entitled to appraisal. Temple-Inland does not presently intend to file such a petition. Inasmuch as Temple-Inland has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previously written demand for appraisal. At any time within 60 days after the Effective Date, a stockholder has the right to withdraw the demand and to accept the payment of the consideration provided for in the Merger Agreement.

     If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to Temple-Inland, Temple-Inland will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of HFB Common Stock. After notice to such stockholders by registered or certified mail and publication, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of HFB Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

     After determination of the stockholders entitled to an appraisal, the Court will appraise the shares of HFB Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. In determining fair value, the Court is required to take into account all relevant factors. When the value is so determined, the Court will direct the payment by Temple-Inland of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the stockholders entitled to receive the same, upon surrender to Temple-Inland by such holders of the certificates representing such shares of HFB Common Stock.

     Stockholders considering seeking appraisal should be aware that, if the Merger is consummated, the fair value of their shares of HFB Common Stock determined under Section 262 could be more, the same, or less than the consideration that they would be entitled to receive pursuant to the Merger Agreement if they do not demand appraisal of their shares of HFB Common Stock.

     Costs of the appraisal proceeding may be imposed upon the parties thereto (i.e., the surviving corporation and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses of experts, to be charged pro rata against the value of all shares of HFB Common Stock entitled to Appraisal Rights.

     Any stockholder who demands Appraisal Rights will not, after the Effective Date, be entitled to vote shares of HFB Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of HFB Common Stock (other than with respect to payment as of a record date prior to the Effective Date) or to receive the consideration provided for in the Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Date, or if such stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Date, or thereafter with the written approval of the surviving corporation, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the consideration provided for in the Merger Agreement without interest.

     THE FOREGOING IS ONLY A SUMMARY OF THE STATUTORY APPRAISAL RIGHTS OF THE HOLDERS OF HFB COMMON STOCK. ANY HOLDER OF HFB COMMON STOCK WHO INTENDS TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE TEXT OF THE APPLICABLE PROVISIONS OF THE DGCL SET FORTH IN APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS AND SHOULD ALSO CONSULT WITH SUCH HOLDER'S ATTORNEY. THE FAILURE OF A HOLDER OF HFB COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN APPENDIX C MAY RESULT IN LOSS OF APPRAISAL RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO APPRAISAL RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF HFB COMMON STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

     In general, any stockholder who demands and perfects such holder's Appraisal Rights to be paid the fair value of such holder's HFB Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a purchase business combination for financial accounting purposes. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based upon their estimated fair values as of the consummation of the Merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired less liabilities assumed will be recorded as goodwill.

                              THE MERGER AGREEMENT

     A DESCRIPTION OF CERTAIN OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND RELATED MATTERS ARE SET FORTH BELOW. THIS SUMMARY OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE EXHAUSTIVE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT AS SET FORTH IN APPENDIX A OF THIS PROXY STATEMENT-PROSPECTUS. THE TEXT OF THE MERGER AGREEMENT IS INCORPORATED HEREIN IN ITS ENTIRETY BY THIS REFERENCE.

THE MERGER

     The Merger Agreement was entered into among Temple-Inland, HFB, Guaranty, and Hemet on November 14, 1998. Pursuant to the Merger Agreement and except in the circumstances described in the next paragraph, HFB will merge with and into Temple-Inland, with Temple-Inland being the surviving corporation. The separate corporate existence of HFB will then cease. The Merger Agreement also contemplates that Hemet will merge with and into Guaranty, with Guaranty being the surviving financial institution. The separate existence of Hemet will then cease. Upon completion of the Merger, each share of HFB Common Stock issued and outstanding (other than (a) shares with respect to which appraisal rights shall have been perfected in accordance with the DGCL and (b) shares held directly or indirectly by Temple-Inland or HFB, or any of their respective subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith) will be converted automatically into the right to receive $18.50, for a total consideration of approximately $118.5 million. Subject to the proration procedures described below, at the election of each HFB stockholder, the $18.50 per share will be paid in either a fraction of a share of Temple-Inland Common Stock (a "Stock Election"), cash (a "Cash Election"), or a combination of Temple-Inland Common Stock and cash (a "Combination Election"). Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of Temple-Inland Common Stock.

     Notwithstanding the foregoing, if Temple-Inland and HFB do not receive the opinion of their respective counsel that, among other things, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code, then no shares of Temple-Inland Common Stock will be issued in the Merger. In that event, the Merger will be structured as a merger of a newly-formed indirect subsidiary of Temple-Inland with and into HFB with HFB surviving as a subsidiary of Temple-Inland. In addition, upon completion of the Merger, each share of HFB Common Stock issued and outstanding (other than (a) shares with respect to which appraisal rights shall have been perfected in accordance with the DGCL and (b) shares held directly or indirectly by Temple-Inland or HFB, or any of their respective subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith) will be converted automatically into the right to receive $18.50 to be paid in cash.

EFFECTIVE TIME AND EFFECTIVE DATE

     The Merger will become effective at the date (the "Effective Date") and time set forth in the Certificate of Merger that will be filed with the Secretary of State of Delaware in accordance with applicable law. The Certificate of Merger will be filed on the last business day of the month in which the last of the following events occur: (i) the approval of the Merger Agreement by the stockholders of HFB, (ii) the receipt of all permits, authorizations, approvals, and consents required by the Merger Agreement, (iii) the expiration of all applicable waiting periods under all laws, and (iv) the completion of the election, allocation, and proration procedures described below, or such other date upon which the parties may agree.

ELECTION, ALLOCATION, AND PRORATION PROCEDURES

     The number of shares of Temple-Inland Common Stock to be issued and the amount of cash to be paid will be determined pursuant to the exchange ratio (the "Exchange Ratio") set forth in the Merger Agreement, which provides that the Exchange Ratio shall be the number (rounded to the nearest ten-thousandth) obtained by dividing the $18.50 price per share by the Closing Stock Price. The Closing

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

Stock Price for this purpose is the average of the daily closing prices of a share of Temple-Inland Common Stock for the ten consecutive trading days ending on the fourth trading day prior to the Effective Date. For example, if the Record Date had been the Effective Date, the Closing Stock Price would have been
$     per share, and the Exchange Ratio would have been        . In this
example, each HFB stockholder could elect to receive        of a share of
Temple-Inland Common Stock or $18.50 in cash for each share of HFB Common Stock they own. A HFB stockholder that owns 100 shares of HFB Common Stock could elect
to receive (1)        shares of Temple-Inland Common Stock (in which case such
stockholder would be paid the cash equivalent of the left over fraction of
of a share), (2) $1,850.00, or (3) a combination of        shares of
Temple-Inland Common Stock and $       .

  Making the Election

     Temple-Inland has selected           to serve as the exchange agent (the
"Exchange Agent") for purposes of effecting the election, allocation, and proration procedures. Following the date of the Special Meeting and at least 45 days prior to the Effective Date, each record holder of shares of HFB Common Stock will be sent an election form (the "Election Form"), which shall permit such stockholder to make either (i) a Stock Election, (ii) a Cash election, or
(iii) a Combination Election with respect to the shares of HFB Common Stock they own. If a stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes such stockholder's Election Form prior to the deadline for the submission of the Election Form (the "Election Deadline"), the shares of HFB Common Stock held by such stockholder shall be "Undesignated Shares." The Election Deadline will be 30 days after the mailing of the Election Forms.

     All elections will be required to be made on an Election Form. To make an effective election with respect to shares of HFB Common Stock, the holder thereof must, in accordance with the Election Form, (i) complete properly and return the Election Form and accompanying letter of transmittal (the "Letter of Transmittal") to the Exchange Agent, (ii) either (a) deliver therewith his or her certificates for shares of HFB Common Stock (or an appropriate guarantee of delivery thereof), or (b) complete the procedure for delivery by book entry transfer of such shares on a timely basis, and (iii) deliver therewith any other required documents, prior to the Election Deadline. It is anticipated that the Letter of Transmittal and Election Form will be mailed to HFB stockholders immediately following the Special Meeting, and in any event at least forty-five
(45) days prior to the anticipated Effective Date.

     CERTIFICATES REPRESENTING SHARES OF HFB COMMON STOCK SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AN HFB STOCKHOLDER HAS RECEIVED THE LETTER OF TRANSMITTAL AND ELECTION FORM.

     A holder of shares of HFB Common Stock having a preference as to the form of consideration to be received for his or her shares of HFB Common Stock should make an Election, because shares as to which an Election has been made will be given priority in allocating such consideration over shares as to which an Election is not received. None of Temple-Inland, the Board of Directors of Temple-Inland, HFB, or the Board of Directors of HFB makes any recommendation as to whether stockholders should make a Cash Election, a Stock Election, or a Combination Election. Each holder of HFB Common Stock must make his or her own decision with respect to such election.

  Allocation and Proration Procedures

     Temple-Inland will issue no more than 1,216,470 shares of Temple-Inland Common Stock in the Merger (the "Temple-Inland Stock Amount"). If the Stock Elections and Combination Elections would result in Temple-Inland issuing more shares than the Temple-Inland Stock Amount, then all shares of HFB Common Stock for which effective elections have not been made ("Undesignated Shares") shall be deemed to have made Cash Elections. A stock proration factor (the "Stock Proration Factor") shall be determined by dividing the Temple-Inland Stock Amount by the product obtained by multiplying the (y) total number of shares of HFB Common Stock with respect to which effective Stock Elections and

Combination Elections were made and (z) the Exchange Ratio. Each holder of HFB Common Stock who made an effective Stock Election or Combination Election will be entitled to:

          1) the number of shares of Temple-Inland Common Stock equal to the product of the (x) Exchange Ratio, multiplied by (y) the number of shares of HFB Common Stock covered by such Stock Election, or or Combination Election multiplied by (z) the Stock Proration Factor; and

          2) cash in an amount equal to the product of (x) $18.50 multiplied by
     (y) the number of shares of HFB Common Stock covered by such Stock Election or Combination Election, multiplied by (z) one minus the Stock Proration Factor.

     If the aggregate number of shares of HFB Common Stock as to which Stock Elections or Combination Elections have been effectively made times the Exchange Ratio shall be less than the Temple-Inland Stock Amount, then the Exchange Agent shall select by random such number of Undesignated Shares to receive Temple-Inland Common Stock as shall be necessary so that the number of such shares when added to the number of shares for which a Stock Election or Combination Election has been made or is deemed to be made when multiplied by the Exchange Ratio shall equal the Stock Amount, and all Undesignated Shares not so selected shall be deemed to have made Stock Elections; provided, however, that if the aggregate number of shares of HFB Common Stock as to which Stock Elections have been effectively made, together with all Undesignated Shares, times the Exchange Ratio shall be less than the Temple-Inland Stock Amount, then all Undesignated Shares shall be deemed to have made Stock Elections.

     The pro rata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as shall be mutually determined by Temple-Inland and HFB.

     The option for HFB stockholders to receive payment in shares of Temple-Inland Common Stock for their shares of HFB common stock is provided to the HFB stockholders in an attempt to qualify the Merger for treatment as a reorganization for federal income tax purposes. To qualify for treatment as a reorganization, a [significant portion] of the total Merger consideration must be paid in Temple-Inland Common Stock. If this treatment is obtained, HFB stockholders will not recognize any gain or loss for federal income tax purposes upon receipt of Temple-Inland Common Stock in exchange for their shares of HFB Common Stock in the Merger. HFB stockholders, however, will have to pay taxes on any cash received in consideration for their shares of HFB Common Stock, for Appraisal Rights, and any cash received in lieu of fractional shares. See "The Merger -- Certain Federal Income Tax Consequences." Completion of the Merger as a reorganization is conditioned upon receipt by Temple-Inland of the opinion of Sullivan & Cromwell and receipt by HFB of the opinion of Manatt, Phelps & Phillips, LLP. If those opinions cannot be given, then no shares of Temple-Inland Common Stock will be issued and all shares of HFB Common Stock will be deemed to have made Cash Elections.

     If no shares of Temple-Inland Common Stock will be issued in the Merger, Temple-Inland will then effect the Merger through a newly formed subsidiary ("Newco"). In this event, Newco will be formed as a subsidiary of Guaranty Holdings Inc. I ("GHI"), which is a subsidiary of Temple-Inland and the immediate parent company to Guaranty. Newco will be merged into HFB with HFB being the surviving company. HFB will then become a wholly-owned subsidiary of GHI. GHI would then make a contribution to the capital of Guaranty, consisting of the stock of HFB, which would cause HFB to be a subsidiary of Guaranty. Guaranty would then liquidate HFB and merge Hemet with and into Guaranty with Guaranty being the surviving financial institution. The result of this alternate transaction structure would be substantially the same as in the Merger.

     THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY A STOCKHOLDER OF HFB WILL DEPEND UPON THE ELECTION, ALLOCATION, AND PRORATION PROCEDURES DESCRIBED BELOW AND THE ELECTIONS OF OTHER STOCKHOLDERS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT THE ELECTION OF ANY GIVEN STOCKHOLDER OF HFB WILL BE HONORED. In addition, because the tax consequences of receiving the cash will differ from the tax consequences of receiving Temple-Inland Common Stock, HFB stockholders are urged to read carefully the information set forth under "The
Merger -- Certain Federal Income Tax Considerations."

     STOCKHOLDERS OF HFB SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED AT THE SPECIAL MEETING, STOCKHOLDERS WILL RECEIVE INSTRUCTIONS ON HOW TO MAKE THE ELECTIONS REFERRED TO HEREIN AND ON HOW TO EXCHANGE THEIR STOCK CERTIFICATES FOR THE PROPOSED MERGER CONSIDERATION.

CONDUCT OF THE BUSINESS OF HFB AND TEMPLE-INLAND PRIOR TO THE MERGER

     Pursuant to the Merger Agreement, each of Temple-Inland and HFB has agreed that, during the period from the date of the Merger Agreement until completion of the Merger, except as permitted by the Merger Agreement, each will not, and will cause its subsidiaries not to, among other things, take any action that would or is reasonably likely to (a) adversely affect the ability of Temple-Inland or Guaranty, on the one hand, or HFB or Hemet on the other hand, to obtain any approvals of governmental entities necessary for the Merger, (b) adversely affect the ability of HFB or Hemet on the one hand, or Temple-Inland or Guaranty, on the other hand, to perform its covenants and agreements under the Merger Agreement, or (c) result in any of the conditions to the performance of the obligations of HFB or Hemet, on the one hand, or Temple-Inland or Guaranty, on the other hand, under the Merger Agreement not being satisfied.

     HFB has also agreed that, during the same period, in addition to certain other restrictions, it will not, subject to certain exceptions, without the prior consent of Temple-Inland, (a) conduct the business of HFB other than in the ordinary and usual course; (b) issue, sell, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of HFB Common Stock, any rights to acquire HFB Common Stock, or enter into any agreement with respect to the foregoing; (c)(1) make, declare, pay, or set aside for payment any dividend or declare or make any distribution on any shares of HFB common stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock; (d) amend its Certificate of Incorporation, the federal stock charter of Hemet, or the Bylaws of HFB or Hemet; (e) grant any general or uniform increase in the rate of pay of employees or employee benefits, except under certain circumstances set forth in the Merger Agreement; (f) grant any bonus, incentive compensation, or related employee benefits, except for those (A) of a nondiscretionary nature granted in the ordinary course of business or (B) consistent with past practices or (C) or as required by contractual obligation; (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate for any specific project or purpose, except for ordinary repairs, renewals, and replacements or identified planned expenditures; (h) change any method or period of accounting unless and until required by generally accepted accounting principles; (i) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law; (j) other than in the ordinary course of business, consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other person; (k) make any investment by purchase of stock or securities, contributions to capital, property transfers, or otherwise in any other entity, except under certain conditions specified in the Merger Agreement; (l) settle any material claim, action, or proceeding involving any liability of HFB, Hemet, or First Hemet; (m) terminate, amend, or modify any material contract or enter into any agreement or contract that would be material; (n) sell, transfer, mortgage, encumber, or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices; (o) extend any credit in excess of certain thresholds; (p) extend any credit or amend the terms of any outstanding credit to officers, directors, or holders of 10 percent of HFB Common Stock; (q) close any office except those previously identified to Temple-Inland; or (r) take title to any real property without conducting an environmental investigation.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) organization and similar corporate matters; (b) the capital structure of HFB and Temple-Inland; (c) authorization, execution, delivery, performance and enforceability of the Merger

Agreement and related matters; (d) conflicts under certificates of incorporation or bylaws, required consents or approvals, and violations of any agreements or law; (e) financial statements or documents filed with the Commission or other regulatory agencies and the accuracy of information contained therein; (f) absence of certain material adverse events, changes, effects or undisclosed liabilities; (g) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (h) litigation; (i) compliance with law, including environmental compliance; (j) tax returns and audits; (k) absence of regulatory actions; (l) labor matters; (m) risk management instruments; (n) books and records; (o) trust business; and (p) Year 2000 matters.

CERTAIN COVENANTS

  Acquisition proposals

     Pursuant to the Merger Agreement, HFB has agreed that it will not, and will cause its subsidiaries, officers, directors, employees, agents, advisors, and other representatives of it, it subsidiaries, or its affiliates not to, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any merger, consolidation, share exchange, or other business combination, or negotiate with any person in furtherance of such inquiries or to obtain a merger, consolidation, share exchange, or other business combination, or agree to or endorse any merger, consolidation, share exchange, or other business combination. HFB and Hemet will immediately advise Temple-Inland following the receipt by HFB of any such acquisition proposal, requests for information, or negotiations or discussions. However, HFB may engage in discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written proposal concerning an acquisition transaction if the following conditions are met: (a) the HFB Board of Directors concludes in good faith that the acquisition proposal is superior; (b) the HFB Board of Directors determines in good faith based upon advice of counsel that participating in any such action is necessary for it to act in a manner consistent with it fiduciary duties; and (c) the HFB Board of Directors notifies Temple-Inland and Guaranty of such inquiries or proposals at least 48 hours before taking any such action.

  Certain policies of HFB

     On or prior to completion of the Merger, HFB will, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Temple-Inland, take any charge-offs or additions to the allowance for loan losses or other financial adjustments made at the reasonable request of Temple-Inland and for the convenience of Temple-Inland so as to permit treatment on a basis that is consistent with that of Temple-Inland.

  Employee benefits

     From and after the date the Merger is completed, Guaranty will (1) provide former employees of HFB or Hemet who remain as employees of Guaranty with employee benefit plans substantially comparable in the aggregate to those provided to current employees of Guaranty, and (2) with respect to former employees of HFB or Hemet who remain as employees of Guaranty, cause each employee benefit plan of Guaranty in which such employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with HFB or Hemet as if such service were with Guaranty.

  Board attendance

     HFB and Hemet have agreed, subject to certain exceptions, to allow a representative of Temple-Inland to attend all regular and special meetings of the Board of Directors of HFB and Hemet and the committees of such boards, until the completion of the Merger.

  Indemnification; directors' and officers' insurance

     Subject to certain exceptions, Temple-Inland has agreed to indemnify, defend, and hold harmless each of the present directors and officers of HFB or Hemet against any claim or loss arising out of their actions while a director or officer whether asserted, claimed or arising prior to, at or after the completion of the Merger, to the greatest extent permitted under Delaware law, applicable banking laws and regulations, and HFB's and Hemet's organizational documents or bylaws in effect on November 14, 1998, and Temple-Inland also will pay the expenses (including reasonable attorneys' fees) as incurred to the extent permitted under Delaware law and HFB's and Hemet's organization documents and bylaws.

     Temple-Inland also has agreed that for a period of four years after the completion of the Merger, it will ensure that the present directors and officers of HFB and Hemet are covered by policies of directors' and officers' liability insurance that is no less protective in terms of coverage or limitations than similar coverage maintained by HFB or Hemet as of November 14, 1998; provided, however, that in no event will Temple-Inland be obligated to expend, in order to maintain or provide insurance coverage pursuant to the Merger Agreement, any amount per annum in excess of 150 percent of the amount of the annual premiums paid as of the date of the Merger Agreement by HFB or Hemet for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Temple-Inland will use its best efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

  HFB affiliates

     HFB has agreed to use its commercially reasonable efforts to cause each person who may be deemed to be an affiliate of HFB to execute and deliver to Temple-Inland at least 30 days prior to the Effective Time of the Merger an agreement providing that each such person will agree not to dispose of the shares of Temple-Inland common stock to be received by such person in the Merger except in compliance with the applicable law.

CONDITIONS

     The respective obligations of Temple-Inland and HFB to consummate the Merger are subject to certain conditions, including (a) the approval by the HFB stockholders of the Merger Proposal; (b) the receipt of approvals required by law in connection with the Merger and the other transactions contemplated by the Merger Agreement; (c) the absence of any statute, rule, regulation, order, injunction, or decree being in effect and prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement or which would have a material adverse effect; (d) the expiration of all applicable waiting periods; (e) the absence of any judgment, decree, injunction, order, or proceeding prohibiting or threatening to invalidate or set aside the Merger or the Bank Merger or which would have a material adverse effect; and (f) the Registration Statement having become effective and there being issued no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose initiated by the Commission.

     The obligations of Temple-Inland to consummate the Merger also are subject to the fulfillment or waiver by Temple-Inland prior to the completion of the Merger of certain conditions, including the following: (a) the representations and warranties of HFB and Hemet being true and correct unless the failure so to be true and correct does not have a material adverse effect on HFB and Hemet;
(b) the performance by HFB and Hemet in all material respects of all obligations contained in the Merger Agreement required to be performed by HFB before the completion of the Merger; (c) if any shares of Temple-Inland Common Stock are to be issued in the Merger, the receipt by Temple-Inland of an opinion of Sullivan & Cromwell that the Merger will be treated as a tax-deferred reorganization; (d) the receipt by Temple-Inland of the written resignation of each director of HFB and Hemet; (e) the receipt by Hemet and HFB of all necessary third-party consents with respect to material agreements; (f) the occurrence of no event that has had or could reasonably be expected to have a material adverse effect;

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

(g) HFB having in effect on the Effective Date an allowance for loan and lease losses in an amount not less than the amount determined by the method customarily utilized by HFB; and (h) the governmental and regulatory approvals required to complete the Merger and the Bank Merger having been granted without the imposition of conditions that are or would become applicable to Temple-Inland and that Temple-Inland, in its reasonable opinion, concludes would have a material adverse effect.

     In addition, the obligation of HFB to consummate the Merger also is subject to the fulfillment or waiver by HFB prior to the completion of the Merger of certain conditions, including the following: (a) the representations and warranties of Temple-Inland being true and correct unless the failure so to be true and correct is not likely to have a material adverse effect on Temple-Inland and Guaranty; (b) the performance by Temple-Inland and Guaranty in all material respects of all obligations contained in the Merger Agreement required to be performed before the completion of the Merger; (c) if any shares of Temple-Inland Common Stock are to be issued in the Merger, the receipt by HFB of an opinion of Manatt, Phelps & Phillip, LLP stating that (1) the Merger constitutes a tax-deferred reorganization and (2) no gain or loss will be recognized by HFB stockholders who receive shares of Temple-Inland Common Stock in exchange for shares of HFB Common Stock, except with respect to cash received in lieu of fractional share interests; and (d) the receipt by HFB from KBW of an opinion stating that as of a date within five days prior to the mailing of this Proxy Statement-Prospectus to the stockholders of HFB, the consideration to be received by the holders of HFB Common Stock is fair from a financial point of view.

TERMINATION

     The Merger Agreement may be terminated, subject to certain limitations, and the Merger abandoned, prior to the date the Merger is completed, either before or after its approval by the HFB stockholders: (a) by the mutual consent of Temple-Inland and HFB; (b) by either Temple-Inland or HFB in the event of (1) the failure of the HFB stockholders to approve the Merger Proposal at the Special Meeting, provided that HFB shall not be able to terminate the Merger Agreement if the HFB Board of Directors withdrew or modified in a manner adverse to Temple-Inland, its recommendation that the HFB stockholders approve the Merger, (2) a material breach by the other party of any representation, warranty, covenant, or agreement contained in the Merger Agreement that is not cured or not curable within 20 days after written notice of such breach is given to the party committing such breach, (3) certain conditions to the Merger not having occurred by July 31, 1999, or (4) the denial of any approval of a governmental authority required to permit consummation of the Merger or any transaction necessary to consummate the Merger; (c) by Temple-Inland, if (1) HFB or Hemet breaches any of its obligations related to Superior Proposals, (2) HFB continues to discuss or fails to reject a competing Superior Proposal for more than ten business days (in either such case, HFB shall pay Temple-Inland a termination fee of $4,866,128); or (d) by HFB, provided (1) the HFB Board of Directors authorizes HFB to enter into a Superior Proposal, (2) Temple-Inland does not within ten business days make an offer that the HFB Board of Directors determines is at least as favorable as the Superior Proposal, and (3) HFB pays to Temple-Inland a termination fee of $4,866,128.

     In addition, HFB must pay to Temple-Inland all of Temple-Inland's reasonable out-of-pocket expenses incurred in connection with the completion of the Merger, but not to exceed $1,500,000 in the aggregate, if HFB or Temple-Inland terminates the Merger Agreement pursuant to clause (b)(1) of the immediately preceding paragraph or Temple-Inland terminates the Merger Agreement pursuant to clause (b)(2) or clause (d) of the immediately preceding paragraph. Temple-Inland must pay to HFB all of HFB's reasonable out-of-pocket expenses incurred in connection with the completion of the Merger, but not to exceed $1,500,000 in the aggregate, if HFB terminates the Merger Agreement pursuant to clause (b)(2) of the immediately preceding paragraph.

WAIVER AND AMENDMENT

     Prior to the completion of the Merger, any provision of the Merger Agreement may be (1) waived by the party benefited by the provision or (2) amended or modified at any time, by an agreement in writing between Temple-Inland and HFB executed in the same manner as the Merger Agreement. However, after the Special Meeting, the Merger Agreement may be amended so long as the consideration to be received by HFB stockholders is not reduced and the amendments do not violate the DGCL.

                           THE STOCK OPTION AGREEMENT

     As an inducement and condition to Temple-Inland's entering into the Merger Agreement, HFB entered into the Stock Option Agreement with Temple-Inland, dated November 14, 1998. Pursuant to the Stock Option Agreement, HFB granted to Temple-Inland an unconditional, irrevocable option (the "Option"), exercisable only under certain limited and specifically defined circumstances, none of which, to the best of HFB's and Temple-Inland's knowledge, has occurred as of the date hereof, to purchase up to 1,272,665 authorized but theretofore unissued shares of HFB Common Stock (but in no event more than 19.9 percent of the shares of HFB Common Stock outstanding at the time of exercise), for a purchase price per share of $16.0625, subject to adjustment in certain circumstances. The purchase of HFB Common Stock pursuant to the Stock Option Agreement is subject to compliance with applicable law.

     The Stock Option Agreement and the Option are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire HFB prior to the Merger. A copy of the Stock Option Agreement is included as Appendix E to this Proxy Statement-Prospectus.

     Temple-Inland may exercise the Option, in whole or in part, in accordance with and to the extent permitted by applicable law at any time or from time to time but only upon or after the occurrence of a Purchase Event (as that term is defined below); provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "Expiration Date") of (i) the termination of the Merger Agreement under certain circumstances; (ii) the time immediately prior to the Effective Time of the Merger, (iii) eighteen months following the occurrence of the earliest to occur of (A) the date of any termination of the Merger Agreement under reasons other than those described in
(i) above or (B) the date of first occurrence of a Preliminary Purchase Event or a Purchase Event, as defined below, or (iv) the date that the aggregate total amount or termination fees received by Temple-Inland under the Merger Agreement and the amounts attributable to or received by Temple-Inland and any of its permitted assignees under the Stock Option Agreement equals $4,866,128. Notwithstanding the foregoing, HFB shall not be obligated to issue any shares upon exercise of the Option (i) in the absence of any required governmental or regulatory waiver, consent, or approval necessary for HFB to issue such shares or for Temple-Inland or any transferee to exercise the Option or prior to the expiration or termination of any waiting period required by law, (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the shares to be issued upon exercise of the Option, or (iii) if Temple-Inland or Guaranty is in material breach of its obligations under the Merger Agreement.

     As used in the Stock Option Agreement, a "Purchase Event" shall have occurred when: (i) HFB or Hemet enters into an agreement with any person (other than Temple-Inland or any of its subsidiaries) pursuant to which such person would: (x) merge or consolidate with, or enter into any similar transaction with HFB or Hemet (y) purchase, lease, or otherwise acquire all or substantially all of the assets of HFB or Hemet or (z) purchase or otherwise acquire securities representing 15 percent or more of the voting shares of HFB, Hemet, or any other subsidiary of HFB (the transactions referred to in subparagraph (x), (y) and (z) are referred to as an "Acquisition Transaction"); (ii) any person or group of persons (other than Temple-Inland or any of its subsidiaries) acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing 15 percent or more of the voting shares of HFB or Hemet; (iii) the stockholders of HFB fail to approve the Merger Proposal, the failure of the Special Meeting to occur prior to termination of the Merger Agreement, or the withdrawal or modification (in a manner adverse to Temple-Inland) of the recommendation of the HFB Board of Directors that the stockholders of HFB approve the Merger, in each case after the public announcement by any person of an intention to make a proposal to engage in an Acquisition Transaction, commence a tender or exchange offer, or file a bank regulatory application for approval to engage in an Acquisition Transaction; (iv) after a proposal to engage in an Acquisition Transaction is made by a third party to HFB or any of its subsidiaries, or such third party states its intention to make such a proposal if the Merger Agreement is terminated or the Option expires, HFB or Hemet willfully breaches any covenant or obligation contained in the Merger Agreement in anticipation of engaging in a Purchase Event, and following such breach, Temple-Inland would be entitled to terminate the Agreement; or (v) a public announcement by HFB or Hemet of the authorization, recommendation, or endorsement by HFB of an Acquisition Transaction, exchange offer, or tender offer or a public announcement by HFB of an intention to authorize, recommend, or announce an Acquisition Transaction, exchange offer, or tender offer. As used in the Stock Option Agreement, a "Preliminary Purchase Event" shall have occurred when: (i) any person or group of persons (other than Temple-Inland or any of its subsidiaries) commences or files a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of HFB Common Stock, such that the person or group would own or control ten percent or more of the shares of HFB Common Stock (such an offer, a "Tender Offer" or an "Exchange Offer"), (ii) any person (other than Temple-Inland or any of its subsidiaries) files an application with a bank regulatory authority for approval to engage in an Acquisition Transaction, Exchange Offer, or Tender Offer, or (iii) HFB or Hemet enters into an agreement with any person (other than Temple-Inland or any of its subsidiaries) pursuant to which the person would purchase or otherwise acquire securities representing ten percent or more of the voting shares of HFB or Hemet. As of the date hereof, no Preliminary Purchase Event or Purchase Event has occurred.

                           THE STOCKHOLDER AGREEMENTS

     Temple-Inland has entered into Stockholder Agreements with each of Messrs. Richard S. Cupp, William D. King, George P. Rutland, Norman M. Coulson, Harold Fuller, J. Robert Eichinger, Robert K. Jabs, and Leonard E. Searl and Ms. Patricia A. Larson, each a HFB stockholder and current director of HFB. These stockholders, holding in the aggregate shares representing approximately 4.95 percent of the total voting power of HFB Common Stock as of the Record Date, each have agreed, in consideration of the substantial expenses incurred by Temple-Inland and HFB in connection with the Merger Agreement and as a condition to Temple-Inland and HFB entering into the Merger Agreement, to vote or to cause to be voted, or to execute a written consent with respect to, all of such stockholder's shares of HFB Common Stock then held of record or beneficially owned, directly or indirectly, in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of HFB stockholders at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

     Each Stockholder Agreement also provides that the stockholder will not, and will not permit any entity under its control to, sell, assign, transfer, or dispose of any such shares or take any other action that will alter or affect in any way the right to vote such shares inconsistent with the Stockholder Agreement entered into by that stockholder.

     The Stockholder Agreements will terminate upon the earlier to occur of the completion of the Merger (except for certain provisions which will survive the completion of the Merger) and the date on which the Merger Agreement is terminated in accordance with its terms.

     The Stockholder Agreements bind the actions of the signatories thereto only in their capacity as HFB stockholders. Those directors of HFB who signed Stockholder Agreements are not and could not be contractually bound to abrogate their fiduciary duties as directors of HFB. Accordingly, while such stockholders/directors are, under the Stockholder Agreements executed by them, contractually bound to vote as a HFB stockholder in favor of the Merger and against other acquisition proposals (should any be presented), their fiduciary duties as HFB directors nevertheless require them to act in their capacity as directors in the best interest of HFB when they decided to approve the Merger. In addition, such stockholders/directors will continue to be bound by their fiduciary duties as HFB directors with respect to any decisions they may take in connection with the Merger or otherwise.

                        COMPARISON OF STOCKHOLDER RIGHTS

COMPARISON OF CORPORATE STRUCTURE

     Both Temple-Inland and HFB are Delaware corporations and as such are governed by the DGCL. Listed below is a summary of the material differences in the rights of the stockholders of Temple-Inland Common Stock and HFB Common Stock. Except as otherwise noted below, there are no material differences with regard to electing members of the board of directors, amending the certificates of incorporation or bylaws, calling special meetings of stockholders, acting by written consent of stockholders without a meeting, indemnifying directors, and other voting rights.

VOTING RIGHTS

     HFB's Certificate of Incorporation imposes certain voting limitations on stockholders who own in excess of ten percent of the outstanding HFB Common Stock. Temple-Inland's certificate of incorporation does not contain any such limitation.

DIVIDENDS AND DIVIDEND POLICY

     Holders of HFB Common Stock are entitled to receive dividends declared by the HFB Board of Directors out of funds legally available therefor under the laws of the State of Delaware. No cash dividends have been paid to HFB stockholders since the inception of HFB, and no cash dividends will be paid prior to completion of the Merger. Holders of Temple-Inland Common Stock are entitled to receive dividends declared by the Temple-Inland Board of Directors out of funds legally available therefor under the laws of the State of Delaware, subject to the rights of holders of any preferred stock of Temple-Inland that may be issued after the date hereof. Temple-Inland increased its quarterly dividend to $0.32 per share beginning with the dividend payable September 13, 1996, where it remains as of the most recent quarterly dividend paid on December 15, 1998. The Board of Directors of Temple-Inland will review its dividend policy periodically, and the declaration of dividends will necessarily depend upon earnings and financial requirements of Temple-Inland and other factors within the discretion of the Board of Directors of Temple-Inland.

NUMBER OF DIRECTORS

     The number of Temple-Inland directors shall be as determined, from time to time, by resolution of the Board of Directors of Temple-Inland, but in no event shall there be fewer than three directors. HFB's Bylaws provide that the HFB Board of Directors shall consist of such number of directors as may from time to time be prescribed by the HFB Board of Directors. Currently the number of authorized directors is nine.

LIQUIDITY OF STOCK

     The shares of HFB Common Stock are traded on the Nasdaq National Market(R). The issuance of the shares of Temple-Inland Common Stock in the Merger will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of HFB or Temple-Inland. See "The
Merger -- Resale of Temple-Inland Common Stock." In addition, the Temple-Inland Common Stock is listed on the NYSE and the Pacific Exchange and actively traded on those exchanges. Current quotes of the market price of both Temple-Inland Common Stock and HFB Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

DIRECTORS' QUALIFICATIONS

     No individual shall be eligible for election as a director of Temple-Inland who has attained the age of 72 prior to the date of such election. No individual who is or becomes a business competitor or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, association, partnership, firm, business enterprise, or other entity or organization that the Temple-Inland Board of Directors determines to be in competition with Temple-Inland shall be eligible for election as a director of Temple-Inland. Any financial institution having branches or affiliates within any state in which Guaranty or any of its subsidiaries operates or having (together with its affiliates) total assets or total deposits exceeding $500 million shall be presumed to be a business competitor of Temple-Inland, unless the Temple-Inland Board of Directors determines otherwise. HFB's Bylaws provide that no person 75 or older is eligible for election or appointment to the HFB Board of Directors.

AMENDMENT OF CHARTER AND BYLAWS

     Temple-Inland's Certificate of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose, with the exception of certain provisions dealing with transactions with interested parties, classes of directors, and denial of the ability of the stockholders to act by written consent, which require a vote of 80 percent of the voting power. The HFB Certificate of Incorporation may be amended by a majority vote, except with respect to Article TWELFTH (supermajority voting rights), Section C of Article FOURTH (capitalization), Sections C (stockholder voting procedures) or D (special meetings of stockholders) of Article FIFTH, Article SIXTH (directors), Article SEVENTH (amendment of Bylaws), Article EIGHTH ("interested stockholder" transactions), and Article TENTH (indemnification provisions), each of which requires the affirmative vote of the holders of at least 80 percent of the voting power of all the then outstanding shares of the capital stock of HFB entitled to vote for amendment or repeal.

     The Bylaws of Temple-Inland may be amended or repealed by a vote of 80 percent of the total voting power outstanding or by a vote of the majority of the directors of Temple-Inland. The HFB Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by a vote of 80 percent of the total voting power outstanding or by a vote of the majority of the directors of HFB.

SPECIAL MEETINGS OF STOCKHOLDERS

     Except as may otherwise be required by law, special meetings of the stockholders of Temple-Inland may be called by the Chairman of the Board or the Secretary at the request of a majority of the Board of Directors. A special meeting of stockholders of HFB may be called pursuant to a resolution adopted by a majority of the full HFB Board of Directors, provided such a majority would also constitute a majority if there were no vacancies on the HFB Board of Directors.

STOCKHOLDER PROPOSALS

     Temple-Inland's Bylaws contain certain provisions expressly allowing stockholders to submit stockholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the stockholder complies with all of the conditions set forth in those provisions. HFB's Bylaws contain certain provisions expressly allowing stockholders to submit stockholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the stockholder complies with all of the conditions set forth in those provisions.

                     VALIDITY OF TEMPLE-INLAND COMMON STOCK

     The validity of the shares of Temple-Inland Common Stock offered hereby will be passed upon for Temple-Inland by M. Richard Warner, Esq., Vice President, General Counsel, and Secretary of Temple-Inland.

                                    EXPERTS

     The consolidated financial statements of Temple-Inland and subsidiaries incorporated by reference in Temple-Inland's Annual Report (Form 10-K) for the year ended January 3, 1998, and the related financial statement schedule included therein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference or included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of HFB and subsidiaries incorporated in this Proxy Statement-Prospectus by reference from HFB's Annual Report on Form 10-K for the year ended June 30, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              TEMPLE-INLAND INC.,

                               HF BANCORP, INC.,

                         GUARANTY FEDERAL BANK, F.S.B.

                                      AND

                    HEMET FEDERAL SAVINGS & LOAN ASSOCIATION

                               NOVEMBER 14, 1998

                               TABLE OF CONTENTS

                                ARTICLE I

                               DEFINITIONS

                               ARTICLE II

                     THE MERGERS AND RELATED MATTERS

                                                                     PAGE
                                                                     ----
 2.1   The Holding Company Merger-TI...............................    6
 2.2   The Holding Company Merger-TI Subsidiary....................    7
 2.3   Fractional Shares...........................................    7
 2.4   Treatment of HFB Options....................................    7
 2.5   Election and Proration Procedures...........................    7
 2.6   Computation and Confirmation of Certain Items...............    9
 2.7   Exchange Procedures.........................................    9
 2.8   Dissenting Shares...........................................   11
 2.9   Adjustments for Dilution and Other Matters..................   11
 2.10  Effect of the Holding Company Merger........................   11
 2.11  Name of Corporation Surviving the Holding Company Merger....   12
 2.12  Certificate of Incorporation and Bylaws of Corporation
       Surviving the Holding Company Merger........................   12
 2.13  Directors and Officers of Corporation Surviving the Holding
       Company Merger..............................................   12

                               ARTICLE III

                               THE CLOSING

 3.1   Closing Date................................................   13
 3.2   Execution of Merger Documents...............................   13
 3.3   Documents to be Delivered...................................   13

                               ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF HFB AND HEMET

 4.1   Incorporation, Standing and Power...........................   13
 4.2   Capitalization..............................................   13
 4.3   Subsidiaries................................................   14
 4.4   Financial Statements........................................   14
 4.5   Reports and Filings.........................................   14
 4.6   Authority of HFB and Hemet..................................   15
 4.7   Insurance...................................................   15
 4.8   Title to Assets.............................................   16
 4.9   Real Estate.................................................   16
 4.10  Litigation..................................................   16
 4.11  Taxes.......................................................   16
 4.12  Compliance with Laws and Regulations........................   18
 4.13  Performance of Obligations..................................   19
 4.14  Employees...................................................   19
 4.15  Registration Obligation.....................................   20
 4.16  Brokers and Finders.........................................   20
 4.17  Material Contracts..........................................   20
 4.18  Certain Material Changes....................................   21

                                       (i)

                                                                     PAGE
                                                                     ----
 4.19  Licenses and Permits........................................   22
 4.20  Undisclosed Liabilities.....................................   22
 4.21  Employee Benefit Plans......................................   22
 4.22  Corporate Records...........................................   24
 4.23  Community Reinvestment Act..................................   24
 4.24  Regulatory Actions..........................................   24
 4.25  Insider Loans; Other Transactions...........................   25
 4.26  Accounting Records..........................................   25
 4.27  Indemnification.............................................   25
 4.28  Offices and ATMs............................................   25
 4.29  Loan Portfolio..............................................   25
 4.30  Investment Securities.......................................   26
 4.31  Derivatives Contracts; Structured Notes; Etc................   26
 4.32  Power of Attorney...........................................   26
 4.33  Material Interests of Certain Persons.......................   26
 4.34  Tax Matters.................................................   26
 4.35  Facts Affecting Regulatory Approvals........................   26
 4.36  Disclosure Documents and Applications.......................   26
 4.37  Certain Regulatory Matters..................................   27
 4.38  Corporate Approval..........................................   27
 4.39  Intellectual Property.......................................   27
 4.40  Year 2000...................................................   27
 4.41  Accuracy and Currentness of Information Furnished...........   27

                                ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF TI AND GUARANTY

 5.1   Incorporation, Standing and Power...........................   28
 5.2   Authority of TI and Guaranty................................   28
 5.3   Tax Representations.........................................   29
 5.4   Disclosure Documents and Applications.......................   29
 5.5   Reports and Filings.........................................   29
 5.6   Corporate Approval..........................................   29
 5.7   Absence of Certain Changes or Events........................   29
 5.8   Access to Funds.............................................   29
 5.9   Facts Affecting Regulatory Approvals........................   30
 5.10  Accuracy and Currentness of Information Furnished...........   30
 5.11  CRA.........................................................   30

                               ARTICLE VI

    COVENANTS OF HFB AND HEMET PENDING EFFECTIVE TIME OF THE MERGERS

 6.1   Limitation on HFB's and Hemet's Conduct Prior to Effective
       Time........................................................   30
 6.2   Affirmative Conduct of HFB and Hemet Prior to Effective
       Time........................................................   33
 6.3   Access to Information.......................................   34
 6.4   Filings.....................................................   35
 6.5   Notices; Reports............................................   35
 6.6   HFB Stockholders' Meeting...................................   36
 6.7   Bank Merger.................................................   36
 6.8   Applications................................................   36
 6.9   Certain Loans and Other Extensions of Credit................   36

                                      (ii)

                                                                     PAGE
                                                                     ----
 6.10  Affiliates..................................................   37
 6.11  Director Resignations.......................................   37
 6.13  Accounting Accommodations...................................   37

                               ARTICLE VII

   COVENANTS OF TI AND GUARANTY PENDING EFFECTIVE TIME OF THE MERGERS

 7.1   Limitation on TI's and Guaranty's Conduct Prior to Effective
       Time........................................................   37
 7.2   Affirmative Conduct of TI and Guaranty Prior to Effective
       Time........................................................   38
 7.3   Applications................................................   38
 7.4   Blue Sky....................................................   38
 7.5   Notices; Reports............................................   38
 7.6   Indemnification.............................................   38
 7.7   Removal of Conditions.......................................   39
 7.8   Fairness Opinion............................................   39

                              ARTICLE VIII

                          ADDITIONAL COVENANTS

 8.1   Commercially Reasonable Efforts.............................   39
 8.2   Public Announcements........................................   39
 8.3   Cancellation of Stock Options and Termination of Stock
       Option Plans................................................   39
 8.4   Employees and Employee Benefits.............................   40
 8.5   Environmental Assessment....................................   40
 8.6   Execution of the Stock Option Agreement.....................   40

                               ARTICLE IX

           CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER

 9.1   Shareholder Approval........................................   40
 9.2   No Judgments or Orders......................................   40
 9.3   Regulatory Approvals........................................   41
 9.4   Securities Laws.............................................   41
 9.5   Listing.....................................................   41

                                ARTICLE X

        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HFB AND HEMET

10.1   Representations and Warranties; Performance of Covenants....   41
10.2   Officers' Certificate.......................................   41
10.3   Fairness Opinion............................................   41
10.4   Absence of Certain Changes..................................   41
10.5   Tax Opinion.................................................   42

                               ARTICLE XI

         CONDITIONS PRECEDENT TO OBLIGATIONS OF TI AND GUARANTY

11.1   Representations and Warranties: Performance of Covenants....   42
11.2   Regulatory Approvals and Related Conditions.................   42
11.3   Third Party Consents........................................   42
11.4   Absence of Certain Changes..................................   42

                                      (iii)

                                                                     PAGE
                                                                     ----
11.5   Officers' Certificate.......................................   42
11.6   Stockholders' Agreements....................................   42
11.7   HFB Options and Stock Option Plan...........................   43
11.8   Loan Loss Reserve...........................................   43
11.9   Resignations................................................   43
11.10  Opinion of TI's Counsel.....................................   43

                               ARTICLE XII

                               TERMINATION

12.1   Termination.................................................   43
12.2   Effect of Termination.......................................   44
12.3   Force Majeure...............................................   45

                              ARTICLE XIII

                              MISCELLANEOUS

13.1   Expenses....................................................   45
13.2   Notices.....................................................   45
13.3   Material Adverse Effect.....................................   46
13.4   Successors and Assigns......................................   47
13.5   Counterparts................................................   47
13.6   Effect of Representations and Warranties....................   47
13.7   Third Parties...............................................   47
13.8   Lists; Exhibits; Integration................................   47
13.9   Knowledge...................................................   47
13.10  Governing Law...............................................   47
13.11  Captions....................................................   47
13.12  Severability................................................   47
13.13  Waiver and Modification; Amendment..........................   48
13.14  Attorneys' Fees.............................................   48

                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of the 14th day of November, 1998 by and among Temple-Inland Inc., a Delaware corporation ("TI"), HF Bancorp, Inc., a Delaware corporation ("HFB"), Guaranty Federal Bank, F.S.B., a federally chartered savings bank ("Guaranty") and indirect wholly owned subsidiary of TI, and Hemet Federal Savings & Loan Association, a federally chartered savings association ("Hemet") and wholly owned subsidiary of HFB.

                                    RECITALS

     WHEREAS, TI, HFB, Guaranty and Hemet desire to effect (i) the acquisition of HFB by TI by means of a merger of HFB with and into TI in accordance with the terms of this Agreement, or by means of a merger of a subsidiary of TI with and into HFB as otherwise specified herein, and (ii) immediately thereafter, the acquisition of Hemet by Guaranty by means of a merger of Hemet with and into Guaranty in accordance with the terms of this Agreement and the Agreement of Bank Merger (as defined herein);

     WHEREAS, the parties intend that the Mergers (as defined herein) will be treated for federal income tax purposes as tax-deferred reorganizations within the meaning of Section 368 of the Code (as defined herein), except as otherwise specified herein;

     WHEREAS, as an inducement to TI to enter into this Agreement, HFB desires to, and following the execution and delivery hereof will, grant TI a stock option to purchase up to 19.9% of the outstanding shares of HFB, under certain circumstances, and pursuant to that certain Stock Option Agreement attached hereto as Exhibit A;

     WHEREAS, the respective Boards of Directors of each of TI, HFB, Guaranty and Hemet have determined that it is in the best interests of their respective companies and stockholders to consummate the Holding Company Merger (as defined herein) and the Bank Merger (as defined herein) provided for herein; and

     WHEREAS, TI, HFB, Guaranty and Hemet desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

          "Affiliate" of, or a Person "Affiliated" with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          "Affiliated Group" means, with respect to any entity, a group of entities required or permitted to file consolidated, combined, or unitary Tax Returns.

          "Agreement of Bank Merger" means the Agreement of Bank Merger to be entered into between Guaranty and Hemet substantially in the form of Exhibit B hereto, but subject to any changes that may be necessary to conform to any requirements of any Governmental Entity having authority over the Bank Merger.

          "Aggregate Deal Value" means the amount obtained by multiplying the Price Per Share times the number of shares of HFB Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger.

          "Alternative Transaction Notice" shall have the meaning set forth in
     Section 12.1(j).

          "Bank Merger" means the merger of Hemet with and into Guaranty.

          "Business Day" means any day other than Saturday, Sunday or any other day which is not a day on which banking institutions in Texas or California are authorized or obligated by law or executive order to close.

          "Cash Amount" has the meaning set forth in Section 2.5(c).

          "Cash and Stock Certificate" has the meaning set forth in Section 2.6.

          "Certificate" has the meaning set forth in Section 2.7(b).

          "Certificate of Merger" means that certificate filed with the Delaware Secretary pursuant to Section 252 of the Delaware General Corporation Law to effect the Holding Company Merger.

          "Classified Credits" has the meaning set forth in Section 4.29.

          "Closing" means the consummation of the Holding Company Merger followed by consummation of the Bank Merger on the Closing Date at the offices of Sullivan & Cromwell, 1888 Century Park East, Los Angeles, California, or at such other place as the parties may agree upon.

          "Closing Date" means the last Business Day of the month in which the last of the following events occur: (i) the approval of this Agreement and the transactions contemplated hereby by the stockholders of HFB, (ii) the receipt of all permits, authorizations, approvals and consents specified in
     Section 9.3 hereof, (iii) the expiration of all applicable waiting periods under all laws, or such other date as the parties may agree upon and (iv) the completion of the allocation required under Section 2.5(c).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Combination Cash Election" has the meaning set forth in Section
     2.5(a).

          "Combination Stock Election" has the meaning set forth in Section 2.5(a).

          "Competing Transaction" has the meaning set forth in Section 6.1(n).

          "Computer System" has the meaning set forth in Section 4.40.

          "Costs" has the meaning set forth in Section 7.6.

          "Covered Person" has the meaning set forth in Section 4.27.

          "Delaware Secretary" means the Secretary of State of Delaware.

          "Deloitte & Touche" means Deloitte & Touche LLP, independent accountants for HFB, or such other nationally recognized accounting firm as HFB shall employ.

          "Derivatives Contract" has the meaning set forth in Section 4.31.

          "Dissenting Shares" means any shares of HFB Stock that are (i) issued and outstanding immediately prior to the Effective Time of the Holding Company Merger and (ii) with respect to which the holder thereof perfects such holder's rights to dissent under Section 262 of the Delaware General Corporation Law.

          "Effective Time of the Bank Merger" means the date and time the OTS specifies for the Bank Merger pursuant to the OTS Regulations.

          "Effective Time of the Holding Company Merger" means the date and time specified in the Certificate of Merger as filed with the Delaware Secretary.

          "Election" has the meaning set forth in Section 2.5(a).

          "Election Deadline" has the meaning set forth in Section 2.5(b).

          "Election Form" has the meaning set forth in Section 2.5(a).

          "Election Form Record Date" has the meaning set forth in Section
     2.5(a).

          "Encumbrance" means any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, law or otherwise.

          "Environmental Regulations" has the meaning set forth in Section 4.12(b).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Ernst & Young" means Ernst & Young, LLP, independent accountants for TI, or such other nationally recognized accounting firm as TI shall employ.

          "ESOP" means the Employee Stock Ownership Plan and Trust of Hemet.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" means such entity selected by TI to effect the exchange of HFB Stock for TI Stock and/or cash.

          "Exchange Fund" has the meaning set forth in Section 2.7(a).

          "Exchange Ratio" means the number (rounded to the nearest ten-thousandth) obtained by dividing the Price Per Share by the Final TI Stock Price.

          "Expenses" has the meaning set forth in Section 13.1.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "FHLBSF" means the Federal Home Loan Bank of San Francisco.

          "Final TI Stock Price" means the average of the daily closing prices of a share of TI Stock on the NYSE as reported in The Wall Street Journal for the ten (10) consecutive trading days ending on the fourth trading day prior to the Closing Date.

          "Financial Statements of HFB" means (i) the audited consolidated financial statements and notes thereto of HFB and the related opinions thereon included in HFB's Annual Reports on Form 10-K for the years ended June 30, 1998 and 1997 and (ii) the unaudited consolidated interim financial statements and notes thereto of HFB to be included in HFB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

          "Financial Statements of TI" means (i) the audited consolidated financial statements and notes thereto of TI and the related opinions thereon included in TI's Annual Reports on Form 10-K for the years ended January 3, 1998 and December 28, 1996 and (ii) the unaudited consolidated interim financial statements and notes thereto of TI included in TI's Quarterly Report on Form 10-Q for the quarter ended July 4, 1998.

          "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, municipal, foreign or other administrative agency, authority or instrumentality.

          "Guaranty Stock" means the common stock, par value $1 per share, of Guaranty.

          "Hazardous Materials" has the meaning set forth in Section 4.12(b).

          "Hemet Stock" means the common stock, $.01 par value per share, of Hemet.

          "HFB Award" means any award issued pursuant to the HFB Stock Option Plan.

          "HFB Branch List" has the meaning set forth in Section 6.1(g).

          "HFB Conflicts and Consents List" has the meaning set forth in Section 4.6.

          "HFB Contract List" has the meaning set forth in Section 4.17.

          "HFB Derivatives List" has the meaning set forth in Section 4.31.

          "HFB Director Compensation List" has the meaning set forth in Section 6.1(f).

          "HFB Employee Plan List" has the meaning set forth in Section 4.21.

          "HFB Environmental Compliance List" has the meaning set forth in
     Section 4.12.

          "HFB Filings" has the meaning set forth in Section 4.5.

          "HFB Financial Statements List" has the meaning set forth in Section 4.18.

          "HFB Indemnification List" has the meaning set forth in Section 4.27.

          "HFB Insurance List" has the meaning set forth in Section 4.7.

          "HFB Intellectual Property List" has the meaning set forth in Section 4.39.

          "HFB Investment Securities List" has the meaning set forth in Section 4.30.

          "HFB List" means any list required to be furnished by HFB and/or Hemet to TI and Guaranty under this Agreement including but not limited to the HFB Branch List, the HFB Conflicts and Consents List, the HFB Contract List, the HFB Derivatives List, the HFB Director Compensation List, the HFB Employee Plan List, the HFB Environmental Compliance List, the HFB Financial Statements List, the HFB Indemnification List, the HFB Insurance List, the HFB Intellectual Property List, the HFB Investment Securities List, the HFB Litigation List, the HFB Loan List, the HFB Material Adverse Effect List, the HFB Offices List, the HFB Option List, the HFB Personal Property List, the HFB Real Property List, the HFB Tax List and the HFB Undisclosed Liabilities List.

          "HFB Litigation List" has the meaning set forth in Section 4.10.

          "HFB Loan List" has the meaning set forth in Section 4.29.

          "HFB Material Adverse Effect List" has the meaning set forth in
     Section 4.18.

          "HFB Offices List" has the meaning set forth in Section 4.28.

          "HFB Option" means any option issued pursuant to the HFB Stock Option Plan.

          "HFB Option List" has the meaning set forth in Section 4.2(a).

          "HFB Personal Property List" has the meaning set forth in Section 4.8.

          "HFB Property" has the meaning set forth in Section 4.12(b).

          "HFB Real Property List" has the meaning set forth in Section 4.9.

          "HFB Stockholders' Meeting" means the meeting of HFB's stockholders referred to in Section 6.6 hereof.

          "HFB Stock Option Plan" means the Amended and Restated HF Bancorp, Inc. Stock-Based Incentive Plan.

          "HFB Stock" means the common stock, par value $.01 per share, of HFB.

          "HFB Subsidiary" means First Hemet Corporation, a California corporation.

          "HFB Tax List" has the meaning set forth in Section 4.11.

          "HFB Undisclosed Liabilities List" has the meaning set forth in
     Section 4.20.

          "HOLA" means the Home Owners' Loan Act of 1933, as amended.

          "Holding Company Merger" means the merger of HFB with and into TI pursuant to this Agreement, if Section 2.1 is applicable, or the merger of the TI Subsidiary with and into HFB pursuant to this Agreement, if Section
     2.2 is applicable.

          "Immediate Family" has the meaning set forth in Rule 16a-l(e) promulgated under the Exchange Act.

          "Indemnified Parties" has the meaning set forth in Section 7.6.

          "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

          "IRS" means the Internal Revenue Service.

          "List" means any one of the HFB Lists or the TI Lists.

          "Mailing Date" has the meaning set forth in Section 2.5(a).

          "Material Adverse Effect" has the meaning set forth in Section 13.3.

          "Mergers" means the Holding Company Merger and Bank Merger.

          "NYSE" means the New York Stock Exchange, Inc.

          "OTS" means the Office of Thrift Supervision.

          "OTS Regulations" means the rules and regulations of the OTS under HOLA.

          "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, limited liability company, joint venture, other entity or Governmental Entity.

          "Plans" has the meaning set forth in Section 4.21.

          "Price Per Share" means $18.50.

          "Proxy Statement" has the meaning set forth in Section 6.8.

          "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

          "SAIF" means the Savings Association Insurance Fund of the FDIC.

          "S-4 Registration Statement" means the Registration Statement on Form S-4 including the Proxy Statement to be mailed to stockholders of HFB, to vote upon the Holding Company Merger and to register the distribution of the shares of TI Stock to be issued in the Holding Company Merger with the SEC.

          "Scheduled Contracts" has the meaning set forth in Section 4.17.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Stock Amount" means 1,216,470 shares of TI Stock.

          "Stock Election" has the meaning set forth in Section 2.5(a).

          "Stock Proration Factor" has the meaning set forth in Section 2.5(c).

          "Superior Proposal" has the meaning set forth in Section 6.1(n).

          "Surviving Bank" means the federally chartered savings association surviving the Bank Merger.

          "Tank" has the meaning set forth in Section 4.12(b).

          "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or (ii).

          "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

          "Tax Sharing Agreement" means an agreement (whether or not in writing) pursuant to which tax losses of one entity are made available to another entity of the Affiliated Group or Affiliates for purpose of Taxes.

          "TI Conflicts and Consents List" has the meaning set forth in Section 5.2.

          "TI Filings" has the meaning set forth in Section 5.5.

          "TI Material Adverse Effect List" has the meaning set forth in Section 5.7.

          "TI List" means any list required to be furnished by TI to HFB and Hemet under this Agreement including but not limited to the TI Conflicts and Consents List and the TI Material Adverse Effect List.

          "TI Subsidiary" means a Delaware corporation to be newly formed by TI or one of its subsidiaries for the purpose of effecting the Holding Company Merger if Section 2.2 is applicable.

          "TI Stock" means the common stock, par value $1 per share, of TI.

          "Treasury Shares" means shares of HFB Stock held by (i) HFB or any of its subsidiaries or (ii) TI or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

          "Year 2000 Compliant" has the meaning set forth in Section 4.40.

                                   ARTICLE II

                        THE MERGERS AND RELATED MATTERS

     2.1 The Holding Company Merger-TI. If Section 2.5(c)(iii) is not applicable, the Holding Company Merger shall be effected in accordance with this
Section 2.1. The Holding Company Merger shall become effective upon the date specified in the Certificate of Merger as filed with the Delaware Secretary in accordance with the provisions of the Delaware General Corporation Law. At the Effective Time of the Holding Company Merger, the following transactions will be deemed to have occurred simultaneously:

          (a) HFB shall be merged with and into TI and the separate corporate existence of HFB shall cease.

          (b) Each share of TI Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall remain an issued and outstanding share of common stock of TI as of the Effective Time of the Holding Company Merger and shall not be converted or otherwise affected by the Holding Company Merger.

          (c) Subject to the other provisions of this Article II, each share of HFB Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger, other than

     Dissenting Shares and Treasury Shares, shall, on and after the Effective Time of the Holding Company Merger, be automatically canceled and cease to be an issued and outstanding share of HFB Stock and shall be converted into the right to receive, at the election of the holder thereof as of the Effective Time of the Holding Company Merger:

             (i) a fraction of a share of TI Stock equal to the Exchange Ratio;
        or

             (ii) cash in the amount equal to the Price Per Share.

          (d) Any Treasury Shares outstanding immediately prior to the Effective Time of the Holding Company Merger shall be cancelled and retired and no consideration shall be issued in exchange therefor.

     2.2 The Holding Company Merger-TI Subsidiary. If Section 2.5(c)(iii) is applicable, the Holding Company Merger shall be effected in accordance with this
Section 2.2. The Holding Company Merger shall become effective upon the date specified in the Certificate of Merger as filed with the Delaware Secretary in accordance with the provisions of the Delaware General Corporation Law. At the Effective Time of the Holding Company Merger, the following transactions will be deemed to have occurred simultaneously.

     (a) The TI Subsidiary shall be merged with and into HFB and the separate corporate existence of the TI Subsidiary shall cease.

     (b) Each share of stock of the TI Subsidiary issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall become and be converted into a share of HFB Stock as of the Effective Time of the Holding Company Merger.

     (c) Each share of HFB Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger, other than Dissenting Shares and Treasury Shares, shall, on and after the Effective Time of the Holding Company Merger, be automatically canceled and cease to be an issued and outstanding share of HFB Stock and shall be converted into the right to receive cash in the amount equal to the Price Per Share as of the Effective Time of the Holding Company Merger.

     (d) Any Treasury Shares outstanding immediately prior to the Effective Time of the Holding Company Merger shall be cancelled and retired and no consideration shall be issued in exchange therefor.

     2.3 Fractional Shares. Notwithstanding any other provisions of this Agreement, no fractional shares of TI Stock shall be issued in the Holding Company Merger. In lieu thereof, each holder of HFB Stock who would otherwise be entitled to receive a fractional share of TI Stock (after taking into account all Certificates delivered by such holder) shall receive an amount in cash (without interest), rounded to the nearest cent, equal to the product obtained by multiplying (a) the Final TI Stock Price by (b) the fraction (calculated to the nearest ten-thousandth) of the share of TI Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

     2.4 Treatment of HFB Options. Unless exercised prior to the Effective Time of the Holding Company Merger, each of the HFB Options shall be canceled by HFB immediately prior to the Effective Time of the Holding Company Merger by a cash payment to the holder of such HFB Option in an amount equal to the result of multiplying (i) the excess, if any, between (a) the Price Per Share and (b) the exercise price of such HFB Option by (ii) the number of shares of HFB Stock subject to the HFB Option. Such payments shall take place only after the satisfaction or fulfillment or waiver of the conditions to Closing contained in Articles IX and XI of this Agreement.

     2.5  Election and Proration Procedures.

     (a) Election Forms and Types of Election. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of HFB Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as TI and HFB shall mutually agree) ("Election Form") shall be mailed no less than forty-five (45) days prior to the anticipated Effective Time of the Holding Company Merger or on such other date as TI and HFB shall mutually agree ("Mailing Date") to each holder of record of HFB Stock as of five Business Days prior to the Mailing Date ("Election Form Record Date"). TI shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term "beneficial owner" and "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act) of HFB Stock after the Election Form Record Date and prior to the Election Deadline, and HFB shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) TI Stock (a "Stock Election") with respect to all of such holder's HFB Stock, or
(ii) cash (a "Cash Election") with respect to all of such holder's HFB Stock, or
(iii) TI Stock for a specified number of shares of HFB Stock (a "Combination Stock Election") and cash for the remaining number of shares of HFB Stock held by such holder (a "Combination Cash Election"). Any HFB Stock, other than Dissenting Shares and Treasury Shares, with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

     (b) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form which has not been revoked by 5:00 p.m., Pacific Time, by the 30th day following the Mailing Date (or such other time and date as TI and HFB may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of HFB Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of HFB Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked by the person submitting such Election Form at or prior to the Election Deadline, provided that the Exchange Agent shall have actually received prior to the Election Deadline a written notice revoking such Election Form and specifying the shares of HFB Stock covered by such revoked Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of HFB Stock representing such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and HFB shall cause the certificates representing such shares of HFB Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of HFB and TI required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither HFB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     (c) Proration. As promptly as practicable but not later than three (3) Business Days prior to the Closing Date, TI shall cause the Exchange Agent to calculate the allocation among the holders of HFB Stock of rights to receive TI Stock or cash in the Holding Company Merger in accordance with the Election Forms as follows:

          (i) if the aggregate number of shares of HFB Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio exceeds the Stock Amount then:

             (A) All Undesignated Shares shall be deemed to have made Cash Elections; and

             (B) A stock proration factor (the "Stock Proration Factor") shall be determined by dividing the Stock Amount by the product obtained by multiplying the (y) total number of shares of HFB Stock with respect to which effective Stock Elections and Combination Stock Elections were made and (z) the Exchange Ratio. Each holder of HFB Stock who made an effective Stock Election and Combination Stock Election shall be entitled to:

                (1) the number of shares of TI Stock equal to the product of the
           (x) Exchange Ratio, multiplied by (y) the number of shares of HFB Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

                (2) cash in an amount equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of HFB Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

          (ii) if the aggregate number of shares of HFB Stock as to which Stock Elections and Combination Stock Elections have been effectively made times the Exchange Ratio shall be less than the Stock Amount, then the Exchange Agent shall select by random such number of Undesignated Shares to receive TI Stock as shall be necessary so that the number of such shares when added to the number of shares for which a Stock Election and Combination Stock Election has been made or is deemed to be made when multiplied by the Exchange Ratio shall equal the Stock Amount, and all Undesignated Shares not so selected shall be deemed to have made Cash Elections; provided, however, that if the aggregate number of shares of HFB Stock as to which Stock Elections and Combination Stock Elections have been effectively made, together with all Undesignated Shares, times the Exchange Ratio shall be less than the Stock Amount, then all Undesignated Shares shall be deemed to have made Stock Elections.

          The pro rata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as shall be mutually determined by TI and HFB.

          (iii) Notwithstanding anything to the contrary set forth in paragraph
     (i) or paragraph (ii) above, if the opinion contemplated by Section 10.5 or the opinion contemplated by Section 11.10 cannot be given, then (I) the Holding Company Merger shall be effected as set forth in Section 2.2, (II) the conditions set forth in Sections 9.4, 9.5, 10.5 and 11.10 shall be deemed waived by all parties with respect to the Holding Company Merger and
     (III) the Certificate of Merger shall reflect the foregoing.

     2.6  Computation and Confirmation of Certain Items.

     (a) The Exchange Ratio and the Final TI Stock Price shall be calculated by TI prior to the Effective Time of the Holding Company Merger and shall be set forth in a certificate (the "Cash and Stock Certificate") executed by an authorized executive officer of TI and furnished to HFB at least three (3) Business Days prior to the Effective Time of the Holding Company Merger showing the manner of calculation in reasonable detail.

     (b) HFB and Deloitte & Touche shall be entitled to review and approve the Cash and Stock Certificate from the time of delivery until the day which is no later than one (1) Business Day prior to the Effective Time of the Holding Company Merger. In the event of disagreement as to the information contained in the Cash and Stock Certificate, the parties shall negotiate in good faith to resolve any such disputed matters, and upon the failure to resolve any such matters, such dispute shall be resolved by an independent accounting firm of national standing mutually satisfactory to both TI and HFB.

     2.7  Exchange Procedures.

     (a) Deposit with Exchange Agent. As of the Effective Time of the Holding Company Merger, TI or the TI Subsidiary, as the case may be, shall have deposited with the Exchange Agent for the benefit of the holders of shares of HFB Stock, for exchange in accordance with this Section 2.7, certificates representing the shares of TI Stock and cash issuable pursuant to Section 2.1 or
Section 2.2, as the case may be in exchange for shares of HFB Stock outstanding immediately prior to the Effective Time of the Holding Company Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of TI Stock which would otherwise be issuable in connection with Section 2.1, but for the operation of Section 2.3 of this Agreement (collectively, the "Exchange Fund").

     (b) Exchange Procedures. After the Effective Time of the Holding Company Merger, each holder of a certificate ("Certificate") formerly representing HFB Stock (other than Dissenting Shares and Treasury Shares) who surrenders or has surrendered such Certificate (or customary affidavits and indemnification regarding the loss or destruction of such Certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing TI Stock and/or (ii) cash into which the shares of HFB Stock shall have been converted pursuant to Section 2.1 or Section 2.2 and
Section 2.5, as well as cash in lieu of fractional shares of HFB Stock to which such holder would otherwise be entitled, if applicable. Former stockholders of record of HFB shall be entitled to vote after the Effective Time of the Holding Company Merger at any meeting of TI stockholders the number of whole shares of TI Stock into which their respective shares of HFB Stock are converted, regardless of whether such holders have exchanged their Certificates representing HFB Stock for certificates representing TI Stock in accordance with the provisions of this Agreement. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.7, each Certificate representing HFB Stock shall be deemed from and after the Effective Time of the Holding Company Merger to evidence only the right to receive the consideration to which it is entitled hereunder upon such surrender. TI shall not be obligated to deliver the consideration to which any former holder of HFB Stock is entitled as a result of the Holding Company Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.7. If any certificate for shares of TI Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of the Holding Company Merger with respect to TI Stock with a record date after the Effective Time of the Holding Company Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TI Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of TI Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of TI Stock to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time of the Holding Company Merger theretofore paid with respect to such whole shares of TI Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Holding Company Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of TI Stock.

     (d) No Further Ownership Rights in HFB Stock. All cash and shares of TI Stock issued upon the surrender for exchange of shares of HFB Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of HFB Stock, and there shall be no further registration of transfers on the stock transfer books of TI, after the Holding Company Merger, of the shares of HFB Stock which were outstanding immediately prior to the Effective Time of the Holding Company Merger. If, after the Effective Time of the Holding Company Merger, Certificates are presented to TI for any reason, they shall be canceled and exchanged as provided in this Agreement.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund, including any interest thereon, which remains undistributed to the stockholders of HFB following the passage of twenty-four (24) months after the Effective Time of the Holding Company Merger shall be delivered to TI, upon demand, and any stockholders of HFB who have not theretofore complied with this Section 2.7 shall thereafter look only to TI for payment of their claim for cash and TI Stock, any cash in lieu of fractional shares of TI Stock and any dividends or distributions with respect to TI Stock.

     (f) No Liability. Neither HFB nor TI shall be liable to any holder of shares of HFB Stock or TI Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) No Ownership Rights. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TI Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of TI Stock for the account of the Persons entitled thereto.

     (h) Affiliates. Certificates surrendered for exchange by any Person constituting an "Affiliate" of HFB for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of TI Stock until TI has received a written agreement from such person as provided in Section 6.10.

     2.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of HFB Stock who shall be entitled to be paid the "fair value" of such holder's Dissenting Shares of HFB Stock, as provided in
Section 262 of the Delaware General Corporation Law, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Section 2.1 or Section 2.2, as the case may be, unless and until such holder shall have failed to perfect or withdrawn or lost such holder's rights under Section 262 of the Delaware General Corporation Law, and shall be entitled to receive only such payment provided for by Section 262 of the Delaware General Corporation Law.

     2.9 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Holding Company Merger, (a) TI shall declare a stock dividend or distribution on TI Stock with a record date prior to the Effective Time of the Holding Company Merger, or subdivide, split up, reclassify or combine TI Stock, or declare a dividend, or make a distribution, on the TI Stock in any security convertible into TI Stock, in each case with a record date prior to the Effective Time of the Holding Company Merger, or (b) the outstanding shares of TI Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in TI's capitalization, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, which adjustment or adjustments may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of TI Stock generally.

     2.10  Effect of the Holding Company Merger.

     (a) If the Holding Company Merger is effected in accordance with Section 2.1, the effect of the Holding Company Merger shall be as provided in this paragraph (a). By virtue of the Holding Company Merger and at the Effective Time of the Holding Company Merger, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of HFB and TI shall be vested in and be held and enjoyed by TI without further act or deed, and all the estates and interests of every kind of HFB and TI, including all debts due to either of them, shall be as effectively the property of TI, as they were of HFB, and the title to any real estate vested by deed or otherwise in either HFB or TI shall not revert or be in any way impaired by reason of the Holding Company Merger; and all rights of creditors and liens upon any property of HFB and TI shall be preserved unimpaired and all the liabilities and duties of HFB and TI shall be debts, liabilities and duties of TI and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Holding Company Merger.

     (b) If the Holding Company Merger is effected in accordance with Section 2.2, the effect of the Holding Company Merger shall be as provided in this paragraph (b). By virtue of the Holding Company Merger and at the Effective Time of the Holding Company Merger, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of HFB and the TI Subsidiary shall be vested in and be held and enjoyed by HFB, without further act or deed, and all the estates and interests of every kind of HFB and the TI Subsidiary, including all debts due to either of them, shall be as effectively the property of HFB, as they were of the TI Subsidiary, and the title to any real estate vested by deed or otherwise in either HFB or the TI Subsidiary shall not revert or be in any way impaired by reason of the Holding Company Merger; and all rights of creditors and liens upon any property of HFB and the TI Subsidiary shall be preserved unimpaired and all the liabilities and duties of HFB and the TI Subsidiary shall be debts, liabilities and duties of HFB and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Holding Company Merger.

     2.11  Name of Corporation Surviving the Holding Company Merger.

     (a) If the Holding Company Merger is effected in accordance with Section 2.1, the name of the corporation surviving the Holding Company Merger shall be "Temple-Inland Inc."

     (b) If the Holding Company Merger is effected in accordance with Section 2.2, the name of the corporation surviving the Holding Company Merger shall be "HF Bancorp, Inc."

     2.12 Certificate of Incorporation and Bylaws of Corporation Surviving the Holding Company Merger.

     (a) If the Holding Company Merger is effected in accordance with Section 2.1, the Certificate of Incorporation and Bylaws of TI, as in effect immediately prior to the Effective Time of the Holding Company Merger shall be the Certificate of Incorporation and Bylaws of TI after the Holding Company Merger.

     (b) If the Holding Company Merger is effected in accordance with Section 2.2, the Certificate of Incorporation and Bylaws of the TI Subsidiary, as in effect immediately prior to the Effective Time of the Holding Company Merger shall be the Certificate of Incorporation and Bylaws of HFB after the Holding Company Merger.

     2.13 Directors and Officers of Corporation Surviving the Holding Company Merger.

     (a) If the Holding Company Merger is effected in accordance with Section 2.1, the directors and officers of the corporation surviving the Holding Company Merger shall be as provided in this paragraph (a). At the Effective Time of the Holding Company Merger, the then directors of TI shall be the directors of TI, until their successors have been chosen and qualified in accordance with the Certificate of Incorporation and Bylaws of TI. The officers of TI, immediately prior to the Effective Time of the Holding Company Merger shall be the officers of TI, until they resign or are replaced or terminated by the Board of Directors of TI, or otherwise in accordance with the Certificate of Incorporation and Bylaws of TI.

     (b) If the Holding Company Merger is effected in accordance with Section 2.2, the directors and officers of the corporation surviving the Holding Company Merger shall be as provided in this paragraph (b). At the Effective Time of the Holding Company Merger, the then directors of the TI Subsidiary shall be the directors of HFB, until their successors have been chosen and qualified in accordance with the Certificate of Incorporation and Bylaws of HFB. The officers of the TI Subsidiary, immediately prior to the Effective Time of the Holding Company Merger shall be the officers of HFB, until they resign or are replaced or terminated by the Board of Directors of HFB, or otherwise in accordance with the Certificate of Incorporation and Bylaws of HFB.

                                  ARTICLE III

                                  THE CLOSING

     3.1  Closing Date. The Closing shall take place on the Closing Date.

     3.2 Execution of Merger Documents. Prior to the Closing, the Certificate of Merger shall be executed by TI, if Section 2.1 is applicable, or by HFB, if
Section 2.2 is applicable, and the Agreement of Bank Merger shall be executed by Guaranty and Hemet. On or before the Closing Date, the Certificate of Merger shall be duly filed with the Delaware Secretary as required by applicable laws and regulations to render the Holding Company Merger effective as of the Closing Date.

     3.3 Documents to be Delivered. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                              REPRESENTATIONS AND
                          WARRANTIES OF HFB AND HEMET

     HFB and Hemet, jointly and severally, represent and warrant to TI and Guaranty as follows, provided that to the extent any representation or warranty relates to HFB, Hemet does not make any representations to such extent:

     4.1 Incorporation, Standing and Power. HFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under HOLA. Hemet is a federal savings association duly organized, validly existing and in good standing under the laws of the United States and is authorized by the OTS to conduct a federal savings association business. The HFB Subsidiary is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Certificates of Incorporation and Bylaws of each of HFB and the HFB Subsidiary, and the Federal Stock Charter and Bylaws of Hemet, all as amended to date, are in full force and effect. Hemet's deposits are insured by the FDIC through the SAIF in the manner and to the fullest extent provided by law. HFB, Hemet and the HFB Subsidiary have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted and HFB and Hemet have the corporate power and authority to execute and deliver this Agreement and the Agreement of Bank Merger, as the case may be, and to perform their respective obligations hereunder and thereunder, as the case may be, and to consummate the transactions contemplated hereby and thereby, as the case may be. Neither the scope of the business of HFB, Hemet or the HFB Subsidiary nor the location of any of their respective properties requires that HFB, Hemet or the HFB Subsidiary be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a Material Adverse Effect.

     4.2  Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of HFB consists of 15,000,000 shares of HFB Stock, of which 6,395,303 shares are outstanding, and 2,000,000 shares of serial preferred stock of which no shares are outstanding. All of the outstanding shares of HFB Stock have been duly authorized and validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date of this Agreement, except for HFB Options covering 587,010 shares of HFB Stock granted pursuant to the HFB Stock Option Plan and options to be granted to TI pursuant to the Stock Option Agreement attached hereto as Exhibit A, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of HFB Stock nor any securities convertible into such stock, and HFB is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. HFB has furnished TI a list (the

"HFB Option List") setting forth the name of each holder of an HFB Option or HFB Award, the number of shares of HFB Stock covered by each such HFB Option or HFB Award, the vesting schedule of such HFB Option or HFB Award, and the exercise price per share and the expiration date of each such HFB Option or HFB Award, as applicable.

     (b) As of the date of this Agreement, the authorized capital stock of Hemet consists of 15,000,000 shares of Hemet Stock, of which 1,000 shares are outstanding and owned of record and beneficially by HFB free and clear of any Encumbrance and 2,000,000 shares of serial preferred stock of which no shares are outstanding . The outstanding shares of Hemet Stock have been duly authorized and validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no contracts, commitments, understandings or arrangements relating to HFB's rights to vote or to dispose of such securities. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of Hemet Stock or any other securities convertible into such stock, and Hemet is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     (c) As of the date of this Agreement, the authorized capital stock of the HFB Subsidiary consists of 25,000 shares of common stock, of which 504 shares are outstanding and owned of record and beneficially by Hemet free and clear of any Encumbrance. The outstanding shares of common stock of the HFB Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no contracts, commitments, understandings or arrangements relating to Hemet's rights to vote or to dispose of such securities. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and the HFB Subsidiary is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     4.3 Subsidiaries. Except for Hemet and the HFB Subsidiary, HFB does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity except for 100 shares of Class A Common Stock, of The Clearinghouse Community Development Financial Institution. Except for the HFB Subsidiary, Hemet does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity, except for the shares of capital stock, par value $100 per share, of the FHLBSF and 100 shares of Class A Common Stock, of The Clearinghouse Community Development Financial Institution.

     4.4 Financial Statements. HFB has previously furnished to TI a copy of the Financial Statements of HFB. The Financial Statements of HFB: (a) present fairly the consolidated financial condition of HFB as of the respective dates indicated and its consolidated results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied; (c) set forth as of the respective dates indicated adequate reserves for loan and lease losses and other contingencies; and (d) are based upon the books and records of HFB, Hemet and the HFB Subsidiary. Hemet's allowance for loan and lease losses as of October 31, 1998 was $6,557,000.

     4.5 Reports and Filings. HFB, Hemet and the HFB Subsidiary have filed all reports, returns, registrations and statements (such reports and filings referred to as "HFB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the OTS, (c) the FDIC and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. No material adverse administrative actions have been taken or orders issued in connection with such HFB Filings. As of their respective dates, each of such HFB Filings (y) complied in all material respects with all applicable laws and regulations (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) with respect to the HFB Filings made with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any of such HFB Filings fairly presented, as of their respective dates or for their respective periods, the financial position, results of operations and changes in cash flows, as the case may be, of HFB, Hemet or the HFB Subsidiary and were prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. HFB has furnished TI with true and correct copies of all HFB Filings filed by HFB or Hemet with the SEC, OTS, FDIC and any other federal or state securities or banking authority since January 1, 1995.

     4.6 Authority of HFB and Hemet. The execution and delivery by HFB and Hemet of this Agreement and by Hemet of the Agreement of Bank Merger, subject to the requisite approval of the stockholders of HFB and the sole shareholder of Hemet, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of HFB and Hemet, and this Agreement is and the Agreement of Bank Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of HFB or Hemet or both of them, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Conflicts and Consents List"), neither the execution and delivery by HFB and Hemet of this Agreement or by Hemet of the Agreement of Bank Merger, the consummation of the Holding Company Merger or Bank Merger or the transactions contemplated herein or therein, nor compliance by HFB and Hemet with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of the respective Certificates of Incorporation, as amended, or Bylaws, as amended, of HFB or the HFB Subsidiary or the Federal Stock Charter or Bylaws of Hemet; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which HFB, Hemet or the HFB Subsidiary is a party, or by which HFB, Hemet or the HFB Subsidiary or any of their respective properties or assets is bound, except as would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of HFB, Hemet or the HFB Subsidiary, except for Encumbrances that do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HFB, Hemet or the HFB Subsidiary or any of their respective properties or assets. Except as set forth in the HFB Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by HFB and Hemet of this Agreement or by Hemet of the Agreement of Bank Merger, the consummation by HFB and Hemet of the Holding Company Merger or Bank Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement, the Agreement of Bank Merger and the Holding Company Merger and the transactions contemplated hereby and thereby by the stockholders of HFB and the sole shareholder of Hemet; (ii) such approvals or nonobjections as may be required by the OTS and the FDIC; (iii) the filing and declaration of effectiveness of the S-4 Registration Statement with the SEC; and (iv) the filing of the Certificate of Merger and the Agreement of Bank Merger with the Delaware Secretary and the OTS, respectively.

     4.7 Insurance. Except as set forth in a list furnished by HFB and Hemet to TI, (the "HFB Insurance List"): (a) HFB, Hemet and the HFB Subsidiary have, and have had since July 1, 1995, policies of insurance and bonds with respect to their respective assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary for their respective businesses, operations, properties and assets;
(b) no insurer under any policy or bond maintained by HFB, Hemet or the HFB Subsidiary has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder and all such policies and bonds are in full force and effect; and (c) none of HFB, Hemet or the HFB Subsidiary is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the HFB Insurance List is a list of all policies of insurance carried and owned by HFB, Hemet and the HFB Subsidiary, showing, as of September 30, 1998, the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to TI a copy of each such policy of insurance.

     4.8 Title to Assets. HFB, Hemet and the HFB Subsidiary have good and marketable title to all their respective material, non-real estate, properties and assets, owned or stated to be owned by HFB, Hemet or the HFB Subsidiary, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of HFB; (b) for Encumbrances for current Taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of HFB on a consolidated basis; or (e) as set forth in a list furnished by HFB and Hemet to TI (the "HFB Personal Property List.")

     4.9 Real Estate. HFB and Hemet have furnished TI a list (the "HFB Real Property List") of real property, including leaseholds and all other interests in real property (other than security interests), owned by HFB, Hemet or the HFB Subsidiary. HFB has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in such real property. HFB, Hemet or the HFB Subsidiary have good and marketable title to the real property, and valid leasehold interests in the leaseholds, described in the HFB Real Property List, free and clear of all Encumbrances, except: (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for Taxes not yet due; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) as described in the HFB Real Property List. HFB has furnished TI with true and correct copies of all leases included in the HFB Real Property List, all title insurance policies and all documents evidencing HFB's or Hemet's interest in real property included in the HFB Real Property List.

     4.10 Litigation. Except as set forth in the HFB Filings or in a list furnished by HFB and Hemet to TI (the "HFB Litigation List"), there is no private or governmental suit, claim, action or proceeding pending, nor to HFB's or Hemet's knowledge, threatened, against HFB, Hemet or the HFB Subsidiary or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of HFB, Hemet or HFB Subsidiary. Also, except as disclosed in the HFB Filings or in the HFB Litigation List, there are no material judgments, decrees, stipulations or orders against HFB, Hemet or the HFB Subsidiary or enjoining any of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     4.11  Taxes.

     (a) Except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Tax List"), (A) all material Tax Returns required to be filed by or on behalf of HFB, the HFB Subsidiary, Hemet or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of HFB, Hemet or the HFB Subsidiary, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied on the HFB balance sheet, and adequate reserves or accruals for Taxes have been provided in the HFB balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of HFB, Hemet or the HFB Subsidiary. or any Affiliated Group(s) of which any of them is or was a member.

     (b) HFB, Hemet and the HFB Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

     (c) TI has received complete copies of (i) all material income or franchise Tax Returns of HFB, Hemet and the HFB Subsidiary relating to the taxable periods since July 1, 1995 and (ii) any audit report issued within the last three years relating to any material Taxes due from or with respect to HFB, Hemet or the HFB Subsidiary, with respect to their respective income, assets or operations.

     (d) Except as set forth in the HFB Tax List, no claim has been made by a taxing authority in a jurisdiction where HFB, Hemet or the HFB Subsidiary do not file an income or franchise Tax Return such that HFB, Hemet or the HFB Subsidiary are or may be subject to taxation by that jurisdiction.

     (e) Except as set forth in the HFB Tax List: (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including HFB, Hemet and/or the HFB Subsidiary have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have HFB, Hemet or the HFB Subsidiary received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against HFB, Hemet or any HFB Subsidiary for any subsequent taxable period that could be material.

     (f) Except as set forth in the HFB Tax List, none of HFB, Hemet or the HFB Subsidiary nor any other Person on behalf of HFB, Hemet or the HFB Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by HFB, Hemet or the HFB Subsidiary, (ii) agreed to or is required to make any adjustments pursuant to Section 481 (a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by HFB, Hemet or the HFB Subsidiary or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of HFB, Hemet or the HFB Subsidiary, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to HFB, Hemet or the HFB Subsidiary.

     (g) Except as set forth in the HFB Tax List, no property owned by HFB, Hemet or the HFB Subsidiary is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

     (h) Neither HFB (except with HFB Subsidiary or Hemet) nor the HFB Subsidiary nor Hemet (except with HFB or one another) is a party to any Tax Sharing Agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

     (i) Except as set forth in the HFB Tax List, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by HFB, Hemet, the HFB Subsidiary or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

     (j) There are no liens as a result of any unpaid Taxes upon any of the assets of HFB, Hemet or the HFB Subsidiary.

     (k) Except as set forth in the HFB Tax List, HFB, Hemet and the HFB Subsidiary have no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code.

     (l) Except as set forth in the HFB Tax List, none of the members of HFB's Affiliated Group has any net operating loss carryovers.

     (m) HFB and Hemet agree to cooperate, and to cause the HFB Subsidiary to cooperate, with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel's opinion that the Holding Company Merger and the Bank Merger both qualify as reorganizations within the meaning of Section 368(a) of the Code as contemplated in Sections 10.5 and 11.10 hereof. Such Persons acknowledge that their inability or unwillingness to provide such reasonable and customary written representations could preclude tax counsel from rendering such opinion, with consequences specified elsewhere herein.

     4.12  Compliance with Laws and Regulations.

     (a) None of HFB, Hemet or the HFB Subsidiary is in default under or in breach or violation of (i) any provision of their respective Certificate of Incorporation, as amended, Federal Stock Charter, Articles of Incorporation, as amended, or Bylaws, as amended, or (ii) any law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause
(ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect. The properties and operations of HFB, Hemet and the HFB Subsidiary are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     (b) Except as set forth on a list furnished by HFB and Hemet to TI (the "HFB Environmental Compliance List"), to HFB's and Hemet's knowledge (or actual knowledge, as the case may be): (i) HFB, Hemet and the HFB Subsidiary are in compliance with all Environmental Regulations in all material respects; (ii) there are no Tanks on, under or above HFB Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating from HFB Property that would reasonably expect to give rise to a Material Adverse Effect; (iv) to HFB's and Hemet's actual knowledge, HFB and Hemet have no loans outstanding secured by real property of which the real property is not in compliance with Environmental Regulations or which has a Tank or upon which there are Hazardous Materials or from which Hazardous Materials are migrating; and (v) without limiting Section
4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against HFB, Hemet or the HFB Subsidiary or, to HFB's and Hemet's actual knowledge, concerning property securing HFB or Hemet loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting HFB Property or, to HFB's and Hemet's actual knowledge, property securing HFB or Hemet loans, relating to the foregoing representations (i)-(iv). For purposes of this Section 4.12(b), the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "HFB Property" shall mean real estate owned, leased, or otherwise used by HFB, Hemet or the HFB Subsidiary, or in which HFB, Hemet or the HFB Subsidiary has an investment (by sale and lease-back or otherwise) in each case, which real estate is owned, leased, or otherwise used on the date of this Agreement, including, without limitation, properties under foreclosure and properties held by HFB, Hemet or the HFB Subsidiary in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order action, policy or common law; or which is defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq. ); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1, 25281 and 25250.1 of the California Health and Safety Code and/or
Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls
(PCBs), asbestos or ureaformaldehyde foam insulation.

     (c) HFB and Hemet have provided to TI phase I environmental assessments with respect to each interest in real property set forth on the HFB Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of HFB or Hemet. The HFB Real Property list discloses each such property as to which such an assessment has not been prepared on behalf of HFB, Hemet or the HFB Subsidiary.

     4.13 Performance of Obligations. HFB, Hemet and the HFB Subsidiary have performed in all material respects all of the obligations required to be performed by them to date of any covenant, contract, lease, indenture or any other covenant to which any of them is a party, or to which any of them or any of their respective properties is subject or by which any of them or any of their respective properties are otherwise bound, and none of them are in default under or in breach of any term or provision of any such covenant, contract, lease, indenture or any other such covenant, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such defaults and breaches would, individually or in the aggregate, have a Material Adverse Effect. Except for loans and leases made by Hemet in the ordinary course of business, to HFB's or Hemet's knowledge, no other party to any such covenant, contract, lease or indenture or any other covenant is in material default or breach thereunder.

     4.14 Employees. Except as set forth in the HFB Litigation List, there are no material controversies pending or threatened between HFB, Hemet or the HFB Subsidiary and any of their respective employees. None of HFB, Hemet or the HFB Subsidiary is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong.

     4.15 Registration Obligation. None of HFB, Hemet or the HFB Subsidiary is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

     4.16 Brokers and Finders. Except for the obligation to Keefe, Bruyette & Woods, Inc. as set forth in a letter agreement, dated June 26, 1998, a copy of which has been delivered to TI, none of HFB, Hemet or the HFB Subsidiary is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

     4.17 Material Contracts. Except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Contract List") (all items listed or required to be listed in such HFB Contract List being referred to herein as "Scheduled Contracts"), none of HFB, Hemet or the HFB Subsidiary is party to, nor are any of HFB, Hemet or the HFB Subsidiary or any of their respective properties subject to, nor or any of them or any of their respective properties bound by, any of the following:

          (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of HFB, Hemet or the HFB Subsidiary and is not terminable by HFB, Hemet or the HFB Subsidiary within one year without penalty or (ii) requires payment by HFB, Hemet or the HFB Subsidiary of $50,000 or more per annum;

          (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by HFB, Hemet or the HFB Subsidiary of $50,000 or more per annum;

          (c) any contract or agreement that restricts HFB, Hemet or the HFB Subsidiary (or would restrict any Affiliate of any of them (including TI and its subsidiaries) after the Effective Time of the Holding Company Merger) from competing in any line of business with any Person or using or employing the services of any Person;

          (d) any lease of real or personal property providing for annual lease payments by or to HFB, Hemet or the HFB Subsidiary in excess of $50,000 per annum other than (A) financing leases entered into in the ordinary course of business in which HFB, Hemet or the HFB Subsidiary is lessor and (B) leases of real property presently used by Hemet as banking or loan production offices;

          (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of HFB, Hemet or the HFB Subsidiary (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $50,000 or more;

          (f) other than as described in the HFB Filings or as set forth in the HFB Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of HFB, Hemet or the HFB Subsidiary;

          (g) any agreement to acquire equipment or any commitment to make capital expenditures of $50,000 or more other than as indicated in the HFB Branch List;

          (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which HFB, Hemet or the HFB Subsidiary has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (i) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of HFB, Hemet or the HFB Subsidiary);

          (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by HFB, Hemet or the HFB Subsidiary (as lessee) that materially restricts the use, transferability or value of such property;

          (k) any guarantee or indemnification which involves the sum of $50,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

          (l) any supply, maintenance or landscape contracts not terminable by HFB, Hemet or the HFB Subsidiary without penalty on thirty (30) days or less notice and which provides for payments in excess of $50,000 per annum;

          (m) other than as disclosed with reference to subparagraph (k) of this
     Section 4.17, any material agreement which would be terminable other than by HFB, Hemet or the HFB Subsidiary as a result of the consummation of the transactions contemplated by this Agreement;

          (n) any contract of participation with any other financial institution in any loan in excess of $50,000 or any sales of assets of HFB or Hemet with recourse of any kind to HFB or Hemet except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

          (o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U. S. Small Business Administration and related servicing agreements);

          (p) any contract relating to the provision of data processing services to HFB, Hemet or the HFB Subsidiary;

          (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by HFB, Hemet or the HFB Subsidiary other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

          True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to TI.

     4.18 Certain Material Changes. Except as set forth in a list delivered by HFB and Hemet to TI (the "HFB Material Adverse Effect List") or in the financial statements and notes thereto to be included in HFB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 in the form delivered by HFB to TI (the "HFB Financial Statements List"), since June 30, 1998, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a) Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of HFB, Hemet or the HFB Subsidiary, or any other event or development that has had or may reasonably be expected to have a Material Adverse Effect;

          (b) Any event or circumstance that, individually or taken together with all other events and circumstances, has had or may reasonably be expected to have a Material Adverse Effect; or

          (c) Any direct or indirect redemption, purchase or other acquisition by HFB, Hemet or the HFB Subsidiary of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of HFB Stock whether consisting of money, other personal property, real property or other things of value.

     4.19 Licenses and Permits. HFB, Hemet and the HFB Subsidiary have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect. The respective properties, assets, operations and businesses of HFB, Hemet and the HFB Subsidiary are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits.

     4.20 Undisclosed Liabilities. None of HFB, Hemet or the HFB Subsidiary has any liabilities or obligations, either accrued or contingent, that are material to HFB on a consolidated basis and that have not been: (a) reflected or disclosed in the Financial Statements of HFB; (b) disclosed in a list furnished by HFB and Hemet to TI (the "HFB Undisclosed Liabilities List") or on any other HFB List; or (c) incurred in the ordinary course of business consistent with past practices, which incurrence would not give rise, individually or in the aggregate, to a Material Adverse Effect. None of HFB, Hemet or the HFB Subsidiary knows of any reasonable basis for the assertion against any of them of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect that is not accurately reflected in the Financial Statements of HFB or otherwise disclosed in this Agreement.

     4.21  Employee Benefit Plans.

     (a) Existence of Plans. For purposes of this Agreement, the term "Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) of which HFB or any member of the same controlled group of corporations, trades or businesses as HFB within the meaning of Section 4001(a)(14) of ERISA, including, but not limited to, Hemet and HFB Subsidiary (for purposes of this Section, an "ERISA Affiliate") is a sponsor or participating employer or as to which HFB or any of its ERISA Affiliates makes contributions or is required to make contributions and (ii) any employment, severance or other agreement, plan, arrangement or policy of HFB or of any of its ERISA Affiliates (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation, stock awards, stock based com-pensation or other forms of incentive compensation or post-termination insurance, compensation or benefits. Except as set forth in the list delivered by HFB and Hemet to TI (the "HFB Employee Plan List"), (i) neither HFB nor any of its ERISA Affiliates maintains or sponsors, or makes or is required to make contributions to, any Plans, (ii) none of the Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) none of the Plans is a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, and (iv) each of the Plans has been administered and maintained, and is, in material compliance with, all provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and all other applicable laws. Notwithstanding any statement or indication in this Agreement to the contrary, and except as disclosed in the HFB Employee Plan List there are no Plans as to which HFB or its ERISA Affiliates will be required to make any contributions, whether on behalf of any of the current employees of HFB, its ERISA Affiliate or on behalf of any other person, after the Closing. With respect to each of such Plans, at the Closing there will be no unrecorded liabilities with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the HFB or any of its ERISA Affiliates. Neither HFB nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan, or modify or change any existing Plan that would affect any employee or terminated employee of HFB or any ERISA Affiliate, except as set forth in the HFB Employee Plan List. Except as set forth in the HFB Employee Plan List, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of HFB, Hemet or the HFB Subsidiaries to severance pay, (ii) accelerate the funding, time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Plans or (iii) result in any breach or violation of, or default under, any of the Plans. HFB has delivered to TI true and complete copies of:
(i) each of the Plans and any related
funding and service agreements thereto (including insurance contracts, investment managing agreements, subscription and participation agreements and recordkeeping contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective summary plan description, summary of material modifications and all material employee communications pertaining to each of the Plans, (iii) the three most recent annual reports for each of the Plans (including all relevant schedules), (iv) the most recently filed PBGC Form 1 (if applicable); and (v) the most recent Internal Revenue Service determination letter for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents and any requests for rulings, determinations, or opinions pending with the Internal Revenue Service or any other governmental agency.

     (b) Present Value of Benefits. The present value of all "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, under any Plan subject to Title IV of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) shall not, as of the Closing Date, exceed the value of the assets of such Plan allocated to such benefit liabilities. With respect to each Plan that is subject to Title IV of ERISA (i) no amount is due or owing from HFB or its ERISA Affiliates to the Pension Benefit Guaranty Corporation or to any "multiemployer plan" as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Plan has been terminated other than in accordance with ERISA or at a time when the Plan was not sufficiently funded. The transactions contemplated hereunder, including without limitation the termination of the Plans at or prior to the Closing, shall not result in any such withdrawal or other liability under any applicable laws.

     (c) Penalties; Reportable Events. None of the Plans, nor any trust created thereunder nor any trustee, fiduciary or administrator thereof, has engaged in any transaction which might subject HFB, Hemet or the HFB Subsidiary to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code or
Section 406 of ERISA or to any civil penalty imposed by Section 502 of ERISA. None of the Plans subject to Title IV of ERISA has been completely or partially terminated nor has there been any "reportable event," as such term is defined in
Section 4043(b) of ERISA, with respect to any of such Plans within the 12 month period ending on the date hereof for which the 30-day reporting requirement has not been waived, nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no (i) withdrawal by HFB or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by HFB or any of its ERISA Affiliates of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA.

     (d) Deficiencies; Qualification. None of the Plans nor any trust created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, neither HFB nor any of its ERISA Affiliates has any provided or is required to provide security to any Plan pursuant to Section 401(a)(29) of the Code. Each of the Plans which is intended to be a qualified plan under Section 401 (a) of the Code has received a favorable determination letter from the Internal Revenue Service and HFB does not know of any fact which could adversely affect the qualified status of any such Plan. All contributions required to be made to each of the Plans under the terms of the Plan, ERISA, the Code, or any other applicable laws have been timely made. The Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Plans. Except as set forth in the HFB Employee Plan List, there is no Plan or other contract, agreement or benefit arrangement covering any employee of HFB or Hemet which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code).

     (e) Litigation. There have occurred and there exists (i) no pending litigation or controversies against the Plans or against HFB or any of its ERISA Affiliates as the "employer" or "sponsor" under the Plans or against the trustee, fiduciaries or administrators of any of the Plans and (ii) no pending or, to HFB's knowledge, threatened investigations, proceedings, lawsuits, disputes, actions or controversies involving the Plans, the administrator or trustee of any of the Plans with any of the Internal Revenue

Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Plans or any other person whatsoever. Without limiting the generality of the foregoing, there are no lawsuits or other claims, pending or, to HFB's knowledge, threatened (other than routine claims for benefits under a Plan) against (i) any Plan, or (ii) any "fiduciary" of such Plan (within the meaning of Section 3(21)(a) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder.

     (f) None of HFB, Hemet, the HFB Subsidiary or any of their ERISA Affiliates has used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (ii) temporary employees who have worked for any of HFB, Hemet, the HFB Subsidiary or any of their ERISA Affiliates for more than six months or who may otherwise be eligible to participate in any of the Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (iii) individuals who have provided services to HFB, Hemet, the HFB Subsidiary or any of their ERISA Affiliates as independent contractors for more than six months or who may otherwise be eligible to participate in the Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

     (g) Except as set forth in the HFB Employee Plan List, with respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of HFB, Hemet, the HFB Subsidiary or any of their ERISA Affiliates, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

     4.22 Corporate Records. The minute books of HFB, Hemet and the HFB Subsidiary, accurately reflect all actions taken to this date by the respective stockholders, boards of directors and committees of HFB, Hemet and the HFB Subsidiary. True and complete copies of HFB's, Hemet's and the HFB Subsidiary's Certificates of Incorporation, as amended, Federal Stock Charter, Articles of Incorporation, as amended, Bylaws, as amended, and other charter documents, and all amendments thereto, have been delivered to TI on or before the date hereof.

     4.23 Community Reinvestment Act. Hemet received a rating of "Satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither HFB nor Hemet have been advised of any supervisory concerns regarding any of Hemet's compliance with the Community Reinvestment Act.

     4.24  Regulatory Actions.

     (a) As of the date hereof, and to HFB's and Hemet's knowledge, HFB and Hemet are in compliance in all material respects with all applicable material federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Bank Secrecy Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans with Disabilities Act, and all other applicable fair lending laws or other laws relating to discrimination, and to HFB's and Hemet's actual knowledge, neither HFB nor Hemet is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts.

     (b) Except as set forth in a list (the "HFB Regulatory Actions List"), each material violation, criticism, or exception by any Governmental Entity with respect to any examinations of HFB or Hemet has been responded to or is in the process of being responded to, and neither HFB nor Hemet has been advised by any Governmental Entity that its response is inadequate.

     (c) Neither HFB, Hemet nor the HFB Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity nor has it been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     4.25 Insider Loans; Other Transactions. HFB has previously provided TI with a listing, current as of November 10, 1998, of all extensions of credit made by HFB, Hemet and the HFB Subsidiary to each of its and their executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation O), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Neither HFB, Hemet nor the HFB Subsidiary owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of HFB, Hemet or the HFB Subsidiary (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business, options or awards available under the HFB Stock Option Plan, or any amounts due pursuant to HFB's Plans).

     4.26 Accounting Records. HFB, Hemet and the HFB Subsidiary maintain accounting records which fairly and accurately reflect, in all material respects, their transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting procedures and/or applicable regulatory accounting principles or banking regulations consistently applied. Such records, to the extent they contain important information pertaining to HFB, Hemet and the HFB Subsidiary which is not easily and readily available elsewhere, have been stored and maintained in compliance with OTS Regulations.

     4.27 Indemnification. Other than pursuant to the provisions of its charter or bylaws, none of HFB, Hemet or the HFB Subsidiary is a party to any indemnification agreement with any of its present directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of HFB (a "Covered Person"), and to the knowledge of HFB, there are no claims for which any Covered Person would be entitled to indemnification under Section 7.6 if such provisions were deemed in effect, except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Indemnification List").

     4.28 Offices and ATMs. HFB and Hemet have furnished to TI a list (the "HFB Offices List") setting forth the headquarters of Hemet (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by Hemet (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the HFB Offices List, Hemet maintains no other office or ATM and conducts business at no other location, and Hemet has not applied for nor received permission to open any additional branch nor operate at any other location.

     4.29  Loan Portfolio.

     (a) HFB and Hemet have furnished to TI a list (the "HFB Loan List") that sets forth as of September 30, 1998 a description of (a) each loan, lease, other extension of credit or commitment to extend credit by Hemet in excess of $25,000; (b) all loans, leases, other extensions and commitments to extend credit by Hemet of $25,000 or more, that have been classified by any bank regulatory authority or any unit of HFB or Hemet or by any other Person as "Criticized," "Specially Mentioned," "Watch List,"

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

"Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"); and (c) all consumer loans due to Hemet as to which any payment of principal, interest or any other amount is ninety (90) days or more past due. There is no material disagreement with any regulatory agency as to any classification referred to herein.

     (b) Each loan, other than loans the aggregate amount of which to any one borrower and its related interests reflected as an asset on HFB's most recent balance sheet does not exceed $25,000, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidence of indebtedness which are true, genuine and what they purport to be, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All such loans and extensions of credit that have been made by Hemet and that are subject to
Section 11 of HOLA comply therewith.

     4.30 Investment Securities. HFB and Hemet have furnished to TI a list (the "HFB Investment Securities List") setting forth a description of each Investment Security held by HFB, Hemet or the HFB Subsidiary on October 31, 1998. The HFB Investment Securities List sets forth, with respect to each such Investment
Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. None of HFB, Hemet or the HFB Subsidiary holds any Investment Security classified as trading.

     4.31 Derivatives Contracts; Structured Notes; Etc. Except as set forth in a list furnished by HFB and Hemet to TI, (the "HFB Derivatives List") none of HFB, Hemet or the HFB Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

     4.32 Power of Attorney. None of HFB, Hemet or the HFB Subsidiary has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

     4.33 Material Interests of Certain Persons. Except as disclosed in HFB's proxy statement for its 1998 annual meeting of stockholders, no officer or director of HFB, or any associate thereof (as such term is defined in Rule 12b-2 under the Exchange Act), has any material interest in any material contract or property (real or personal) tangible or intangible, used in or pertaining to the business of HFB, Hemet or the HFB Subsidiary.

     4.34 Tax Matters. Except as expressly contemplated by Sections 2.2 and 2.5(c)(iii), none of HFB, Hemet or the HFB Subsidiary, nor, to the knowledge of HFB or Hemet, any of their respective Affiliates, has taken or agreed to take any action that would prevent the business combinations to be effected by the Mergers from qualifying as reorganizations under Section 368(a) of the Code.

     4.35 Facts Affecting Regulatory Approvals. To the knowledge of HFB and Hemet, there is no fact, event or condition applicable to HFB, Hemet or the HFB Subsidiary which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Mergers and other transactions contemplated by this Agreement.

     4.36 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of HFB or Hemet ("HFB Supplied Information") for inclusion or incorporation by reference in (a) the Proxy Statement to be mailed to the stockholders of HFB in connection with obtaining the approval of the stockholders of HFB of this Agreement, the Holding Company Merger and the other transactions contemplated hereby, or any amendment or supplement thereto, and (b) any other documents to be filed with the SEC, the OTS, the FDIC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.37  Certain Regulatory Matters.

     (a) Hemet is a qualified thrift lender under Section 10(m) of the HOLA and is a member in good standing of the FHLBSF; and

     (b) Hemet has not paid any dividends to HFB that (i) caused the regulatory capital of Hemet to be less than the amount then required by applicable law or
(ii) exceeded any other limitation on the payment of dividends imposed by law, agreement or regulatory policy. Other than as required by applicable law or OTS Regulations, there are no restrictions on the payment of dividends by Hemet or HFB.

     4.38  Corporate Approval.

     (a) The affirmative vote of the holders of a majority of the outstanding shares of HFB Stock is required to adopt this Agreement and approve the Holding Company Merger and the other transactions contemplated hereby. No other vote of the stockholders of HFB is required by law, the Certificate of Incorporation or Bylaws of HFB or otherwise to adopt this Agreement and approve the Holding Company Merger and the other transactions contemplated hereby; and

     (b) At a duly constituted meeting of the Board of Directors of HFB and Hemet, the respective directors unanimously authorized HFB's and Hemet's entry into this Agreement and the transactions contemplated hereby.

     4.39 Intellectual Property. Except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Intellectual Property List"), HFB, Hemet and the HFB Subsidiary own or possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and none of HFB, Hemet or the HFB Subsidiary have received any notice with respect thereto that asserts the rights of others. HFB, Hemet and the HFB Subsidiary have in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

     4.40 Year 2000. To the knowledge of HFB and Hemet, the mission critical computer software operated by HFB and Hemet is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To the knowledge of HFB and Hemet, the costs of the adaptations referred to in this clause will not have a Material Adverse Effect. Neither Hemet nor HFB has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed by the OTS). Hemet and HFB have disclosed to TI a complete and accurate copy of their plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in all Federal Financial Institutions Examination Council Interagency Statements as such issues affect HFB and Hemet. Between the date of this Agreement and the Effective Time, HFB and Hemet shall use commercially practicable efforts to implement such plan.

     4.41 Accuracy and Currentness of Information Furnished. The representations and warranties made by HFB and Hemet hereby or in the Lists or schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such Lists or schedules from being misleading.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF TI AND GUARANTY

     TI and Guaranty, jointly and severally, represent and warrant to HFB and Hemet as follows:

     5.1 Incorporation, Standing and Power. TI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and is duly registered as a savings and loan holding company under HOLA. Guaranty is a federal savings bank duly incorporated, validly existing and in good standing under the laws of the United States and is authorized by the OTS to conduct a federal savings bank business. Prior to the Closing, the TI Subsidiary will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and will have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business. The Certificate of Incorporation and Bylaws of TI and the Federal Stock Charter and Bylaws of Guaranty, each as amended to date, are in full force and effect, and prior to the Closing the Certificate of Incorporation and Bylaws of TI Subsidiary will be in full force and effect. Guaranty's deposits are insured by the FDIC through the SAIF in the manner and to the fullest extent provided by law. Each of TI and Guaranty is, and prior to the Closing the TI Subsidiary will be, duly qualified and in good standing as a foreign corporation, and authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

     5.2 Authority of TI and Guaranty. The execution and delivery by TI and Guaranty of this Agreement and by Guaranty of the Agreement of Bank Merger, and subject to the requisite approval of the shareholder of Guaranty of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of TI and Guaranty, and this Agreement is and the Agreement of Bank Merger will be upon execution by all parties, a valid and binding obligation of TI or Guaranty or both of them, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). All of the TI Shares to be issued pursuant to the Holding Company Merger will be duly authorized, validly issued, fully paid and nonassessable and are not, or will not be, subject to any preemptive rights. Except as set forth in a list furnished by TI to HFB (the "TI Conflicts and Consents List"), neither the execution and delivery by TI or Guaranty of this Agreement or the Agreement of Bank Merger, as the case may be, the consummation of the transactions contemplated herein or thereby by TI, Guaranty or the TI Subsidiary, as the case may be, nor compliance by TI or Guaranty with any of the provisions hereof or thereof, will (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws, as amended, of TI or the TI Subsidiary or the Federal Stock Charter or Bylaws, as amended, of Guaranty; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which TI, Guaranty or the TI Subsidiary is a party, or by which TI, Guaranty or the TI Subsidiary or any of their respective properties or assets is bound, except as would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of TI, Guaranty or the TI Subsidiary, except for Encumbrances that do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TI, Guaranty or the TI Subsidiary or any of their respective properties or assets. Except as set forth in the TI Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of TI, and no consent or approval of any other Person, is required in connection with the execution and delivery by TI of this Agreement, or the consummation by TI of the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholder of Guaranty; (ii) such approvals as may be required by the OTS and the FDIC; (iii) filing of the Certificate of Merger with the Delaware Secretary pursuant to the Delaware General Corporation Law; (iv) the declaration of effectiveness by the SEC of the S-4 Registration Statement; and
(v) such approvals as may be required by the NYSE to approve for inclusion on the NYSE any TI Stock to be issued in the Holding Company Merger.

     5.3 Tax Representations. TI, Guaranty and their Affiliates agree to cooperate with tax counsel by furnishing reasonable and customary written representations to tax counsel for purposes of supporting tax counsel's opinion that the Holding Company Merger and the Bank Merger both qualify as reorganizations within the meaning of Section 368(a) of the Code as contemplated in Sections 10.5 and 11.10 hereof.

     5.4 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of TI for inclusion or incorporation by reference in (a) the S-4 Registration Statement, and (b) any other documents to be filed with the OTS, the FDIC or any other Governmental Entity in connection with the transactions contemplated in this Agreement will, at the respective times such documents are filed or become effective, or with respect to the S-4 Registration Statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.5 Reports and Filings. TI and Guaranty have filed all reports, returns, registrations and statements (such reports and filings referred to as "TI Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the OTS, (c) the FDIC and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. No material adverse administrative actions have been taken or orders issued in connection with such TI Filings. As of their respective dates, each of such TI Filings (y) complied in all material respects with all applicable laws and regulations (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) with respect to the TI Filings made with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any of such TI Filings fairly presented, as of their respective dates or for their respective periods, the consolidated financial position, consolidated results of operations and consolidated changes in cash flows, as the case may be, of TI and were prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. TI has furnished HFB with true and correct copies of all TI Filings filed by TI with the SEC, OTS, and the FDIC since January 1, 1995.

     5.6 Corporate Approval. At a duly constituted meeting of the Board of Directors of Guaranty, directors constituting at least two-thirds of the directors then in office authorized Guaranty's entry into this Agreement and the transactions contemplated hereby, and, at a duly constituted meeting of the Board of Directors of TI, directors constituting at least a majority of the directors then in office authorized TI's entry into this Agreement and the transactions contemplated hereby.

     5.7 Absence of Certain Changes or Events. Except as may be set forth in a list furnished by TI to HFB (the "TI Material Adverse Effect List"), or as otherwise contemplated by this Agreement, since January 3, 1998, there has not been, occurred or arisen any event or circumstance that, individually or taken together with all other events and circumstances, has had or may reasonably be expected to have a Material Adverse Effect.

     5.8 Access to Funds. TI has, and on the Closing Date will have, a sufficient number of authorized shares of TI Stock and all funds necessary to consummate the Holding Company Merger.

     5.9 Facts Affecting Regulatory Approvals. To the knowledge of TI and Guaranty, there is no fact, event or condition applicable to TI or Guaranty or any of their respective subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Mergers and transactions contemplated by this Agreement.

     5.10 Accuracy and Currentness of Information Furnished. The representations and warranties made by TI and Guaranty hereby or in the Lists or schedules hereto do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Lists or schedules from being misleading.

     5.11 CRA. Guaranty received a rating of "outstanding" in its most recent examination or interim review with respect to the Community Reinvestment Act. To TI's and Guaranty's actual knowledge, neither TI nor Guaranty or any of their respective subsidiaries is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the federal fair lending acts.

                                   ARTICLE VI

                           COVENANTS OF HFB AND HEMET
                     PENDING EFFECTIVE TIME OF THE MERGERS

     HFB and Hemet covenant and agree with TI and Guaranty as follows:

     6.1  Limitation on HFB's and Hemet's Conduct Prior to Effective
Time. Between the date hereof and the Effective Time of the Holding Company Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to federally chartered savings associations and savings and loan holding companies, HFB and Hemet agree to conduct, and agree to cause the HFB Subsidiary to conduct, their respective businesses in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and HFB, Hemet and the HFB Subsidiary shall not, without prior written consent of TI (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days (or two (2) Business Days with respect to Section 6.1(i)) of TI's receipt of written notice of a request for prior written consent, written notice of objection is not received by HFB):

          (a) issue, sell or grant any HFB Stock (except pursuant to the exercise of HFB Options outstanding as of the date hereof), HFB preferred stock, Hemet Stock, any other securities (including long term debt) of HFB, Hemet or the HFB Subsidiary or any rights, options or securities to acquire any HFB Stock (except pursuant to the Stock Option Agreement attached hereto as Exhibit A), HFB preferred stock, Hemet Stock, or any other securities (including long term debt) of HFB or Hemet or the HFB Subsidiary;

          (b) declare, set aside or pay any dividend or make any other distribution upon or adjust, split, combine or reclassify any shares of capital stock or other securities of HFB, Hemet or the HFB Subsidiary; provided, however, that the HFB Subsidiary may declare, set aside and pay any dividend to Hemet and Hemet may do likewise to HFB; provided further, that no such action would have any material negative impact on the bad debt reserves of HFB, Hemet or the HFB Subsidiary;

          (c) purchase, redeem or otherwise acquire any capital stock or other securities of HFB, Hemet or the HFB Subsidiary or any rights, options, or securities to acquire any capital stock or other securities of HFB, Hemet or the HFB Subsidiary; provided, however, that HFB may cancel outstanding HFB Options and pay the holders of such HFB Options an amount not greater than an amount of cash computed in accordance with Section 2.4;

          (d) amend their Certificate of Incorporation, Federal Stock Charter, Articles of Incorporation or Bylaws;

          (e) grant any general or uniform increase in the rate of pay of employees or employee benefits, except to provide merit increases to employees whose regularly scheduled performance review date falls before the Closing Date and to provide for promotional increases to employees if such promotion occurs before the Closing Date; provided, however, that said increases shall not exceed 5% for merit increases and 4% for promotional increases;

          (f) grant any: (i) bonus, incentive compensation or related employee benefits to any Person except for those (A) of a nondiscretionary nature granted in the ordinary course of business or (B) consistent with past practices or (C) or as required by an existing written employment agreement or other Plan; (ii) increase in salary except as set forth in Section 6.1(e) hereof; or (iii) compensation or other benefits to any director in excess of the amounts previously disclosed to TI and Guaranty and as identified on a list delivered by HFB to TI (the "HFB Director Compensation List");

          (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate for any specific project or purpose, except for ordinary repairs, renewals and replacements or with respect to the planned relocation of existing branches or establishment of new branch offices as set forth in the HFB Branch List;

          (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

          (i) grant or commit to grant any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons: (i) if unsecured, would exceed $50,000, or, (ii) if secured by a lien on real estate (excluding any government insured loans), would exceed $1,250,000 or have a loan-to-value ratio in excess of 80% (unless insured by private mortgage insurance);

          (j) change any method or period of accounting unless and until required by generally accepted accounting principles or a Governmental Entity;

          (k) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any Executive Officer, director or holder of ten percent (10%) or more of the outstanding HFB Stock, or any Affiliate of such Person, if such credit would exceed $25,000;

          (l) except as provided in the HFB Branch List, close any offices at which business is conducted or open any new offices;

          (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law and except as otherwise permitted by this Agreement;

          (n) initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by HFB, Hemet or any of their Affiliates to take any such action, and HFB shall promptly notify TI (orally and in writing) of all of the material facts relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving HFB or Hemet: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of HFB or Hemet representing ten percent (10%) or more of the consolidated assets of HFB; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing ten percent (10%) or more of the voting power of HFB; a tender offer or exchange offer for at least ten percent (10%) of the outstanding shares of HFB; a solicitation of proxies in opposition to approval of the Holding Company Merger by HFB's shareholders; or a public announcement of a bona fide proposal, plan, or intention to do any of the foregoing. HFB, Hemet and the HFB Subsidiary will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than TI and Guaranty) conducted heretofore with respect to any of the foregoing. HFB and Hemet shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. HFB and Hemet agree that they shall notify TI and Guaranty immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussion are sought to be initiated or continued with HFB, Hemet or the HFB Subsidiary. HFB and Hemet also agree that they shall promptly request each other person, other than TI and Guaranty, that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring HFB, Hemet or the HFB Subsidiary to return all confidential information heretofore furnished to such person by or on behalf of HFB, Hemet or any of the HFB Subsidiary and enforce any such confidentiality agreements. Notwithstanding any other provision in this Section 6.1(n), nothing in this Agreement shall prevent HFB from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by any such Person or
     (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of HFB Stock if and only if, prior to participating in any of the foregoing, (A) the Board of Directors of HFB concludes in good faith that the Competing Transaction, if consummated, would result in a transaction more favorable to holders of HFB Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"); (B) the Board of Directors of HFB determines in good faith based upon the advice of outside counsel that participating in any such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law; and (C) at least forty-eight (48) hours prior to providing any information or data to any person or entering into discussions or negotiations with any Person, the Board of Directors of HFB notifies TI and Guaranty of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with HFB or any subsidiary thereof.

          (o) other than in the ordinary course of business, consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

          (p) change any of HFB's or Hemet's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of HFB's business or operations on a consolidated basis;

          (q) grant any Person a power of attorney or similar authority;

          (r) make any investment by purchase of stock (except required purchases of stock, if any, of the FHLBSF) or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except (i) federal funds sold, not to exceed $10 million cumulatively at any point in time, to any one counterparty and for a term not to exceed 30 days, (ii) obligations, as a direct issuer or explicit guarantor, including Mortgage Backed Securities passthroughs and Real Estate Mortgage Investment Conduits/Collateralized Mortgage Obligations, with a legal final maturity not to exceed two years, of the following entities: (A) United States Treasury (including the Government National Mortgage Association), (B) the Federal National Mortgage Association, (C) Federal Home Loan Mortgage Corporation or (D) Federal Home Loan Bank, and

     (iii) repurchase agreement with a final maturity not to exceed one year, and collateralized only by obligations listed in (ii) above; provided, however, that in each case all transactions must be consistent with Hemet's investment policy, undertaken in the ordinary course of business consistent with past practices and concern assets which are not designated as trading account assets under generally accepted accounting principles;

          (s) settle any claim, action or proceeding involving any liability of HFB, Hemet or the HFB Subsidiary for money damages in excess of $75,000 exclusive of insurance coverage, or involving restrictions upon the operations of HFB or any of Hemet or the HFB Subsidiary;

          (t) terminate, amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.17, except as otherwise permitted by this Agreement;

          (u) waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim, except for actions taken in the resolution of extensions of credit or other debts or claims that do not result in a reduction in excess of $50,000 of the amount HFB is otherwise entitled to pursuant to such right, collateral, credit or other debt or claim, and in a manner consistent with past practice;

          (v) enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice except for (i) the issuance of debit cards and (ii) the establishment of internet banking facilities, as previously disclosed to TI;

          (w) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

          (x) take any action which would or is reasonably likely to (i) adversely affect the ability of TI or Guaranty to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect HFB's or Hemet's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of HFB's or Hemet's obligations hereunder, as set forth in Articles IX or X herein not being satisfied;

          (y) make any special or extraordinary payments to any Person, except as otherwise permitted by this Agreement;

          (z) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

          (aa) sell any security other than in the ordinary course of business;

          (bb) take title to any real property without conducting prior thereto an environmental investigation (which at a minimum shall consist of a phase I environmental report), which investigation shall disclose the absence of any suspected environmental contamination, except with respect to real property on which there is located a 1-4 family residence (unless HFB or Hemet has reasonable cause to believe any Hazardous Materials may exist on such property);

          (cc) to the extent applicable, other than as expressly set forth herein, take or cause to be taken any action which would disqualify the Mergers as "tax-deferred reorganizations" within the meaning of Section 368(a) of the Code; or

          (dd) agree or make any commitment to take any actions prohibited by this Section 6.1.

     6.2 Affirmative Conduct of HFB and Hemet Prior to Effective Time. Between the date hereof and the Effective Time of the Holding Company Merger, HFB and Hemet shall, and HFB shall cause Hemet and the HFB Subsidiary to:

          (a) use their respective commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve their respective relationships and goodwill with account holders, borrowers, employees and others having business relationships with HFB, Hemet or the HFB Subsidiary;

          (b) except as set forth in the HFB Branch List, use their respective commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of HFB, Hemet or the HFB Subsidiary;

          (c) use their respective commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which they are responsible and on their respective business operations;

          (d) perform their respective material contractual obligations and not become in material default on any such obligations;

          (e) duly observe and conform to all lawful requirements applicable to their respective businesses in all material respects;

          (f) maintain their respective assets and properties in good condition and repair, normal wear and tear excepted;

          (g) promptly advise TI in writing of any event or any other transaction within HFB's or Hemet's knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding HFB Stock prior to the record date fixed for the HFB Stockholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

          (h) promptly notify TI regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of HFB, or the HFB Subsidiary or Hemet, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of HFB, Hemet or the HFB Subsidiary, and make available to TI the calculation work papers for federal income tax estimated payments;

          (i) make available to TI monthly unaudited consolidated balance sheets and consolidated income statements of HFB within twenty-five (25) days after the close of each calendar month;

          (j) not later than the 20th day of each calendar month, amend or supplement the HFB Lists prepared and delivered pursuant to Article IV to ensure that the information set forth in the HFB Lists accurately reflects the then-current status of the information provided therein, and deliver such amendments or supplements to TI no later than the 20th day of each calendar month. HFB shall further amend or supplement the HFB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the HFB Lists. No amendment or supplement to the HFB Lists needs to be provided to the extent there has been no change or update in such HFB List;

          (k) use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of HFB on a consolidated basis or that is contemplated in this Agreement as required in connection with the Holding Company Merger or Bank Merger; and

          (l) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement.

     6.3  Access to Information.

     (a) HFB and Hemet shall afford, and HFB shall cause the HFB Subsidiary to afford, upon reasonable notice, to TI and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their respective businesses, operations, properties, books, files and records and shall do everything reasonably necessary to enable TI and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, businesses, assets and properties of HFB, the HFB Subsidiary and Hemet and the condition thereof and to update such examination at such intervals as TI shall deem appropriate. Such examination shall be conducted in cooperation with the officers of HFB, the HFB Subsidiary and Hemet and in such a manner as to minimize any disruption of, or interference with, the normal business operations of HFB, the HFB Subsidiary and Hemet. Upon the request of TI, HFB will request Deloitte & Touche to provide reasonable access by Ernst & Young to auditors' work papers with respect to the businesses and properties of HFB, Hemet and the HFB Subsidiary, including tax accrual work papers prepared for HFB and/or Hemet during the preceding sixty (60) months or any future completed audits or completed reviews of HFB or Hemet, other than (i) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (ii) books, records and documents that HFB, Hemet and the HFB Subsidiary are legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of TI of the right to rely upon the representations and warranties made by HFB and Hemet herein.

     (b) TI and Guaranty shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by HFB or Hemet after the date hereof, and all information associated with such loan, lease or other credit within three (3) Business Days of such funding or renewal, such review to take place, if possible, on Hemet's premises.

     (c) A representative of TI, selected by TI in its sole discretion, shall be permitted by HFB and Hemet to attend all regular and special Board of Directors' and committee meetings of HFB and Hemet from the date hereof until the Effective Time of the Holding Company Merger; provided, however, that the attendance of such representative shall not be permitted at any meeting, or portion thereof, where the sole purpose of the meeting or such portion is the discussion of the transactions contemplated by this Agreement or the obligations of HFB or Hemet under this Agreement, or information covered by the attorney-client privilege;

     6.4 Filings. HFB and Hemet agree that through the Effective Time of the Holding Company Merger, each of their respective reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity shall comply in all material respects with all applicable statutes, rules and regulations and none shall, as of their filing or effective date or, in the case of the Proxy Statement, the mailing date, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position, results of operations or changes in cash flows, as the case may be, of the entity or entities to which it relates will fairly present the financial position, results of operations or changes in cash flows, as the case may be, of such entities or entity and will be prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied during the periods involved.

     6.5 Notices; Reports. HFB and Hemet will promptly notify TI and Guaranty of any event of which HFB or Hemet obtains knowledge which has had or may have a Material Adverse Effect or in the event that HFB or Hemet determines that either is unable to fulfill any of the conditions to the performance of TI's or Guaranty's obligations hereunder, as set forth in Articles IX or XI herein, and HFB and Hemet will furnish TI (i) as soon as available, and in any event within ten (10) days after it is prepared, any report by HFB or Hemet for submission to the Board of Directors of HFB or Hemet or committee thereof, except to the extent such report (or, in the case of a portion of a report, the relevant portion thereof) has been prepared for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of HFB or Hemet under this Agreement or information covered by the attorney-client privilege, provided, however, that this exception shall not excuse any of HFB's or Hemet's other obligations under this Agreement; (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by HFB to its stockholders or other security holders, and all reports filed by HFB or Hemet with, or received by HFB or Hemet from, the SEC, OTS, FDIC or any other Governmental Entity; and
(iii) such other existing reports as TI may reasonably request relating to HFB or Hemet.

     6.6 HFB Stockholders' Meeting. HFB will take action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of HFB shall, subject to its fiduciary duties, recommend that its stockholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of HFB shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding HFB Stock to approve this Agreement and the transactions contemplated hereby.

     6.7 Bank Merger. HFB and Hemet shall, at the request of TI (i) take all necessary corporate and other action, to adopt and approve the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all documents necessary or desirable to permit the Bank Merger immediately following consummation of the Holding Company Merger; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither HFB nor Hemet shall take any action that would prevent performance of the Agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger. TI and Guaranty may at any time prior to the Effective Time of the Bank Merger change the method of effecting the combination of Guaranty with Hemet (including, without limitation, this Section 6.7) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to the holders of HFB Stock as provided for in this Agreement (the "Holding Company Merger Consideration"), (ii) adversely affect the tax treatment of HFB's stockholders as a result of receiving the Holding Company Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     6.8 Applications. HFB and Hemet will cooperate with TI in the preparation of the S-4 Registration Statement, including the proxy statement to be mailed to HFB stockholders to vote upon the Holding Company Merger (the "Proxy Statement"), and the statements or applications to be filed to obtain the necessary regulatory approvals to consummate the transactions contemplated by this Agreement and HFB agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable. With TI, HFB agrees to use reasonable best efforts to cause the S-4 Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. After the S-4 Registration Statement is declared effective under the Securities Act, HFB shall thereafter promptly mail the Proxy Statement to its stockholders. HFB and Hemet covenant and agree that all information furnished by HFB or Hemet for inclusion or incorporation by reference in the S-4 Registration Statement and in all applications or statements filed with the appropriate regulatory authorities for approval of, or consent to, the Holding Company Merger and Bank Merger will comply in all material respects with the provisions of applicable law, and will not, as of their respective filing or effective dates and, in the case of the Proxy Statement, as of its mailing date, contain any untrue statement of material fact or omit to state material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     6.9 Certain Loans and Other Extensions of Credit. Hemet will promptly inform TI of the amounts and categories of any Classified Credits. Hemet will furnish TI, as soon as practicable, and in any event within twenty (20) days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit); (c) accrual exception credits that are delinquent ninety (90) or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into current-to-29, 30-59, 60-89, and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by HFB or Hemet to any HFB or Hemet director, officer at or above the senior vice president level, or shareholder holding ten percent (10%) or more of the capital stock of HFB, including with respect to each such loan or lease the identity and, to the knowledge of HFB, the relation of the borrower to HFB or Hemet, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

     6.10 Affiliates. Within fifteen (15) days of the date of this Agreement, and again on the date this Agreement is submitted for approval to the stockholders of HFB, HFB shall deliver to TI a letter identifying all persons who are "affiliates" of HFB for purposes of Rule 145 under the Securities Act. HFB shall use commercially reasonable efforts to cause each such affiliate to deliver to TI no less than thirty (30) days prior to the Effective Time of the Holding Company Merger a written "Affiliates" agreement, in the form attached hereto as Exhibit D, providing that such person shall dispose of the TI Stock to be received by such person in the Holding Company Merger only in accordance with applicable law.

     6.11 Director Resignations. HFB and Hemet shall use all commercially reasonable efforts to deliver or cause to be delivered to TI at the Closing, the resignations of the members of the Board of Directors of HFB, Hemet and the HFB Subsidiary effective at the Closing.

     6.12 Accountants' Letters. HFB shall use its commercially reasonable efforts to cause to be delivered to TI a letter of Deloitte & Touche dated (a) the date on which the S-4 Registration Statement shall become effective and (b) a date shortly prior to the Effective Time of the Holding Company Merger, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

     6.13 Accounting Accommodations. On a basis mutually satisfactory to HFB and TI, HFB and Hemet shall take any charge-offs or additions to the allowance for loan loss or other financial adjustments made at the reasonable request of TI and for the convenience of TI so as to permit treatment on a basis consistent with that of TI; provided, however, that the taking of any such charge-offs, additions or adjustments shall not cause any representation or warranty to become untrue or the failure of any condition, in each case as a result of the taking of such action.

                                  ARTICLE VII

                          COVENANTS OF TI AND GUARANTY
                     PENDING EFFECTIVE TIME OF THE MERGERS

     TI and Guaranty covenant and agree with HFB and Hemet as follows:

     7.1  Limitation on TI's and Guaranty's Conduct Prior to Effective
Time. Between the date hereof and the Effective Time of the Holding Company Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to federally chartered savings banks and savings and loan holding companies, TI and Guaranty shall not, without prior written consent of HFB, (which consent shall not be unreasonably withheld, and which consent shall be deemed granted if within five (5) Business Days of HFB's receipt of written notice of a request for prior written consent, written notice of objection is not received by TI):

          (a) take any action which would or is reasonably likely to (i) adversely affect the ability of TI or Guaranty to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect TI's or Guaranty's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of TI's or Guaranty's obligations hereunder, as set forth in Articles IX or XI herein not being satisfied;

          (b) other than as expressly set forth herein, take or cause to be taken any action which would disqualify the Mergers as "tax-deferred reorganizations" within the meaning of Section 368(a) of the Code.

          (c) amend TI's Certificate of Incorporation or Bylaws in any respect which would materially and adversely affect the rights and privileges attendant to the TI Stock;

          (d) enter into any agreement to acquire, merge or consolidate with another entity which transaction any Governmental Entity advises TI in writing would result in the disapproval of the transactions contemplated in this Agreement or the delay thereof until after July 31, 1999; or

          (e) agree or make any commitment to take any actions prohibited by this Section 7.1.

     7.2  Affirmative Conduct of TI and Guaranty Prior to Effective
Time. Between the date hereof and the Effective Time of the Holding Company Merger, TI and Guaranty shall:

          (a) duly observe and conform to all lawful requirements applicable to their respective businesses in all material respects;

          (b) use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of TI on a consolidated basis or that is contemplated in this Agreement as required in connection with the Holding Company Merger and the Bank Merger; and

          (c) not later than the 20th day of each calendar month, amend or supplement the TI Lists prepared and delivered pursuant to Article V to ensure that the information set forth in the TI Lists accurately reflects the then-current status of the information provided therein, and deliver such amendments or supplements to HFB no later than the 20th day of the each calendar month. TI shall further amend or supplement the TI Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the TI Lists. No amendment or supplement to the TI Lists needs to be provided to the extent there has been no change or update in such TI List.

     7.3 Applications. TI and Guaranty will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Holding Company Merger and Bank Merger with the OTS, and (ii) with HFB, after the filing of the Proxy Statement in preliminary form and resolving any comments of the SEC with respect thereto, the S-4 Registration Statement, including the Proxy Statement, to be mailed to HFB Stockholders to vote upon the Holding Company Merger with HFB, TI agrees to use reasonable best efforts to cause the S-4 Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. TI shall afford HFB a reasonable opportunity to review the S-4 Registration Statement and all such applications (except the confidential portions thereof relating to TI or its subsidiaries) and all amendments and supplements thereto before the filing thereof. TI covenants and agrees that the S-4 Registration Statement and all applications to the appropriate regulatory agencies for approval or consent to the Holding Company Merger and Bank Merger will comply in all material respects with the provisions of applicable law, and will not, as of their respective filing or effective dates, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. TI and Guaranty will use their respective commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Holding Company Merger and Bank Merger.

     7.4 Blue Sky. TI agrees to use commercially reasonable efforts to comply with all applicable notice provisions of the securities laws of each jurisdiction in which stockholders of HFB reside in connection with the issuance of TI Stock in the Holding Company Merger.

     7.5 Notices; Reports. TI and Guaranty will promptly notify HFB and Hemet of any event of which TI or Guaranty obtains knowledge which has had or may have a Material Adverse Effect or in the event that TI or Guaranty determines that it is unable to fulfill any of the conditions to the performance of HFB's and Hemet's obligations hereunder, as set forth in Articles IX or X herein.

     7.6 Indemnification. TI agrees that following consummation of the Holding Company Merger (a) to the greatest extent permitted by Delaware law or the banking laws and regulations applicable to, and organizational documents or bylaws of, HFB or Hemet as in effect on the date hereof, or, to the extent that any amendment to such law or regulation may expand such indemnification rights, as hereinafter in effect, it shall indemnify, defend and hold harmless individuals who were officers and directors of HFB or Hemet as of the date hereof or immediately prior to the Effective Time of the Holding Company Merger for any claim or loss arising out of their actions while a director or officer, including any acts relating to this Agreement, and shall pay the expenses, including reasonable attorneys' fees, of such individuals in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to TI to return such advances in the event it is finally concluded such indemnification is not allowed under applicable law; and (b) TI shall ensure that such individuals shall be covered by directors' and officers' liability insurance for a period of four (4) years following the Holding Company Merger covering acts or omissions occurring prior to the Effective Time of the Holding Company Merger which is no less protective in terms of coverage or limitations than that now possessed by HFB or Hemet and which shall include coverage for actions related to this Agreement; provided, however, that the annual premiums for such coverage will not exceed 150% of the annual premiums currently paid by HFB or Hemet for such coverage. To the extent that the cost of the insurance coverage to be obtained by TI exceeds 150% of the annual premium amount currently paid by HFB or Hemet, TI will use its best efforts to obtain the maximum amount of coverage that may be purchased for a price equal to 150% of the current annual premium amount. The provision of insurance coverage described herein is not intended to alter or reduce the right of indemnity in favor of the directors and officers, of HFB and Hemet as provided in their respective charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof.

     7.7 Removal of Conditions. In the event of the imposition of a condition to any regulatory approval which TI deems to materially adversely affect it or to be materially burdensome as provided in Section 11.2 hereof, TI shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

     7.8 Fairness Opinion. TI will provide Keefe, Bruyette & Woods, Inc. with such information as is reasonably requested to permit Keefe, Bruyette & Woods, Inc. to confirm its fairness opinion as of the date of mailing of the Proxy Statement.

                                  ARTICLE VIII

                              ADDITIONAL COVENANTS

     The parties hereto hereby mutually covenant and agree with each other as follows:

     8.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

     8.2 Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by TI or Guaranty, on the one hand, or HFB or Hemet, on the other hand, unless the other parties shall have provided their prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

     8.3  Cancellation of Stock Options and Termination of Stock Option
Plans. HFB agrees to use its commercially reasonable efforts to cause each holder of an HFB Option to enter into an agreement pursuant to which such holder will agree to cancel each HFB Option held by such holder in exchange for a cash payment to the holder of the HFB Option in an amount equal to the result of multiplying (i) the excess, if any, between (a) the Price Per Share and (b) the exercise price of the HFB Option by (ii) the number of shares of HFB Stock subject to the HFB Option and HFB shall terminate the HFB Stock Option Plan, effective at the Effective Time of the Holding Company Merger.

     8.4 Employees and Employee Benefits. Guaranty agrees that the employees of HFB or Hemet who are retained by Guaranty after the consummation of the Bank Merger will be provided with benefits under employee benefit plans (other than plans involving the issuance of securities of HFB or TI) which in the aggregate are substantially comparable to those currently provided by Guaranty to its current employees. Guaranty will cause each employee benefit plan of Guaranty in which employees of HFB or Hemet are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with HFB or Hemet as if such service were with Guaranty, to the same extent that such service was credited under a comparable plan of HFB or Hemet. Guaranty will honor in accordance with their terms all employee benefit obligations to current and former employees and directors of HFB and Hemet accrued as of the Effective Time of the Holding Company Merger. HFB and its ERISA Affiliates shall take any actions necessary (to the extent permissible under the Plans and applicable laws and regulations) or reasonably requested by Guaranty to cause, as of the Closing Date, the termination of all of the Plans (as the term is defined in Section
4.21 of the Agreement) maintained by HFB or any ERISA Affiliate which cover employees and directors of HFB and its ERISA Affiliates; provided, however, that HFB 401(k) Plan shall not be terminated but shall be merged with the Guaranty 401(k) Plan as soon as administratively practicable after the Closing Date. Guaranty also agrees that any pre-existing condition limitation or exclusion in its health plans shall not apply to the employees of HFB or Hemet who are retained by Guaranty after the consummation of the Bank Merger or their spouses and dependents who are covered under similar health plans of HFB, Hemet and its ERISA Affiliates on the Closing Date and who change coverage to Guaranty's health plans at the time such employees are first given the option to enroll in Guaranty's health plans.

     8.5 Environmental Assessment. TI may cause to be prepared at TI's sole cost and expense within sixty (60) days of the date of this Agreement one or more phase I environmental investigations with respect to any property on the HFB Real Property List. In the event any such phase I environmental investigation report, or any similar report submitted to TI pursuant to Section 4.12(c) of this Agreement, or any information from a Governmental Entity discloses facts which, in the sole discretion of TI, warrant further investigation, TI shall provide written notice to HFB and Hemet, and HFB and Hemet shall use commercially reasonable efforts to cause to be completed within sixty (60) days of such written notice, at the sole cost and expense of TI, a phase II environmental investigation and report with respect to such property. TI agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property on the HFB Real Property List, except as required by law.

     8.6 Execution of the Stock Option Agreement. Promptly following the execution of this Agreement, HFB and TI shall have executed and delivered a stock option agreement (the "Stock Option Agreement") which grants to TI an option to acquire up to 19.9% of the issued and outstanding shares of HFB Stock upon the occurrence of certain circumstances, substantially in the form attached hereto as Exhibit A.

                                   ARTICLE IX

               CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER

     The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction or waiver by each of the parties, on or before the Closing Date, of the following conditions:

     9.1 Shareholder Approval. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the stockholders of HFB.

     9.2 No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits the effectuation of, or threatens to invalidate or set aside, the Holding Company Merger or Bank Merger substantially in the form contemplated by this Agreement, or would have a Material Adverse Effect, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

     9.3 Regulatory Approvals. To the extent required by applicable law or regulation, all approvals or consents or non-objections of any Governmental Entity, including, without limitation, those of the OTS and FDIC, shall have been obtained or granted for the Holding Company Merger and Bank Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Holding Company Merger or Bank Merger or any other transaction contemplated by this Agreement, or would have a Material Adverse Effect.

     9.4 Securities Laws. The S-4 Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of such S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated.

     9.5 Listing. The TI Stock issuable in the Holding Company Merger shall have been included for listing on the NYSE, subject to official notice of issuance.

                                   ARTICLE X

                          CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF HFB AND HEMET

     All of the obligations of HFB and Hemet to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by HFB or Hemet:

     10.1 Representations and Warranties; Performance of Covenants. All covenants and agreements herein to be complied with and performed by TI and Guaranty at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of TI and Guaranty contained in Article V hereof shall have been true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) with the same effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of a representation or warranty to be true and correct in all respects does not cause a Material Adverse Effect. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the TI Lists in accordance with
Section 7.2(c).

     10.2 Officers' Certificate. There shall have been delivered to HFB and Hemet on the Closing Date a certificate executed by an authorized executive officer of TI and Guaranty, respectively, certifying, to their knowledge, compliance with all of the provisions of Sections 10.1 and 10.4, if applicable.

     10.3 Fairness Opinion. HFB shall have received a letter from Keefe, Bruyette & Woods, Inc., dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the stockholders of HFB, to the effect that the proposed consideration in the Holding Company Merger is fair from a financial point of view to the stockholders of HFB.

     10.4 Absence of Certain Changes. If TI Stock is included in the consideration to be paid to holders of HFB Stock in the Holding Company Merger, between the date of this Agreement and the Effective Time of the Holding Company Merger, there shall not have occurred any event that has had or could reasonably be excepted to have a Material Adverse Effect, whether or not such event, change or effect is reflected in the TI Lists as amended or supplemented after the date of this Agreement.

     10.5 Tax Opinion. If TI Stock is included in the consideration to be paid to holders of HFB Stock in the Holding Company Merger, HFB shall have received an opinion of Manatt, Phelps & Phillips, LLP, dated the Effective Time of the Holding Company Merger, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Holding Company Merger constitutes a reorganization within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of HFB who receive shares of TI Stock in exchange for shares of HFB Stock, except with respect to cash received pursuant to Article II of this Agreement. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon representations contained in letters from HFB, TI and stockholders of HFB.

                                   ARTICLE XI

                            CONDITIONS PRECEDENT TO
                         OBLIGATIONS OF TI AND GUARANTY

     All of the obligations of TI and Guaranty to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by TI and Guaranty:

     11.1 Representations and Warranties: Performance of Covenants. All covenants and agreements herein to be complied with and performed by HFB or Hemet at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of HFB and Hemet contained in Article IV hereof shall have been true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) with the same effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of a representation or warranty to be true and correct in all respects does not cause a Material Adverse Effect. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the HFB Lists in accordance with
Section 6.2(j).

     11.2 Regulatory Approvals and Related Conditions. Any governmental and regulatory approvals and consents which are referred to in this Agreement and are required to consummate the Holding Company Merger and Bank Merger shall have been granted without the imposition of conditions that are or would have become applicable to TI and that TI, in its reasonable opinion, concludes would have a Material Adverse Effect.

     11.3 Third Party Consents. HFB and Hemet shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Holding Company Merger and Bank Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     11.4 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Holding Company Merger and the Effective Time of the Bank Merger, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect, whether or not such event, change or effect is reflected in the HFB Lists as amended or supplemented after the date of this Agreement.

     11.5 Officers' Certificate. There shall have been delivered to TI on the Closing Date a certificate executed by an authorized executive officer of each of HFB and Hemet, respectively, certifying, to their knowledge, compliance with all of the provisions of Sections 11.1, 11.3 and 11.4.

     11.6 Stockholders' Agreements. Concurrently with the execution of this Agreement, the directors of HFB and Hemet shall have executed and delivered to TI agreements substantially in the form of

Exhibit C agreeing to vote their shares of HFB in favor of the Agreement and the transactions contemplated hereby.

     11.7 HFB Options and Stock Option Plan. All HFB Options shall have either been exercised, canceled or cashed out and the HFB Stock Option Plan shall have been terminated.

     11.8 Loan Loss Reserve. HFB shall have in effect on the Closing Date an allowance for loan and lease losses in an amount not less than the amount determined by the method customarily utilized by HFB.

     11.9 Resignations. There shall have been delivered to TI and Guaranty resignations of the directors of HFB and Hemet effective as of the Closing.

     11.10 Opinion of TI's Counsel. If TI Stock is included in the consideration to be paid to holders of HFB Stock in the Holding Company Merger, TI shall have received an opinion of Sullivan & Cromwell, counsel to TI, dated the Effective Time of the Holding Company Merger, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Holding Company Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from HFB, TI and stockholders of HFB.

                                  ARTICLE XII

                                  TERMINATION

     12.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Holding Company Merger upon the occurrence of any of the following:

          (a) By mutual agreement of the parties, in writing;

          (b) By HFB (unless HFB's Board of Directors shall have withdrawn or modified (in a manner adverse to TI in any respect) its recommendation of the Holding Company Merger and Merger Agreement to the holders of HFB Stock) or TI immediately upon the failure of the stockholders of HFB to give the requisite approval of this Agreement and the transactions contemplated hereby;

          (c) By HFB or Hemet immediately upon expiration of twenty (20) days from delivery of written notice by HFB or Hemet to TI or Guaranty of TI's or Guaranty's breach of or failure to satisfy any covenant or agreement contained herein resulting in a reduction in the benefits of the transactions contemplated by the Agreement in so significant a manner that HFB and Hemet, in their reasonable, good faith judgment, would not have entered into the Agreement had the inability of TI or Guaranty to satisfy such covenant or agreement been known at the time hereof (provided that such breach has not been waived by HFB and Hemet or cured by TI or Guaranty prior to expiration of such twenty (20) day period);

          (d) By TI or Guaranty immediately upon expiration of twenty (20) days from delivery of written notice by TI or Guaranty to HFB or Hemet of HFB's or Hemet's breach of or failure to satisfy any covenant or agreement contained herein resulting in a reduction in the benefits of the transactions contemplated by the Agreement in so significant a manner that TI and Guaranty, in their reasonable, good faith judgment, would not have entered into the Agreement had the inability of HFB or Hemet to satisfy such covenant or agreement been known at the time hereof (provided that such breach has not been waived by TI or Guaranty or cured by HFB or Hemet, as the case may be, prior to expiration of such twenty (20) day period);

          (e) By HFB or TI upon the expiration of thirty (30) days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said thirty (30) day period after such denial or refusal, all parties hereto agree to resubmit the application to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

          (f) By HFB or TI if any condition set forth in Article IX shall not have been met by July 31, 1999, provided, however, that this Agreement shall not be terminated pursuant to this Section 12.1(f) if the relevant condition shall have failed to occur as a result of any act or omission by the party seeking to terminate;

          (g) By HFB if any of the conditions set forth in Article X (with the exception of those provided in Section 10.5) shall not have been met, or by TI if any of the conditions set forth in Article XI (with the exception of those provided in Section 11.10) shall not have been met, by July 31, 1999, provided, however, that this Agreement shall not be terminated pursuant to this Section 12.1(g) if the relevant condition shall have failed to occur as a result of any act or omission by the party seeking to terminate;

          (h) By TI if HFB or Hemet shall have breached any of the obligations contained in Section 6. l(n);

          (i) by TI, if (i) HFB shall have exercised a right specified in the last sentence of Section 6.1(n) with respect to any Superior Proposal and shall, directly or through agents or representatives, continue any discussions with any third party concerning such Superior Proposal for more than ten (10) Business Days after the date of receipt of such Superior Proposal; or (ii) a Superior Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to HFB which contains a proposal as to price (without regard to the specificity of such price proposal) and HFB shall not have rejected such proposal within ten (10) Business Days of receipt of the date its existence first becomes publicly disclosed, if earlier;

          (j) by HFB, if (i) HFB is not in material breach of the terms of this Agreement, (ii) the Board of Directors of HFB authorizes HFB, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that is a Superior Proposal and HFB notifies TI in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) TI does not make, prior to ten (10) Business Days after receipt of HFB's written notification of its intention to enter into a binding written agreement for a Superior Proposal (the "Alternative Transaction Notice"), an offer that the Board of Directors of HFB determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal, taking into account the long-term prospects and interests of HFB and its stockholders and (iv) HFB prior to such termination pays to TI in immediately available funds the fees, if any, required to be paid pursuant to Section 13.1(c). Without limiting the foregoing, HFB agrees and acknowledges (y) that it cannot terminate this Agreement pursuant to this Section 12.2(j) in order to enter into a binding written agreement referred to in clause (ii) above until at least ten (10) Business Days after receipt by TI of the Alternative Transaction Notice and
     (z) to notify TI promptly if its intention to enter into a written agreement referred to in its Alternative Transaction Notice shall change at any time after giving such notification; or

          (k) by TI, if at December 31, 1998, any holder of an HFB Option shall not have entered into the agreement contemplated by Section 8.3, unless prior to the date that TI gives notice of termination pursuant to this
     Section 12.1(k) all holders of HFB Options shall have entered into the agreement contemplated by Section 8.3 or the HFB Options not theretofore canceled shall expire by their terms prior to the Closing Date.

     12.2 Effect of Termination. In the event of termination of this Agreement by either HFB, Hemet, Guaranty or TI as provided in Section 12.1, neither HFB, Hemet, Guaranty nor TI shall have any further obligation or liability to the other party except (a) with respect to the last sentence of Section 8.5 and the Confidentiality Agreement, dated August 20, 1998; (b) with respect to Section 13.l; (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder; and (d) as described in the Stock Option Agreement attached hereto as Exhibit A, which is governed by its own terms as to termination.

     12.3 Force Majeure. HFB, TI, Guaranty and Hemet agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has failed to observe the material obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                                  ARTICLE XIII

                                 MISCELLANEOUS

     13.1  Expenses.

     (a) HFB hereby agrees that if the Agreement is terminated (i) by TI or by HFB pursuant to Section 12.1(b) with respect to the failure of HFB stockholders to approve the Agreement and the transactions contemplated hereby, or (ii) by TI pursuant to Section 12.1(d), Section 12.1(h) or Section 12.1(k), HFB shall promptly and in any event within ten (10) days after such termination pay TI all Expenses of TI and Guaranty, but not to exceed (x) $1,000,000 if the Agreement is so terminated prior to December 31, 1998, (y) other than as set forth in subclause (z) $1,500,000 if the Agreement is so terminated thereafter or (z) $1,000,000 if the Agreement is terminated pursuant to Section 12.1(k) at any time.

     (b) TI hereby agrees that if the Agreement is terminated by HFB pursuant to
Section 12.1(c), TI shall promptly and in any event within ten (10) days after such termination pay HFB all Expenses of HFB and Hemet, but not to exceed $1,000,000 if the Agreement is so terminated prior to December 31, 1998 and $1,500,000 if the Agreement is so terminated thereafter.

     (c) HFB hereby agrees that: in the event that this Agreement is terminated
(i) by TI pursuant to Section 12.1(i) or (ii) by HFB pursuant to Section 12.1(j), then HFB shall, not later than immediately prior to the time of such termination (in the case of clause (ii)) or not later than ten (10) days after such termination but in no event later than the time immediately prior to the entering into of an agreement concerning a Competing Transaction (in the case of clause (i)), pay TI $4,866,128 in immediately available funds. Notwithstanding anything to the contrary in this Agreement, any amount payable to TI under
Section 13.1(c) shall be reduced dollar-for-dollar by the Notional Total Profit or Total Profit (each as defined in the Stock Option Agreement) attributable to or received by, respectively, TI and any assignees in the aggregate under the Stock Option Agreement.

     (d) Except as otherwise provided herein, all Expenses incurred by TI, HFB, Hemet and Guaranty in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, TI and HFB shall share equally the cost of filing and printing the Proxy Statement and the S-4 Registration Statement.

     (e) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     13.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by overnight courier, registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

            To TI or Guaranty:  Temple-Inland Inc.
                                303 South Temple Drive
                                Diboll, Texas 75941
                                Attention:  M. Richard Warner
                                Facsimile Number: (409) 829-3333
                                Guaranty Federal Bank, F.S.B.
                                8333 Douglas Avenue
                                Dallas, Texas 75225
                                Attention:  Kenneth R. Dubuque
                                Facsimile Number: (512) 434-8289
            With a copy to:     Sullivan & Cromwell
                                1888 Century Park East
                                Los Angeles, California 90067
                                Attention:  Stanley F. Farrar
                                Facsimile Number:  (310) 712-8800
            To HFB or Hemet:    HF Bancorp, Inc.
                                445 E. Florida Avenue
                                Hemet, California 92543
                                Attention:  Richard Cupp
                                Facsimile Number:  (909) 658-8461
            With a copy to:     Manatt, Phelps & Phillips, LLP
                                11355 West Olympic Boulevard
                                Los Angeles, California 90067
                                Attention:  William T. Quicksilver
                                Facsimile Number:
                                (310) 312-4224

     Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, or on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

     13.3 Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean an effect which (i) is material and adverse to the business, financial condition, results of operations or prospects of TI, Guaranty, and their respective subsidiaries taken as a whole, on the one hand, and HFB, Hemet and their respective subsidiaries taken as a whole, on the other hand, as the context may dictate; (ii) significantly and adversely affects the ability of TI, Guaranty, HFB or Hemet, or any of them, to consummate the Mergers by July 31, 1999 or to perform their respective material obligations hereunder; or (iii) enables any Person to prevent consummation by July 31, 1999 of the Mergers; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect the cause of which is:
(A) any change, which is made or becomes effective after the date hereof, in banking or similar laws of general applicability or interpretations thereof by courts or Governmental Entities; (B) any change, which is made or becomes effective after the date hereof, in generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, and applicable to savings associations or savings and loan holding companies; (C) any action or omission of TI or Guaranty, on the one hand, or HFB or Hemet, on the other hand, taken with the prior written consent of the other, as applicable, in contemplation of the Mergers; (D) any changes in general economic conditions affecting financial institutions generally, including, without limitation, general changes in market interest rates; and (E) any expenses or costs reasonably incurred or accrued in connection with the transactions contemplated by this Agreement.

     13.4 Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

     13.5 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

     13.6 Effect of Representations and Warranties. The representations and warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Holding Company Merger.

     13.7 Third Parties. Except with respect to Section 7.6, which is intended to benefit the directors and officers of HFB and its subsidiaries, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to TI, HFB, Guaranty or Hemet as the context may require.

     13.8 Lists; Exhibits; Integration. Each List, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with such Lists, exhibits and letters, and the Confidentiality Agreement dated August 20, 1998 constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith.

     13.9 Knowledge. Whenever any statement herein or in any List, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" of any party or another Person, such knowledge shall mean facts and other information which any director, executive officer or controller knows as a result of the performance of his or her duties and includes such diligent inquiry as is reasonable under the circumstances.

     13.10 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     13.11 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

     13.12 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     13.13 Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Bank Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of TI, Guaranty, HFB or Hemet without action by their respective stockholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

     13.14 Attorneys' Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

                                            TEMPLE-INLAND INC.

                                            By:
                                              ----------------------------------
                                                President and Chief Operating
                                                Officer

                                            GUARANTY FEDERAL BANK, F.S.B.

                                            By:
                                              ----------------------------------
                                                President and Chief Executive
                                                Officer

                                            HF BANCORP, INC.

                                            By:
                                              ----------------------------------
                                                President and Chief Executive
                                                Officer

                                            HEMET FEDERAL SAVINGS & LOAN
                                            ASSOCIATION

                                            By:
                                              ----------------------------------
                                                President and Chief Executive
                                                Officer

                                  EXHIBIT LIST

A  STOCK OPTION AGREEMENT

B  AGREEMENT OF BANK MERGER

C  FORM OF SHAREHOLDER'S AGREEMENT

D  FORM OF AFFILIATE LETTER

                                                                      APPENDIX B

                                                                January 29, 1999

The Board of Directors
HF Bancorp, Inc.
445 East Florida Avenue
Hemet, California 92543

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness from a financial point of view to the common shareholders of HF Bancorp, Inc. ("Hemet") of the consideration to be paid (the "Merger Consideration") to the shareholders of Hemet in connection with the proposed acquisition of Hemet by Temple-Inland Inc. ("TI"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 14, 1998 by and among Hemet, Hemet Federal Savings Bank, TI, and Guaranty Federal Bank, F.S.B.

     As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of Hemet stock, par value $0.01 per share ("Hemet Common Stock"), except for any dissenting shares and except for shares held by TI and its subsidiaries or by Hemet and its subsidiaries (in both cases, other than shares held on a fiduciary capacity), will be entitled to receive, at the election of the holder thereof as is more fully described in the Merger Agreement, Merger Consideration of:

          i. $18.50 per share payable in cash, or

          ii. A fraction of a share of TI ("TI Common Stock"), $1.00 par value per share, equal to the number obtained by dividing $18.50 by the average closing price of TI (such number being referred to as the "Exchange Ratio").

     The issuance of TI Common Stock will depend on a sufficient number of Hemet shareholders electing to receive TI Common Stock to allow for a tax-free opinion on the Common Stock portion of the consideration paid. If TI Common Stock is issued, the Exchange Ratio will be based upon the average daily closing price of TI stock on the NYSE as reported in the Wall Street Journal for the 10 consecutive trading days ending on the fourth business day prior to the closing of the Merger.

     The Merger is expected to be considered and voted upon by the shareholders of Hemet at a special shareholders' meeting to be held as soon as practicable. The terms and conditions of the merger are more fully set forth in the Merger Agreement. The reader is urged to carefully read all of the terms of the Merger Agreement, which is reproduced in its entirety elsewhere in the Proxy Statement.

     Keefe, Bruyette & Woods, Inc. ("KBW"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwritings, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of Hemet and TI, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to Hemet. KBW has served as financial advisor to Hemet in the negotiation of the Merger Agreement and in rendering this fairness opinion and will receive a fee from Hemet for those services.

     In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Hemet and TI and the Merger, including among other things, the following:

          i. Reviewed the Merger Agreement;

          ii. Reviewed certain historical financial and other information concerning Hemet and TI;

          iii. Reviewed certain historical financial and other information concerning Hemet and TI for the three years ended June 30, 1998 for Hemet, and January 3, 1998 for TI and certain interim quarterly reports, including Hemet's and TI's Annual Reports to Stockholders and Annual Reports on Forms 10-K, and certain interim quarterly reports on Form 10-Q for 1998;

          iv. Reviewed the historical market prices and trading activity for the shares of Hemet and TI and compared them with those of certain publicly traded companies which we deemed to be relevant;

          v. Held discussions with senior management of Hemet and TI with respect to their past and current financial performance, financial condition and future prospects;

          vi. Reviewed certain internal financial data, projections and other information of Hemet, including financial projections prepared by management;

          vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Hemet and TI from a financial point of view with certain of these institutions;

          viii. Compared the consideration to be paid by TI pursuant to the Merger Agreement with the consideration paid by acquirors in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

          ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Hemet and TI as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for Hemet and TI are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Hemet, TI, or any of their respective subsidiaries nor did we verify any of Hemet's or TI's books or records or review any individual loan or credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical financial position and results of operations of Hemet and TI;
(ii) the assets and liabilities of Hemet and TI; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the Merger is fair to the shareholders of Hemet from a financial point of view.

                                            Very truly yours,

                                            Keefe, Bruyette & Woods, Inc.

                                                                      APPENDIX C

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
     Copyright (C) 1975-1998 by The State of Delaware. All rights reserved.
                     Current through End of 1998 Reg. Sess.

SECTION 262  Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                   OPINION OF MANATT, PHELPS, & PHILLIPS, LLP
                         REGARDING CERTAIN TAX MATTERS

     To be filed by amendment

                                                                      APPENDIX E

                             STOCK OPTION AGREEMENT

     This AGREEMENT is dated as of November 14, 1998, between Temple-Inland Inc. ("Grantee"), a Delaware corporation, and HF Bancorp, Inc., a Delaware corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Grantee and Issuer have approved an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof which contemplates the acquisition of Issuer by Grantee and the acquisition of Hemet Federal Savings & Loan Association ("Issuer Bank") by Guaranty Federal Bank, F.S.B. ("Acquiror Bank");

     WHEREAS, as a condition to Grantee's having entered into the Merger Agreement and in consideration therefor, Issuer has agreed to grant to Grantee the option set forth herein to purchase shares of Issuer's authorized but unissued common stock, par value $.01 per share ("Common Stock").

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an option (the "Option") to purchase up to 1,272,665 shares of fully paid and nonassessable Common Stock (the "Option Shares"), at a price of $16.0625 per share (the "Exercise Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the total number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to this Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

     2. Exercise of Option.

     (a) Grantee may exercise the Option, in whole or in part, in accordance with and to the extent permitted by applicable law at any time or from time to time but only upon or after the occurrence of a Purchase Event (as that term is defined in paragraph (b) of this section); provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "Expiration Date") of (i) the date of termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement by Grantee pursuant to Section 12.1(b) or Section 12.1(d) (if prior to such termination pursuant to Section 12.1(b) or Section 12.1(d) there shall have occurred a Preliminary Purchase Event or a Purchase Event) or Section 12.1(a) (if Grantee shall at that time have been entitled to terminate the Merger Agreement pursuant to Section 12.1(d) and a Preliminary Purchase Event or a Purchase Event had occurred prior to such termination), Section 12.1(h) or Section 12.1(i)); (ii) the time immediately prior to the Effective Time of the Holding Company Merger; (iii) eighteen months following the occurrence of the earliest to occur of (A) the date of termination of the Merger Agreement by Grantee pursuant to Section 12.1(b) or Section 12.1(d) (if prior to such termination pursuant to Section 12.1(b) or Section 12.1(d) there shall have occurred a Preliminary Purchase Event or a Purchase Event) or Section 12.1(a) (if Grantee shall at that time have been entitled to terminate the Merger Agreement pursuant to Section 12.1(d) and a Preliminary Purchase Event or a Purchase Event had occurred prior to such termination), Section 12.1(h) or Section 12.1(i) and (B) the date of first occurrence of a Preliminary Purchase Event or a Purchase Event; or (iv) the date that the aggregate amount received by TI under Section 13.1(c) of the Merger Agreement together with the Notional Total Profit or Total Profit attributable to or received hereunder in the aggregate by all Grantees equals $4,866,128. Notwithstanding the foregoing, Issuer shall not be obligated to issue the Option Shares upon exercise of the Option (i) in the absence of any required governmental or regulatory waiver, consent or approval necessary for Issuer to issue such Option Shares or for Grantee or any transferee to exercise the Option or prior to the expiration or termination of any waiting period required by law, (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares or (iii) if at such time Grantee or Acquiror Bank shall be in material breach of the agreements or covenants contained in the Merger Agreement. Further, the rights set forth in
Section 6 hereof shall terminate on the Expiration Date.

     (b) As used herein, a "Purchase Event" shall have occurred when:

          (i) Issuer, Issuer Bank or any subsidiary of Issuer (without prior written consent of Grantee) enters into an agreement with any Person (other than Grantee or any of its affiliates or subsidiaries) pursuant to which such Person would: (x) merge or consolidate with, or enter into any similar transaction with Issuer, Issuer Bank or any other subsidiary of Issuer (other than a merger, consolidation or similar transaction involving solely Issuer and one or more of its wholly owned subsidiaries), (y) purchase, lease or otherwise acquire all or substantially all of the assets of Issuer or Issuer Bank or (z) purchase or otherwise acquire (by merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting shares of Issuer or Issuer Bank (the transactions referred to in subparagraph (x), (y) and (z) are referred to as an "Acquisition Transaction");

          (ii) any Person or group of Persons (other than Grantee or any of its affiliates or subsidiaries) acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing 15% or more of the voting shares of Issuer or Issuer Bank (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder);

          (iii) a public announcement by Issuer, Issuer Bank or any Person involved with Issuer or Issuer Bank therewith of the authorization, recommendation or endorsement by Issuer of an Acquisition Transaction, Exchange Offer (as defined below) or Tender Offer (as defined below) or a public announcement by Issuer, Issuer Bank or any Person involved with Issuer or Issuer Bank therewith of an intention to authorize, recommend or endorse an Acquisition Transaction, Exchange Offer or Tender Offer;

          (iv) the shareholders of Issuer fail to approve the business combination contemplated by the Merger Agreement at any meeting of such shareholders which has been held for that purpose or any adjournment or postponement thereof, the failure of such a shareholder meeting to occur prior to termination of the Merger Agreement or the withdrawal or modification (in a manner adverse to Grantee in any respect) of the recommendation of Issuer's Board of Directors that the shareholders of Issuer approve the Holding Company Merger and the Merger Agreement in each case, after there shall have been a public announcement that any Person (other than Grantee or any of its affiliates or subsidiaries), shall have
     (a) made or publicly disclosed an intention to make a proposal to engage in an Acquisition Transaction, (b) commenced a Tender Offer, or filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an Exchange Offer or (c) filed an application (or given a notice to) with the Office of Thrift Supervision or other federal or state bank regulatory authority which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

          (v) after a proposal is made by a third party to Issuer or any of its subsidiaries or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to make such a proposal if the Merger Agreement terminates and/or the Option expires, Issuer or Issuer Bank shall have willfully breached any covenant or obligation contained in the Merger Agreement and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both).

     (c) As used herein, "Preliminary Purchase Event" shall have occurred when:

          (i) any Person or group of Persons (other than Grantee or any of its affiliates or subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of

     1934, as amended (the "Exchange Act")) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to a tender offer or exchange offer to purchase any shares of Common Stock such that such Person would own or control 10% or more of the shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively);

          (ii) any Person (other than Grantee or any of its affiliates or subsidiaries) shall have filed an application with or given a notice to the Office of Thrift Supervision or other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction, Exchange Offer or Tender Offer; or

          (iii) The occurrence of an event described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) thereof shall be at least 10%.

     (d) If a Purchase Event has occurred, the Option shall continue to be exercisable until its termination in accordance with Section 2(a) hereof. Issuer shall notify Grantee promptly in writing upon learning of the occurrence of a Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to transfer or exercise the Option.

     (e) In the event a Purchase Event occurs, Grantee may elect to exercise the Option. If Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which shall be referred to herein as the "Notice Date") which specifies (i) the total number of Option Shares to be purchased, and (ii) a place and date not earlier than two Business Days nor later than ten
(10) Business Days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided, however, that if prior notification to or approval of the Office of Thrift Supervision or any other regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

     3. Payment and Delivery of Certificates; Grantee Representation.

     (a) If Grantee elects to exercise the Option, then at the Closing, Grantee shall pay to Issuer the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank designated by Issuer.

     (b) At such Closing, simultaneously with the delivery of the purchase price for the Option Shares as provided in paragraph (a) hereof, Issuer shall deliver to Grantee a certificate or certificates, registered in the name of Grantee or its designee, representing the number of Option Shares purchased by Grantee. Such certificates may be endorsed with a legend which shall read as follows:

        THE SALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE ACCORDINGLY SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE ACT. THE TRANSFER OF SUCH SHARES IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A REQUEST THEREFOR.

Any such legend shall be removed by delivery of a substitute certificate without such legend if Grantee shall have delivered to Issuer an opinion of counsel, in form and substance satisfactory to Issuer, that such legend is not required for purposes of assuring compliance with applicable securities or other law or with this Agreement.

     (c) Except as otherwise provided herein, Grantee hereby represents and warrants to Issuer that the Option is being, and any Option Shares issued upon exercise of the Option will be, acquired by Grantee for its own account and not with a view to any distribution thereof, and Grantee will not sell any Option Shares purchased pursuant to exercise of the Option except in compliance with applicable securities and other laws.

     4. Representations; Covenants. Issuer hereby represents and warrants to and agrees with Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles, whether such enforcement is sought in law or equity.

          (b) The execution and delivery by Issuer of this Agreement and the consummation of the transactions herein contemplated do not and will not violate or conflict with Issuer's Certificate of Incorporation or Bylaws, any statute, regulation, judgment, order, writ, decree or injunction applicable to Issuer (other than as may be effected by Grantee's ownership of Issuer Common Stock exceeding certain limits set forth by statute or regulation) or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/or lapse of time would constitute a default) under, result in a termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Issuer under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which Issuer is a party, or by which Issuer or any of its properties or assets may be bound or affected.

          (c) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option a number of shares of Common Stock sufficient to satisfy the exercise of the Option in full, all of which Common Stock, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, security interests and preemptive rights.

          (d) Issuer agrees that it will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

          (e) Issuer shall promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec.18a and regulations promulgated thereunder and (y) in the event, under any federal or state banking law, prior approval of or notice to the Federal Reserve Board, the Office of Thrift Supervision or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board, the Office of Thrift Supervision or such state regulatory authority as they may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and to protect the rights of Grantee against dilution.

     5. Adjustment Upon Changes in Capitalization.

     (a) In the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to Common Stock, the type and number of shares or securities subject to the Option and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date thereof, as applicable. If any shares of Common Stock are issued after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in the first sentence of this Section 5(a)), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, such number, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to this Option. Nothing contained in this Section 5(a) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     (b) In the event that Issuer, shall, prior to the Expiration Date, enter in an agreement: (i) to consolidate with or merge into any Person, other than Grantee or one of its affiliates or subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than Grantee or one of its affiliates or subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets or any of its affiliates or subsidiaries to any Person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Succeeding Corporation (as defined below), (y) any Person that controls the Succeeding Corporation, or (z) in the case of a merger described in clause (ii), Issuer (in each case, such Person being referred to as the "Substitute Option Issuer.")

     (c) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of the Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (d) The Substitute Option shall otherwise have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the form as this Agreement, which shall be applicable to the Substitute Option.

     (e) The following terms have the meanings indicated:

          (i) "Succeeding Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving Person, and (z) the transferee of all or any substantial part of Issuer assets (or the assets of its subsidiaries).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (x) the price per share of Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any Person (other than Grantee or any of its affiliates or its subsidiaries) (y) the price per share of Common Stock to be paid by any Person (other than Grantee or any of its affiliates or subsidiaries) pursuant to an agreement with Issuer, and (z) the highest closing sales price per share of Common Stock as quoted on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) within the six-month period immediately preceding the agreement referred to in (y); provided, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, divided by the number of shares of Common Stock outstanding at the time of such sale. In the event that an Exchange Offer is made for Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally-recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, the Succeeding Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee, in either case whose determination shall be conclusive and binding on all parties.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, provided, however, that if such closing price is not ascertainable due to an absence of a public market for the Substitute Common Stock, "Average Price" shall mean the higher of (i) the price per share of Substitute Common Stock paid or to be paid by any third party pursuant to an agreement with the issuer of the Substitute Common Stock and (ii) the book value per share, calculated in accordance with generally accepted accounting principles, of the Substitute Common Stock immediately prior to exercise of the Substitute Option; provided, further, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the Person merging into Issuer or by any company which controls or is controlled by such merging Person, as Grantee may elect.

     (f) In no event pursuant to any of foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Substitute Option Issuer, whose determination shall be conclusive and binding on the parties.

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 5 unless the Succeeding Corporation and any Person that controls the Succeeding Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 5 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by the Substitute Option Issuer).

     6. Purchase of Option Shares and Options by Issuer.

     (a) From and after the first date a transaction specified in Section 5(b) herein is consummated (the "Repurchase Event"), and subject to the last sentence of Section 2(a), Section 9 and applicable regulatory and legal restrictions, Grantee, after having exercised any Option in whole or in part, shall have the right to require Issuer to purchase some or all of the Option Shares at a purchase price per share (the "Purchase Price") equal to the highest of (i) 100% of the Exercise Price, (ii) the highest price paid or agreed to be paid for shares of Common Stock by an Acquiring Person (as defined in paragraph (b) of this Section) in any tender offer, exchange offer or other transaction or series of related transactions involving the acquisition of 10% or more of the outstanding shares of Common Stock during the one-year period immediately preceding the Purchase Date (as defined in paragraph (e) of this Section), (iii) the highest closing price for shares of Common Stock as reported on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer), within the 90-day period ending on the Purchase Date and (iv) in the event of a sale of all or substantially all of Issuer's assets, (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, whose determination shall be conclusive and binding on the parties hereto, divided by (y) the number of shares of Common Stock then outstanding. In the event that any of the consideration paid or agreed to be paid by an Acquiring Person for any shares of Common Stock or for any of Issuer's assets consists in whole or in part of securities, the value of such securities for purposes of determining the Purchase Price shall be determined (i) if there is an existing public trading market therefor, by the average of the last sales prices for such securities on the twenty (20) trading days ending three trading days prior to the payment of such consideration (if such consideration has been paid) or prior to the date of determination (if such consideration has not yet been paid) and (ii) if there is no existing public trading market for such securities, by a recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, whose determination shall be conclusive and binding on the parties hereto.

     (b) For purposes of this Agreement, "Acquiring Person" shall mean a Person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder) other than Grantee or an affiliate or subsidiary of Grantee who on or after the date of this Agreement engages in a transaction which gives rise to a Purchase Event.

     (c) Subject to applicable regulatory and legal restrictions and the last sentence of Section 2(a), from and after a Repurchase Event and after Grantee receives official notice that an approval of the Office of Thrift Supervision, or any other regulatory authority, required for the exercise of the Option and purchase of the Option Shares will not be issued or granted, Grantee shall, subject to Section 9, have the right to require Issuer to purchase some or all of the Options held by Grantee at a price equal to the Purchase Price minus the Exercise Price on the Purchase Date (as defined in paragraph (e) of this Section) multiplied by the number of shares of Common Stock that may be purchased on the Purchase Date upon the exercise of the Options elected to be purchased.

     (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 6. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Purchase Price that it is no longer prohibited from delivering, within five (5) Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to this Section 6 is prohibited under applicable law or regulation from delivering to Grantee the Purchase Price in full Grantee may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee that portion of the Purchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either a new Agreement evidencing the right to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or a certificate for the number of Option Shares covered by the revocation. Notwithstanding anything else herein to the contrary, Grantee's right to require Issuer to purchase some or all of the Option Shares or some or all of the Options shall expire on the date which is the earlier to occur of the (a) Expiration Date and (b) one year following the Repurchase Event or, with respect to any Option Shares or Options that Issuer is prohibited under applicable law or regulation from repurchasing, the date that is the earlier to occur of the (a) Expiration Date and (b) one year following the date on which Issuer is no longer prohibited from purchasing such Option Shares or Options, as the case may be.

     (e) Grantee may exercise its right to require Issuer to purchase the Option Shares or Options (collectively, "Securities") pursuant to this Section by surrendering for such purpose to Issuer, at its principal office or at such other office or agency maintained by Issuer for that purpose, within the period specified above, the certificates or other instruments representing the Securities to be purchased accompanied by a written notice stating that it elects to require Issuer to purchase all or a specified number of such Securities. Within five Business Days after the surrender of such certificates or instruments and the receipt of such notice relating thereto, to the extent it is legally permitted to do so, Issuer shall deliver or cause to be delivered to Grantee (i) a bank cashier's or certified check payable to Grantee in an amount equal to the applicable purchase price therefor, and (ii) if less than the full number of Securities evidenced by the surrendered instruments are being purchased, a new certificate or instrument, for the number of Securities evidenced by such surrendered certificates or other instruments less the number of Securities purchased. Such purchases shall be deemed to have been made at the close of business on the date (the "Purchase Date") of the receipt of such notice and of such surrender of the certificates or other instruments representing the Securities to be purchased and the rights of Grantee, except for the right to receive the applicable purchase price therefor in accordance herewith, shall cease on the Purchase Date.

     7. Registration Rights. As promptly as practicable upon Grantee's request after a Purchase Event, Issuer agrees to prepare and file a registration statement ("Registration Event") under federal and any applicable state securities laws to the extent permitted by applicable laws and regulations, with respect to any proposed dispositions by Grantee of all or any part of the Option or any or all of the Option Shares, and to use its commercially reasonable efforts to cause any such registration statement to become effective as expeditiously as possible and to keep such registration effective for a period of not less than 180 days unless, in the written opinion of counsel to Issuer, addressed to Grantee and satisfactory in form and substance to Grantee and its counsel, registration is not required for such proposed transactions. Issuer shall be required to file only two such registration statements during the three year period following the date of the first Purchase Event and shall have no obligation to file such a registration statement at any time which is three years or later after the first Purchase Event. All reasonable fees, expenses and charges of any kind or nature whatsoever incurred in connection with any registration of, or the preparation of any prospectus relating to, the Option Shares pursuant to this Section 7 shall be borne and paid by Issuer (except for underwriting discounts or commissions and brokers' fees of Grantee related thereto). In addition, if the Issuer proposes to register Common Stock or any other securities on a form that would permit the registration of the Option Shares for public sale under the Securities Act (whether proposed to be offered for sale by the Issuer or any other Person) it will give prompt written notice to Grantee of its intention to do so, specifying the relevant terms of such proposal, including the proposed maximum offering price thereof. Upon the written notice of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered to the Issuer within 15 Business Days after the giving of any such notice, which request shall specify the number of Option Shares desired to be disposed by Grantee, the Issuer will use its commercially reasonable efforts to effect, in connection with its proposed registration, the registration under the Securities Act of the Option Shares set forth in such request. Issuer shall be required to effect no more than three such registrations (each, a "piggy-back registration"). In the event Grantee exercises its registration rights under this Section 7, Issuer shall provide Grantee, its affiliates, each of their respective officers and directors and any underwriters used by Grantee, with indemnifications, representations and warranties and shall cause its attorneys and accountants to deliver to Grantee and any such underwriters attorneys' opinions and "comfort letters", all of a type customarily provided or delivered in connection with public underwritten offerings of securities. The foregoing notwithstanding, if, at the time of any request by Grantee for piggy-back registration of Option Shares as provided above, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Issuer Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Grantee and the Issuer in aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 7 shall be permitted or occur. Notwithstanding the foregoing, Issuer shall have the right to delay (a "Delay Right") a Registration Event for a period of up to sixty days, in the event it receives a request from Grantee to effect a Registration Event, if Issuer determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide material financing plans of Issuer or would require disclosure of information, the premature disclosure of which could materially adversely affect Issuer or any transaction under active consideration by Issuer. Issuer shall have the right to exercise two Delay Rights in any eighteen month period. Notwithstanding anything to the contrary stated herein, Issuer shall not be required to register Options or Option Shares under the Securities Act pursuant to this Section 7 (a) on more than one occasion during any calendar year or (b) within 180 days after the effective date of any registration referred to in this
Section 7 pursuant to which Grantee was afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested.

     8. Listing.

     If Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange or automated quotation system, Issuer, or any successor thereto, upon the request of the holder of the Option, will promptly file an application, if required, to authorize for listing or trading or quotation the shares of Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange or automated quotation system and will use its best efforts to obtain approval, if required, of such listing or quotation as soon as possible.

     9. Limitations on Total Profit and Notional Total Profit.

     (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined below in Section 9(c) hereof) exceed $4,866,128 and, if such Total Profit otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to the Option, (ii) pay cash to Issuer, or (iii) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $4,866,128 after taking into account the foregoing actions.

     (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below in Section 9(d) hereof) of more than $4,866,128; provided, that nothing in this sentence restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 6 hereof, (ii)(x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 6 hereof, less (y) Grantee's purchase price for such Option Shares, (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares may be converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of any Option (or any portion thereof) to any unaffiliated party, (v) any equivalent amount with respect to the Substitute Option, and (vi) any amount paid by Issuer pursuant to Section 13.1(c) of the Merger Agreement.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     (e) It is expressly agreed and understood that the calculation at any time of Total Profit or Notional Total Profit with respect to any Grantee shall aggregate and include the Total Profit or Notional Total Profit received or deemed to be received at any time by all Grantees.

     10. Miscellaneous.

     (a) Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     (c) Assignment. At any time after a Purchase Event occurs, Grantee may sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, by issuing Options or otherwise, to any Person or group of Persons, subject to applicable law, rule or regulation. In order to effectuate the foregoing, Grantee shall be entitled to surrender this Agreement to Issuer in exchange for two or more Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder. The term "Grantee" as used in this Agreement shall also be deemed to refer to any and all of Grantee's permitted assigns, with such modifications to the context as are required to vest in such permitted assignees the full benefits and obligations afforded by this Agreement.

     (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by confirmed facsimile transmission or sent by registered or certified mail or overnight courier, postage prepaid, with return receipt requested, at the respective

\addresses of the parties set forth in the Merger Agreement or as otherwise notified to the other parties in writing.

          To Grantee:             Temple-Inland Inc.
                                  303 South Temple Drive
                                  Diboll, Texas 75941
                                  Attention: M. Richard Warner
                                  Facsimile Number: (409) 829-3333
          With a copy to:         Sullivan & Cromwell
                                  1888 Century Park East
                                  Los Angeles, California 90067
                                  Attention: Stanley F. Farrar
                                  Facsimile Number: (310) 712-8800
          To Issuer:              HF Bancorp, Inc.
                                  445 E. Florida Avenue
                                  Hemet, California 92543
                                  Attention: Richard Cupp
                                  Facsimile Number: (909) 658-8461
          With a copy to:         Manatt, Phelps & Phillips, LLP
                                  11355 West Olympic Boulevard
                                  Los Angeles, California 90064
                                  Attention: William T. Quicksilver, Esq.
                                  Facsimile Number: (310) 312-4224

A party may change its address for notice purposes by written notice to the other party hereto.

     (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f) Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms or conditions or were otherwise breached and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the parties in the event that this Agreement is not performed in accordance with its terms or conditions or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

     (g) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 10(d) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (h) Best Efforts. Each of Grantee and Issuer will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Office of Thrift Supervision for approval to acquire the shares issuable hereunder.

     (i) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (j) Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     (k) Further Assurances. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (l) Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, as of the day and year first written above.

                                            TEMPLE-INLAND INC.

                                            By:
                                              ----------------------------------
                                                President and Chief Operating
                                                Officer

                                            HF BANCORP, INC.

                                            By:
                                              ----------------------------------
                                                President and Chief Executive
                                                Officer

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of Delaware (the "DGCL") permits a corporation to limit the personal liability of its directors in certain cases. Article Eleventh of Temple-Inland's Certificate of Incorporation provides that no director of Temple-Inland shall be personally liable to Temple-Inland or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to Temple-Inland or its stockholders, (ii) for any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.

     Section 145 of the DGCL permits indemnification in cases where a director or officer has been successful in defending any claim or proceeding and permits indemnification, even if a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he reasonably believed was in, or not opposed to, the best interest of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his conduct was unlawful. In the case of a claim by a third party (that is, a party other than the corporation), the DGCL permits indemnification for judgments, fines and amounts paid in settlement, as well as expenses. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), indemnification under the DGCL is limited to expenses, but does not cover judgments or amounts paid in settlement, and no indemnification of expenses is permitted if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper. The DGCL also permits the advancement of expenses to directors and officers upon receipt by the corporation of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified.

     Article VI of Temple-Inland's By-Laws generally provides that, subject to certain limitations, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed legal action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of Temple-Inland or is or was a director, officer or employee of Temple-Inland or a direct or indirect wholly owned subsidiary of Temple-Inland (except Guaranty Federal Bank, F.S.B.) or is or was serving at the request of the corporation as a director, officer, employee or agent of any such subsidiary or another company, savings and loan association, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent authorized by the DGCL, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Temple-Inland (and with respect to a criminal action, had no reason to believe his conduct was unlawful) except that with respect to actions brought by or in the right of Temple-Inland, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to Temple-Inland, unless and only to the extent that the applicable court determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Such indemnification shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Article VI provides that Temple-Inland may pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to Temple-Inland of an undertaking, by or on behalf of such director, officer, employee or agent to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VI.

     Both the DGCL and Article VI of Temple-Inland's By-laws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have. Temple-Inland has entered into indemnification agreements with each of its directors that are intended to assure the directors that they will be indemnified to the fullest extent permitted by Delaware law.

     Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. Under an insurance policy maintained by Temple-Inland, Temple-Inland is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity, and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by Temple-Inland.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling Temple-Inland pursuant to the foregoing provisions, Temple-Inland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          2.01           -- Agreement and Plan of Merger (Incorporated by reference to Appendix A to the Proxy Statement-Prospectus included
                            in this Registration Statement.)
          2.02           -- Stock Option Agreement (Incorporated by reference to
                            Appendix E to the Proxy Statement-Prospectus included in
                            this Registration Statement.)
          3.01           -- Certificate of Incorporation of Temple-Inland(1), as
                            amended effective May 4, 1987(2), as amended effective
                            May 4, 1990(3)
          3.02           -- Amended and Restated Bylaws of Temple-Inland(4)
          4.01           -- Form of Specimen Common Stock Certificate of
                            Temple-Inland(5)
          4.02           -- Indenture dated as of September 1, 1986, between the
                            Registrant and Chemical Bank, as Trustee (6), as amended
                            by First Supplemental Indenture dated as of April 15,
                            1988, as amended by Second Supplemental Indenture dated
                            as of December 27, 1990 (7), and as amended by Third
                            Supplemental Indenture dated as of May 9, 1991(8)
          4.03           -- Form of Specimen Medium-Term Note of the Company(6)
          4.04           -- Form of Fixed-rate Medium Term Note, Series B, of the
                            Company(7)
          4.05           -- Form of Floating-rate Medium Term Note, Series B, of the
                            Company(7)
          4.06           -- Form of 9% Note due May 1, 2001, of the Company(9)
          4.07           -- Form of Fixed-rate Medium Term Note, Series D, of the
                            Company(10)
          4.08           -- Form of Floating-rate Medium Term Note, Series D, of the
                            Company(10)
          4.09           -- Certificate of Designation, Preferences and Rights of
                            Series A Junior Participating Preferred Stock, dated
                            February 16, 1989(11)
          4.10           -- Rights Agreement, dated February 3, 1989, between the
                            Company and NCNB Texas National Bank, Dallas, Texas, as
                            Rights Agent(12)
          4.11           -- Form of 7.25% Note due September 15, 2004, of the
                            Company(13)
          4.12           -- Form of 8.25% Debenture due September 15, 2022, of the
                            Company(13)
          4.13           -- Form of Fixed-rate Medium Term Note, Series F, of the
                            Company(14)
          4.14           -- Form of Floating-rate Medium Term Note, Series F, of the
                            Company(14)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          5.01           -- Opinion of M. Richard Warner, Esq.(15)
          8.01           -- Tax opinion of Manatt, Phelps & Phillips, LLP(15)
         23.01           -- Consent of Ernst & Young LLP(16)
         23.02           -- Consent of Deloitte & Touche LLP(16)
         23.03           -- Consent of Manatt, Phelps & Phillips, LLP (contained in
                            Exhibit 8.01)(15)
         23.04           -- Consent of M. Richard Warner, Esq. (contained in Exhibit
                            5.01)(15)
         24.01           -- Power of Attorney(16)
         99.01           -- Form of proxy for holders of common stock of HF Bancorp,
                            Inc.(15)

---------------

 (1) Incorporated by reference to Registration Statement No. 2-87570 on Form S-1 filed by the Company with the Commission.

 (2) Incorporated by reference to Post-effective Amendment No. 2 to Registration Statement No. 2-88202 on Form S-1 filed by the Company with the Commission.

 (3) Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement No. 33-25650 on Form S-8 filed by the Company with the Commission.

 (4) Incorporated by reference to the Company's Form 10-K for the year ended January 2, 1993.

 (5) Incorporated by reference to Registration Statement No. 33-27286 on Form S-8 filed by the Company with the Commission.

 (6) Incorporated by reference to Registration Statement No. 33-8362 on Form S-1 filed by the Company with the Commission.

 (7) Incorporated by reference to the Company's Form 8-K filed with the Commission on December 27, 1990.

 (8) Incorporated by reference to Registration Statement No. 33-40003 on Form S-3 filed by the Company with the Commission.

 (9) Incorporated by reference to the Company's Form 8-K filed with the Commission on May 2, 1991.

(10) Incorporated by reference to Registration Statement No. 33-43978 on Form S-3 filed by the Company with the Commission.

(11) Incorporated by reference to the Company's Form 10-K for the year ended December 31, 1988.

(12) Incorporated by reference to the Company's Form 8-K filed with the Commission on February 16, 1989.

(13) Incorporated by reference to Registration Statement No. 33-50880 on Form S-3 filed by the Company with the Commission.

(14) Incorporated by reference to the Company's Form 8-K filed with the Commission on June 2, 1998.

(15) To be filed by amendment.

(16) Filed herewith.

ITEM 22. UNDERTAKINGS

     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto authorized, in the city of Diboll, Texas, on January 29, 1999.

                                            TEMPLE-INLAND INC.
                                            (Registrant)

                                            By:    /s/ CLIFFORD J. GRUM
                                              ----------------------------------
                                                      Clifford J. Grum,
                                                  Chairman of the Board and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                   CAPACITY                   DATE
                      ---------                                   --------                   ----

                /s/ CLIFFORD J. GRUM                   Director, Chairman of the
-----------------------------------------------------  Board, and Chief Executive
                  Clifford J. Grum                     Officer

             /s/ KENNETH M. JASTROW, II                Director, President, Chief      January 29, 1999
-----------------------------------------------------  Operating Officer, and Chief
               Kenneth M. Jastrow, II                  Financial Officer

                 /s/ DAVID H. DOLBEN                   Vice President and Chief        January 29, 1999
-----------------------------------------------------  Accounting Officer
                   David H. Dolben

                  /s/ ROBERT CIZIK                     Director                        January 29, 1999
-----------------------------------------------------
                    Robert Cizik

                /s/ ANTHONY M. FRANK                   Director                        January 29, 1999
-----------------------------------------------------
                  Anthony M. Frank

                /s/ WILLIAM B. HOWES                   Director                        January 29, 1999
-----------------------------------------------------
                  William B. Howes

                 /s/ BOBBY R. INMAN                    Director                        January 29, 1999
-----------------------------------------------------
                   Bobby R. Inman

               /s/ HERBERT A. SKLENAR                  Director                        January 29, 1999
-----------------------------------------------------
                 Herbert A. Sklenar

                 /s/ WALTER P. STERN                   Director                        January 29, 1999
-----------------------------------------------------
                   Walter P. Stern

                /s/ ARTHUR TEMPLE III                  Director                        January 29, 1999
-----------------------------------------------------
                  Arthur Temple III

                /s/ CHARLOTTE TEMPLE                   Director                        January 29, 1999
-----------------------------------------------------
                  Charlotte Temple

                 /s/ LARRY E. TEMPLE                   Director                        January 29, 1999
-----------------------------------------------------
                   Larry E. Temple

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------

          2.01           -- Agreement and Plan of Merger (Incorporated by reference to Appendix A to the Proxy Statement-Prospectus included
                            in this Registration Statement.)
          2.02           -- Stock Option Agreement (Incorporated by reference to
                            Appendix E to the Proxy Statement-Prospectus included in
                            this Registration Statement.)
          5.01           -- Opinion of M. Richard Warner, Esq.*
          8.01           -- Tax opinion of Manatt, Phelps & Phillips, LLP*
         23.01           -- Consent of Ernst & Young LLP
         23.02           -- Consent of Deloitte & Touche LLP
         23.03           -- Consent of Manatt, Phelps & Phillips, LLP (contained in
                            Exhibit 8.01)*
         23.04           -- Consent of M. Richard Warner, Esq. (contained in Exhibit
                            5.01)*
         24.01           -- Power of Attorney
         99.01           -- Form of proxy for holders of common stock of HF Bancorp,
                            Inc.*

---------------

* To be filed by amendment.